UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 3)

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MYLAN N.V.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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PRELIMINARY—SUBJECT TO COMPLETION

Dear Mylan N.V. Shareholders:

Over the past decade, Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands (“Mylan”), has undergone a strategic transformation from a domestic generics company into a global leader in the pharmaceutical industry—one with unprecedented scale in our operating platform, diversity in our portfolio, and significant control over the cost and quality of our products. In addition to the cultivation of numerous organic growth drivers, a key aspect of our transformation and growth has been meaningful participation in the ongoing consolidation of the global pharmaceutical industry. Mylan has been highly active in evaluating—and acquiring—strategic companies and assets within the industry that will effectively build on our operating platform and commercial presence, complement our existing strengths and capabilities, enhance our financial flexibility, strengthen our competitive position, and deliver additional value to our shareholders and other stakeholders, including employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates.

While many companies talk about their long term growth strategies, Mylan has followed through with a series of strategic acquisitions in recent years, including Matrix Laboratories and the generics business of Merck KGaA in 2007, Bioniche Pharma in 2010, Agila Specialties in 2013 and, most recently, Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business earlier this year, resulting in increased revenues, synergies ahead of our target levels, robust growth in adjusted earnings per share and significant benefits to Mylan’s shareholders and other stakeholders.

In furtherance of this strategy, Mylan identified Perrigo Company plc, a public limited company incorporated under the laws of Ireland (“Perrigo”), as an exceptional company and the right next strategic transaction for Mylan. We believe that the combination of Mylan and Perrigo would deliver to Mylan’s and Perrigo’s shareholders significantly greater near-term and long-term value than they could otherwise obtain on a standalone basis and would further the interests of Mylan’s other stakeholders. The combination of Mylan and Perrigo demonstrates clear and compelling industrial logic and we expect this combination to result in a combined company that has complementary businesses and cultures, unmatched scale in its operations and ability to deliver products and services, one of the industry’s broadest and most diversified portfolios, and immense reach across distribution channels around the world. We expect this unique infrastructure will be able to maximize evolving industry dynamics and capitalize on key trends.

Mylan and Perrigo had previously engaged in dialogue regarding a possible business combination and Mylan believes now is the opportune time to bring the two companies together. In recent weeks, Mylan has repeatedly offered to have constructive discussions with Perrigo regarding its current offer for Perrigo, but Perrigo has refused to engage in discussions. Mylan continues to hope that it is possible to reach a consensual transaction with Perrigo; however, given the compelling nature of this transaction and Mylan’s commitment to making this combination a reality, Mylan is moving forward to complete the transaction as quickly as possible. To that end, on April 24, 2015, Mylan issued a public announcement pursuant to Rule 2.5 of the Irish Takeover Rules (which Mylan updated and revised on April 29, 2015), setting forth our legally binding commitment to commence an offer to acquire all of the outstanding ordinary shares, par value €0.001 per ordinary share of Perrigo (“Perrigo ordinary shares”), for (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 ordinary shares, nominal value €0.01 per share, of Mylan (“Mylan ordinary shares”) in exchange for each Perrigo ordinary share. The terms and conditions of this exchange offer for the Perrigo ordinary shares are set forth in the prospectus/offer to exchange that we filed with the Securities and Exchange Commission on July 16, 2015. As set forth in the Rule 2.5 announcement, Mylan has reserved the right, with the consent of the Irish Takeover Panel, to elect to implement the acquisition by way of a scheme of arrangement under Sections 449 to 455 of the Companies Act 2014 of Ireland. Mylan’s offer reflects an effective implied value of $232.23 per Perrigo ordinary share based on the closing price of a Mylan ordinary share on April 8, 2015, the first day of market reaction to Mylan’s initial proposal to acquire Perrigo.

Mylan is undertaking the acquisition of Perrigo (the “Acquisition”), including the issuance of Mylan ordinary shares to Perrigo ordinary shareholders as part of the consideration for the Acquisition (the “Share Issuance” and, together with the Acquisition, the “Transaction”), because we believe that the combination of Perrigo and Mylan is a compelling strategic fit, which will help Mylan accomplish a number of its goals. Specifically, the combination will result in a one-of-a-kind global healthcare company with a strong financial profile, including approximately $15.3 billion in 2014 pro forma total revenues, meaningful cost savings and operational and other synergies, unmatched quality, scale, flexibility and vertical integration and a more diverse and powerful platform. Further, we believe that the market, taking into account all available information, recognizes the value of the proposed combination of Mylan and Perrigo, as evidenced by the increases in the closing trading prices of Mylan ordinary shares (to $68.63) and Perrigo ordinary shares (to $195.00) of 14.8% and 18.4%, respectively, between April 7, 2015 and April 8, 2015, the day we first publicly disclosed our offer for Perrigo.

Mylan currently anticipates that the Transaction will be accretive to Mylan’s adjusted annual earnings per share by year four following the Transaction, assuming all anticipated synergies are fully realized. Although no assurance can be given that any particular level of cost savings, and operational and other synergies will be achieved, Mylan currently expects the combination will result in at least $800 million of annual pre-tax operational synergies by the end of year four following the consummation of the Transaction. Mylan anticipates that the combined company will maintain an investment grade credit rating.

Mylan anticipates the combination of Mylan and Perrigo will be a powerful and diversified platform. By combining these two businesses, which we believe to be highly complementary, the combined company will have a strong presence in key developed and emerging markets around the world, an attractive, diversified portfolio with critical mass across generics, OTC, specialty brands and nutritionals and a world-class operating platform. Mylan believes that this unique infrastructure will be able to maximize evolving industry dynamics and capitalize on key trends, including the unprecedented number of transfers of proven prescription drugs (“Rx”) to nonprescription (“OTC”) status (Rx to OTC switches) underway.

Following the Transaction, Mylan will have greater potential for continued expansion through business development and acquisitions across business lines. Each of Mylan and Perrigo have strong R&D capabilities, including broad technological capabilities across prescription, OTC and nutritionals products, and expertise in complex, difficult-to-formulate products, and Mylan believes that the combined company would continue to expand our pipeline and drive long-term growth.

In conclusion, Mylan is highly confident in its evaluation of the proposed acquisition of Perrigo, and that it will provide compelling strategic and financial value to Mylan’s shareholders and other stakeholders.

We look forward to your full support.

Very truly yours,

Robert J. Coury	Heather Bresch
Executive Chairman	Chief Executive Officer
Mylan N.V.	Mylan N.V.

After careful consideration and deliberation, the Board of Directors of Mylan (the “Mylan Board”) unanimously approved the Acquisition and the Share Issuance. The Mylan Board unanimously recommends that Mylan shareholders vote “FOR” the proposal to approve the Acquisition and the Share Issuance. Mylan encourages you to read the accompanying proxy statement, including the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 22 of the accompanying proxy statement.

The accompanying proxy statement is dated [●], 2015 and is first being mailed to the shareholders of Mylan on or about [●], 2015.

Mylan N.V.

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

+44 (0) 1707 853 000

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

To Be Held On [●], 2015

Dear Mylan N.V. Shareholders:

We are pleased to convene an extraordinary general meeting of shareholders of Mylan N.V. (“Mylan”), which will be held at [●] on [●], 2015 at [●] Central European Time (CET), with the following agenda:

•	Opening of the meeting;

•	Current events;

•	Approval under article 2:107a of the Dutch Civil Code of the acquisition, directly or indirectly (whether by way of an offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo Company plc (“Perrigo”) outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and the issuance of Mylan ordinary shares to Perrigo shareholders (the “Share Issuance” and, together with the Acquisition, the “Transaction”) as part of the consideration in the Acquisition (the “Proposal”) (voting item);

•	Questions; and

•	Closing of the meeting.

No business will be voted on at the extraordinary general meeting except such voting item as stated in the above-mentioned agenda. Please refer to the accompanying proxy statement for further information with respect to the item to be voted on at the Mylan extraordinary general meeting.

The Board of Directors of Mylan (the “Mylan Board”) has fixed [●], 2015 as the record date (registratiedatum) (the “Record Date”) and Mylan’s shareholders’ register (the “Register”) as the relevant register for determination as of the Record Date of the holders of Mylan ordinary shares and others with meeting rights under Dutch law with respect to Mylan ordinary shares who are entitled to attend and, if relevant, vote at the Mylan extraordinary general meeting. Those who are holders of Mylan ordinary shares or who otherwise have such meeting rights with respect to Mylan ordinary shares on the Record Date and who are registered as such in the Register may attend the extraordinary general meeting of shareholders and, if relevant, vote at such meeting in person, or authorize a third party to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy card.

The Record Date shall not apply to Mylan preferred shares. Those who hold Mylan preferred shares, or who otherwise have meeting rights under Dutch law with respect to Mylan preferred shares, at the time of the Mylan extraordinary general meeting may attend and, if relevant, vote at such meeting.

Holders of Mylan ordinary shares and others with meeting rights under Dutch law with respect to Mylan ordinary shares who are not registered in the Register may request, if eligible for registration, to be registered in the Register not later than the Record Date by means of a request sent to Mylan either in writing (such notice to be sent to Mylan’s office address as set out above to the attention of Mylan’s Corporate Secretary) or by sending an e-mail to [●].

Unless the context otherwise requires, references to (a) “Mylan ordinary shareholders” refer to both (i) shareholders who on the Record Date are registered in the Register as holders of Mylan ordinary shares and (ii) others with meeting rights under Dutch law with respect to Mylan ordinary shares, who on the Record Date are registered as such in the Register, (b) “Mylan preferred shareholders” refer to both (i) shareholders who at the time of the Mylan extraordinary general meeting hold Mylan preferred shares (if any) and (ii) others with meeting rights under Dutch law at the time of the Mylan extraordinary general meeting with respect to Mylan preferred shares (if any), and (c) “Mylan shareholders” refer to Mylan ordinary shareholders and Mylan preferred shareholders. The invitation to attend and vote at the extraordinary general meeting is being extended to such persons and also to the beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee.

Beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the Mylan extraordinary general meeting of shareholders unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares. In addition, beneficial owners of Mylan ordinary shares must provide proof of ownership, such as a recent account statement or letter from a brokerage firm, bank nominee, or other institution proving ownership on the Record Date.

Mylan shareholders and holders of a proxy card to vote Mylan shares who wish to attend and, if relevant, vote in person at the extraordinary general meeting of shareholders must so notify Mylan no later than 9:00 am Central European Time (CET) on the date of the extraordinary general meeting of shareholders (the “Cut-Off Time”), in writing (such notice to be sent to Mylan’s office address set out above to the attention of Mylan’s Corporate Secretary or to be presented in person to the secretary of the extraordinary general meeting of shareholders). In addition, proper identification, such as a driver’s license or passport, must be presented at the meeting.

Proxy cards to vote ordinary shares and preferred shares, in person or otherwise, must be completed and received by Mylan no later than the Cut-Off Time.

The Mylan Board also has decided to allow Mylan ordinary shareholders to exercise their voting rights by electronic means after the Record Date but no later than the Cut-Off Time by (1) accessing the following Internet website: [●], or (2) calling the following toll-free number: [●]. Mylan ordinary shareholders who are registered as such in the Register as of the Record Date may exercise their voting rights in the manner described in the previous sentence. Votes cast in this manner shall be considered to have been cast at the extraordinary general meeting.

The affirmative vote of a majority of the valid votes cast at the extraordinary general meeting and a quorum of at least one-third of the issued shares is required for the approval of the Proposal.

For more information, see “The Extraordinary General Meeting” beginning on page 33 of the accompanying proxy statement.

Your vote is very important, regardless of the number of shares you may vote. If you do not expect to attend the extraordinary general meeting in person, please vote your ordinary shares as promptly as possible after the Record Date but no later than the Cut-Off Time by (1) accessing the following Internet website: [●], (2) calling the following toll-free number: [●], or (3) marking, signing, dating, and returning a proxy card for all of the shares you may vote (for which purpose you may use the postage-paid envelope provided), so that your shares may be represented and voted at the extraordinary general meeting. If your shares are held through and/or in the name of a broker, bank, trust company or other nominee, please follow the instructions on the voting instruction card furnished by such broker, bank, trust company or other nominee.

Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

Recommendation of the Mylan Board. After careful consideration and deliberation, the Mylan Board unanimously approved the Acquisition and the Share Issuance. The Mylan Board accordingly unanimously recommends that the Mylan shareholders vote “FOR” the Proposal.

Mylan encourages you to read the accompanying proxy statement and the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 22 of the accompanying proxy statement. If you have any questions concerning the Acquisition or the Share Issuance, would like additional copies or need help voting your Mylan shares, please contact Mylan’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 750-9499 (toll free)

+1 (212) 750-5833 (banks and brokers)

By Order and on behalf of the Mylan Board,

Joseph F. Haggerty

Corporate Secretary

Mylan N.V.

PROXY STATEMENT

This proxy statement is dated [●], 2015 and is being furnished (together with the enclosed proxy card) in connection with the solicitation of proxies at the direction of the Board of Directors of Mylan N.V. (“Mylan”) for use at the extraordinary general meeting of shareholders of Mylan to be held on [●], 2015 in connection with the proposed acquisition of Perrigo Company plc (“Perrigo”).

ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Mylan and Perrigo from other documents that are not included in or delivered with this proxy statement. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement by requesting them in writing or by telephone at the following address and telephone number:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 750-9499 (toll free)

+1 (212) 750-5833 (banks and brokers)

Mylan shareholders may also consult perrigotransaction.mylan.com for more information concerning the Transaction described in this proxy statement. Mylan’s website is www.mylan.com. Information included on Mylan’s website is not incorporated by reference into this proxy statement.

If you would like to request any documents, please do so by [●], 2015 or five business days before the date of the extraordinary general meeting, whichever is later, in order to receive them before the extraordinary general meeting.

For more information, see “Where You Can Find More Information” beginning on page 85 of this proxy statement.

NOTE ON INFORMATION CONCERNING PERRIGO

We have taken all information concerning Perrigo, its business, management and operations contained or incorporated by reference in this proxy statement from publicly available information. This information may be examined and copies may be obtained at the places and in the manner set forth in the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 83 of this proxy statement. We are not affiliated with Perrigo, and we have not had the cooperation of Perrigo’s management, advisors or auditors or due diligence access to Perrigo or its business or management. Therefore, non-public information concerning Perrigo’s business and financial condition was not available to us for the purpose of preparing this proxy statement. Although we have no knowledge that would indicate that any information or statements relating to Perrigo contained or incorporated by reference in this proxy statement are inaccurate or incomplete, we were not involved in the preparation of the information or the statements and cannot verify them.

Any financial information regarding Perrigo that may be detrimental to Mylan and its subsidiaries, including Perrigo, after completion of the Acquisition, and that has not been publicly disclosed by Perrigo, or errors in our estimates due to the lack of cooperation from Perrigo, may have an adverse effect on the benefits we expect to achieve through the consummation of the Transaction.

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Auditor’s reports were issued on Perrigo’s financial statements and included in Perrigo’s filings with the SEC. We are required to file with this proxy statement manually signed copies of the auditor’s reports included in Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014. Pursuant to Rule 14a-5(b), we have omitted manually signed copies of the auditor’s reports from Perrigo’s independent registered public accounting firm because, as of the date hereof, we have not received such manually signed copies, and it is not reasonably within our power to procure such manually signed copies.

We have included in Annex A hereto the audited consolidated financial statements of Omega Pharma Invest N.V. (“Omega”) as of and for the year ended December 31, 2014 which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union. Although these financial statements may not comply with all the requirements of Schedule 14A, we have included these financial statements, which are the most recent publicly available financial statements of Omega, in reliance on Rule 14a-5(b) because it is not reasonably within our power to provide other financial information of Omega. We are required to file with this proxy statement a manually signed copy of the auditor’s report issued on Omega’s financial statements as of and for the year ended December 31, 2014. Pursuant to Rule 14a-5(b), we have omitted a manually signed copy of the auditor’s report from Omega’s statutory audit firm because, as of the date hereof, we have not received such manually signed copy, and it is not reasonably within our power to procure such manually signed copy.

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QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND VOTING

The following questions and answers are intended to address briefly some questions that you, as a Mylan shareholder, may have regarding Mylan’s proposed acquisition of Perrigo and the matters being considered at the extraordinary general meeting. These questions and answers highlight only some of the information contained in this proxy statement. Mylan urges you to read carefully the entire proxy statement and the documents incorporated by reference into this proxy statement, because the information in this section does not provide all the important information with respect to the Transaction and the matters being considered at the extraordinary general meeting. See “Where You Can Find More Information” beginning on page 85 of this proxy statement.

Unless the context expressly provides otherwise, this proxy statement describes the rights of Mylan ordinary shareholders to attend and, if relevant, vote at the Mylan extraordinary general meeting of shareholders, including the procedures for convening the extraordinary general meeting and for Mylan ordinary shareholders exercising voting and other rights at such meeting. Additional or different rights, which are described in the Notice of Extraordinary General Meeting of Shareholders that accompanies this proxy statement, apply in respect of Mylan preferred shareholders.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you were a Mylan shareholder or beneficial owner of Mylan ordinary shares on the Record Date (as defined below) for the extraordinary general meeting. This proxy statement serves as the proxy statement through which the Board of Directors of Mylan (the “Mylan Board”) will solicit proxies to obtain the necessary shareholder approval in connection with Mylan’s proposed acquisition, directly or indirectly (whether by way of an offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and the issuance of Mylan ordinary shares to Perrigo shareholders as part of the consideration for the Acquisition (the “Share Issuance” and, together with the Acquisition, the “Transaction”).

Mylan is holding an extraordinary general meeting to obtain this approval. This proxy statement contains important information about the Transaction, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the extraordinary general meeting.

Your vote is very important. Mylan encourages you to mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope, or to vote over the internet or by telephone, in accordance with the instructions contained in this proxy statement so that your Mylan ordinary shares may be represented and voted at the extraordinary general meeting. For more information, see the question below entitled “How do I vote?”.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will be held at [●] on [●], 2015 at [●] Central European Time (CET).

Q:	How can I attend the extraordinary general meeting?

A: If you wish to attend the extraordinary general meeting in person, please so inform Mylan in writing (such notice to be sent to Mylan’s office address as set forth in the Notice of Extraordinary General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary or to be presented in person to the secretary of the extraordinary general meeting of shareholders) prior to 9:00 am Central European Time (CET) on the date of the extraordinary general meeting of shareholders (the “Cut-Off Time”).

Beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the Mylan extraordinary general meeting of shareholders unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares. In addition, beneficial owners of Mylan ordinary shares must provide proof of ownership, such as a recent account statement or letter from your brokerage firm, bank nominee, or other institution proving ownership on the Record Date.

Proper identification, such as a driver’s license or passport, must be presented at the meeting.

Q:	What will be the effect of the Share Issuance and Acquisition?

A:	It is expected that, following the consummation of the Transaction (assuming the acquisition by Mylan of all Perrigo ordinary shares) holders of Mylan ordinary shares will own approximately 61% of the outstanding Mylan ordinary shares on a fully diluted basis, and former Perrigo shareholders will own approximately 39% of the outstanding Mylan ordinary shares on a fully diluted basis.

Q:	What will the relationship be between Mylan and Perrigo after the consummation of the Transaction?

A:	Following consummation of the Transaction (assuming the acquisition by Mylan of all Perrigo ordinary shares), Perrigo will be a wholly owned subsidiary of Mylan. For a description of the relevant accounting treatment of the Acquisition, see “The Transaction—Accounting Treatment” beginning on page 51 of this proxy statement.

Q:	Who is entitled to vote at the extraordinary general meeting and how many votes do they have?

A:	Dutch law provides that the record date for the extraordinary general meeting is required to be 28 days prior to the date of the extraordinary general meeting, which is [●], 2015 (the “Record Date”). Mylan ordinary shareholders who on the Record Date are registered in Mylan’s shareholder register (the “Register”) may attend the extraordinary general meeting of shareholders and, if relevant, vote at such meeting in person or authorize a third party to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy card.

If you are a beneficial owner of Mylan ordinary shares and hold your shares through a bank, broker, trust company or other nominee (“street name”), the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Mylan ordinary shares you beneficially own.

If you wish to vote the Mylan ordinary shares you beneficially own directly either in person at the extraordinary general meeting of shareholders or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Mylan ordinary shares.

As of the close of business on [●], 2015 (the last practicable date prior to the Record Date and the mailing of the proxy statement), there were [●] Mylan ordinary shares and [●] Mylan preferred shares outstanding and entitled to vote. Each Mylan share is entitled to one vote on each matter properly brought before the extraordinary general meeting.

Unless the context otherwise requires, references to (a) “Mylan ordinary shareholders” refer to both (i) shareholders who on the Record Date are registered in the Register as holders of Mylan ordinary shares and (ii) others with meeting rights under Dutch law with respect to Mylan ordinary shares, who on the Record Date are registered as such in the Register, (b) “Mylan preferred shareholders” refer to both (i) shareholders who at the time of the Mylan extraordinary general meeting hold Mylan preferred shares (if any) and (ii) others with meeting rights under Dutch law at the time of the Mylan extraordinary general meeting with respect to Mylan preferred shares (if any), and (c) “Mylan shareholders” refer to Mylan ordinary shareholders and Mylan preferred shareholders. The invitation to attend and vote at the extraordinary general meeting is being extended to such persons. Beneficial owners of Mylan ordinary shares are invited to attend the extraordinary general meeting and, if they obtain a “legal proxy” as described above, to vote at the extraordinary general meeting.

The Record Date does not apply to Mylan preferred shares that are acquired by Stichting Preferred Shares Mylan (the “Foundation”) by exercising its call option. Not applying a record date for the preferred shares allows the Foundation time to monitor and effectively respond to threats to Mylan and its stakeholders (including shareholders, employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates) that may materialize, or become apparent, after the record date, consistent with the Foundation’s limited protective purpose as set forth in its articles of association.

On July 23, 2015, in response to Teva’s unsolicited expression of interest in acquiring Mylan, the Foundation exercised its call option to acquire 488,388,431 Mylan preferred shares pursuant to the terms of the call option agreement between Mylan and the Foundation. Each Mylan ordinary share and preferred share is entitled to one vote on each matter properly brought before the extraordinary general meeting. For more detail on Mylan preferred shares and the Foundation, see “Transaction—Preferred Shares” on page 55 of this proxy statement.

Q:	What Proposal will be considered at the extraordinary general meeting?

A:	Mylan shareholders are being asked to approve the following Proposal related to the Transaction:

•	Approval under article 2:107a of the Dutch Civil Code of the acquisition, directly or indirectly (whether by way of an offer (and subsequent compulsory acquisition) or any other legal arrangement), of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and the issuance of Mylan ordinary shares to Perrigo shareholders (the “Share Issuance” and, together with the Acquisition, the “Transaction”) as part of the consideration in the Acquisition (the “Proposal”).

Q:	What vote is required to approve the Proposal?

A:	Approval of the Proposal requires the affirmative vote of an absolute majority of the valid votes cast at the extraordinary general meeting, and a quorum of at least one-third of the issued shares. Abstentions and failures to vote (as described below) are not considered to be votes cast for purposes of determining if the Proposal has been approved.

Q:	How many Mylan ordinary shares will Mylan’s directors and officers be entitled to vote at the extraordinary general meeting? Do you expect them to vote in favor of the Proposal?

A:	As of the close of business on [●], 2015 (the last practicable date prior to the Record Date and the mailing of this proxy statement), approximately [●]% of the outstanding Mylan ordinary shares were held by Mylan directors and executive officers and their affiliates. We expect that Mylan’s directors and executive officers will vote their shares in favor of the Proposal, although none of them has entered into any agreements obligating him or her to do so.

Q:	Why is shareholder approval of the Transaction required?

A:	Under Dutch law, resolutions of a company’s board of directors regarding a significant change in the identity or nature of the company or its business must be approved at a general meeting. Such resolutions include the acquisition of a company or a stake in a company with a value of at least one-third of the assets of the company (which assets are valued at approximately $22 billion calculated based on the most recently adopted annual accounts plus the explanatory notes to that balance sheet and the financial information referred to therein). Based on Mylan’s most recently adopted annual accounts, Perrigo is valued at greater than one-third of Mylan’s assets. The approval of Mylan shareholders at a general meeting is therefore required to consummate the Acquisition. Also, under the NASDAQ listing rules, listed companies are required to obtain shareholder approval to issue, in connection with an acquisition, a number of ordinary shares that is greater than 20% of the company’s total number of ordinary shares outstanding before the issuance. The approval of Mylan shareholders at a general meeting is therefore required to consummate the Share Issuance.

If any term of the Transaction described in this proxy statement changes prior to the date of the extraordinary general meeting of shareholders in a manner that we believe is material to our shareholders, we will make supplemental disclosures to inform you of the change and, if legally required, resolicit proxies from our shareholders. A change in per share consideration paid for a Perrigo ordinary share or the mix of cash and Mylan ordinary shares to be exchanged for a Perrigo ordinary share, a material new post-closing covenant made by Mylan and a material divestiture required to obtain a regulatory approval each is an example of a change in the terms of the Transaction for which we would make a supplemental disclosure. Additionally, the terms of the Transaction which would be approved as part of the approval of the Proposal are described in more detail under “The Transaction—Terms of the Transaction” beginning on page 49 of this proxy statement.

We may amend or waive conditions to and other terms of the offer for Perrigo ordinary shares at any time after the approval of the Transaction by Mylan shareholders except we will not waive the acceptance condition to a level below the minimum threshold of more than 50% required under the Irish Takeover Rules. We will not seek further approval of Mylan’s shareholders for any such amendment or waiver, except that we will seek further approval of Mylan’s shareholders in the event of an increase (other than in a de minimis amount) in the number of Mylan ordinary shares or other consideration to be received by a Perrigo shareholder in the Transaction for each Perrigo ordinary share (including for any such increase in cash paid per Perrigo ordinary share or any extraordinary dividend or share buyback or redemption effected by Perrigo with our consent). Mylan believes that any extraordinary dividend or share buyback or redemption effected by Perrigo without our consent would be a frustrating action prohibited by the Irish Takeover Rules and Mylan accordingly would first seek to have the Irish Takeover Panel prohibit Perrigo from effecting any such dividend or share buyback or redemption if announced. We also may, with the consent of the Irish Takeover Panel, reduce the value of our offer per Perrigo ordinary share by the per share value of any such extraordinary dividend or share buyback or redemption and proceed with our offer without further approval of Mylan’s shareholders.

Q:	What will happen if the Proposal is not approved?

A:	If the Proposal is not approved, we will not be able to consummate the Acquisition or the Share Issuance.

Q:	How does the Mylan Board recommend that I vote?

A:	The Mylan Board unanimously approved the Acquisition and the Share Issuance. The Mylan Board unanimously recommends that the Mylan shareholders vote “FOR” the Proposal.

For more information regarding the recommendation of the Mylan Board, see “The Proposal: Approval of the Acquisition and the Share Issuance—Recommendation of the Mylan Board” beginning on page 37 of this proxy statement.

Q:	How do I vote?

A:	Mylan shareholders may cast their votes at the meeting or over the internet, by submitting a proxy card or by calling a toll-free number in accordance with the instructions contained in this proxy statement.

If the ownership of your Mylan ordinary shares is reflected directly on the Register as of the Record Date and you vote by proxy, the individuals named on the enclosed proxy card will vote your Mylan ordinary shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with the recommendation of the Mylan Board, as described in this proxy statement.

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name through a bank, broker, trust company or other nominee, the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Mylan ordinary shares you beneficially own.

For more information about how to vote, please see “The Extraordinary General Meeting—Voting in Person” and “The Extraordinary General Meeting—Voting of Proxies” beginning on pages 34 and 35, respectively, of this proxy statement.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. If you hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters without instructions from you. The Proposal is considered a non-routine matter. You should instruct your broker, bank, trust company or other nominee as to how to vote your Mylan ordinary shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee. If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy, your shares will not be counted for purposes of determining a quorum at the extraordinary general meeting and they will not be voted on the Proposal.

Beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the Mylan extraordinary general meeting of shareholders, unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you fail to vote by failing to submit a properly executed proxy card to Mylan, or to vote over the Internet or by calling a toll-free number, in accordance with the instructions contained in this proxy statement in a timely fashion or by failing to attend the extraordinary general meeting to vote in person (a “failure to vote”) or fail to instruct your broker, bank, trust company or other nominee to vote, it will have no effect on the Proposal. If you mark your proxy or voting instructions expressly to abstain or to cast a “blank vote”, it will also have no effect on the Proposal. However, please see the question below “What constitutes a quorum?” for information on the effects of failures to vote or abstentions with respect to the determination of a quorum. For the avoidance of doubt, if a Mylan shareholder returns a properly executed proxy card in a timely fashion without indicating how to vote on the Proposal (and without indicating expressly to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by such proxy will be voted in favor of the Proposal in accordance with the recommendation of the Mylan Board, the vote will count for the purposes of determining the presence of a quorum, and it will not be considered a failure to vote.

Q:	How will Mylan effect the proposed Acquisition?

A:	We have made an offer to acquire all of the outstanding Perrigo ordinary shares directly from the Perrigo shareholders. Perrigo and its board of directors have not engaged with Mylan in substantive discussions about this offer. However, if the Perrigo board of directors later decides to recommend our offer to its shareholders, it is possible that we will agree with Perrigo to acquire all of the outstanding shares of Perrigo through a scheme of arrangement under Sections 449 to 455 of the Companies Act 2014 of Ireland. The Proposal gives us the flexibility to make this change without another shareholder vote.

Q:	What constitutes a quorum?

A:	For the Proposal one-third of the issued Mylan shares must be represented at the extraordinary general meeting to constitute a quorum. Abstentions, “blank votes” and invalid votes will be counted for purposes of determining the presence of a quorum (although they are considered to be votes that were not cast). Proxies returned by a broker, bank, trust company or other nominee as “non-votes” because they have not received voting instructions from the beneficial owners of the relevant Mylan ordinary shares will not be treated as shares present for purposes of determining the presence of a quorum. Failures to vote will not be counted for purposes of determining the presence of a quorum.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your properly executed proxy card in a timely fashion without indicating how to vote on the Proposal (and without indicating expressly to abstain or to cast a “blank vote”), the Mylan shares represented by your proxy will be voted in favor of the Proposal in accordance with the recommendation of the Mylan Board, the vote will count for the purposes of determining the presence of a quorum, and it will not be considered a failure to vote.

Q:	Can I change my vote after I have returned a proxy card?

A:	Yes. You can change your vote of your Mylan ordinary shares as indicated on your proxy card or revoke your proxy at any time prior to the Cut-Off Time. You can do this by (a) voting again by telephone or the internet or (b) submitting another properly executed proxy card, dated as of a later date, either in writing (to be sent to Mylan’s office address as set forth in the Notice of Extraordinary General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary). Alternatively, you may give notice of your attendance at the meeting (prior to the Cut-Off Time in the manner described above) and vote in person.

If your shares are held through and/or in street name by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your voting instructions.

Q:	What happens if I transfer my Mylan ordinary shares before the extraordinary general meeting?

A:	The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Transaction is expected to be completed. If you transfer your Mylan ordinary shares after the Record Date, you will retain your right to attend and vote at the extraordinary general meeting.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:	Mylan expects to announce the preliminary voting results at the extraordinary general meeting. In addition, within four business days following certification of the final voting results, Mylan intends to file the final voting results of the extraordinary general meeting with the Securities and Exchange Commission (the “SEC”) in a Current Report on Form 8-K.

Q:	Are holders of Mylan shares entitled to appraisal rights?

A:	No. Under the Dutch Civil Code, holders of Mylan shares do not have appraisal or dissenters’ rights with respect to the Transaction.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement and vote your shares either in person or by telephone, the internet or the use of a proxy card, as described in this proxy statement.

If you are a Mylan ordinary shareholder who on the Record Date is registered in the Register, in order for your ordinary shares to be represented at the extraordinary general meeting, you can:

•	attend the extraordinary general meeting in person;

•	vote through the Internet or by telephone in accordance with the instructions contained in this proxy statement; or

•	indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope as described in this proxy statement.

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name through a bank, broker, trust company or other nominee, the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Mylan ordinary shares you beneficially own.

If you wish to vote the Mylan ordinary shares you beneficially own directly either in person at the extraordinary general meeting of shareholders or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Mylan ordinary shares.

Q:	Are there any risks in connection with the Transaction that I should consider?

A:	Yes. There are risks associated with the Transaction. These risks are discussed in more detail in the section entitled “Risk Factors” beginning on page 22 of this proxy statement.

Q:	Who can help answer my questions?

A:	If you have questions about the Transaction or the Proposal to be voted on at the extraordinary general meeting or if you desire additional copies of this proxy statement or additional proxy cards, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 750-9499 (toll free)

+1 (212) 750-5833 (banks and brokers)

Q:	Where can I find more information about Mylan?

A:	You can find more information about Mylan from various sources described under “Where You Can Find More Information” beginning on page 85 of this proxy statement.

SUMMARY

This summary highlights selected information from this proxy statement. To obtain a better understanding of the Proposal to approve the Acquisition and Share Issuance, you should read this entire proxy statement carefully, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this proxy statement by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 85 of this proxy statement. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Mylan (see page 38)

Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to the broadest range of high quality, affordable medicine, Mylan innovates to satisfy unmet needs; makes reliability and service excellence a habit; does what’s right, not what’s easy; and impacts the future through passionate global leadership. Mylan offers a growing portfolio of around 1,400 generic pharmaceuticals and several brand medications. In addition, Mylan offers a wide range of antiretroviral therapies, upon which nearly 50% of HIV/AIDS patients in developing countries depend. Mylan also operates one of the largest active pharmaceutical ingredient (“API”) manufacturers, and currently markets products in about 145 countries and territories. Mylan’s workforce of approximately 30,000 people is dedicated to creating better health for a better world, one person at a time.

Mylan is a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and its principal executive offices located at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL England and its global headquarters at 1000 Mylan Blvd., Canonsburg, PA 15317. The telephone number of Mylan’s principal executive offices is +44 (0) 1707-853-000. The telephone number of Mylan’s global headquarters is +1 (724) 514-1800. Mylan’s ordinary shares are traded on NASDAQ under the symbol “MYL”.

Perrigo (see page 38)

Perrigo develops, manufactures and distributes over-the-counter (“OTC”) and generic prescription pharmaceuticals, nutritional products and API, and has a specialty sciences business comprised of assets focused predominantly on the treatment of Multiple Sclerosis (Tysabri®). Perrigo is the world’s largest manufacturer of OTC healthcare products for the store brand market. Perrigo offers products across a wide variety of product categories primarily in the United States, the United Kingdom, Mexico, Israel and Australia, as well as many other key markets worldwide, including Canada, China and Latin America.

Perrigo is a public limited company incorporated under the laws of Ireland with its principal executive offices located at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland. The telephone number of Perrigo’s principal executive offices is +353 1 7094000. In addition, the recent acquisition of Omega provides access to key European countries. The Perrigo ordinary shares are traded on the NYSE and the TASE under the symbol “PRGO”.

Tysabri® is a registered trademark of Biogen MA Inc.

The Transaction (see page 49)

This proxy statement serves as the proxy statement through which Mylan will solicit proxies to obtain the necessary shareholder approval in connection with the Acquisition and the Share Issuance.

On April 24, 2015, we issued a public announcement pursuant to Rule 2.5 of the Irish Takeover Panel Act 1997, Takeover Rules 2013 (the “Irish Takeover Rules”) (which we updated and revised on April 29, 2015), setting forth our legally binding commitment to commence an offer to acquire all of the Perrigo ordinary shares for (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 Mylan ordinary shares, nominal value €0.01 per share, in exchange for each Perrigo ordinary share (the “offer”). Mylan’s offer reflects an effective implied value of $232.23 per Perrigo ordinary share based on the closing price of a Mylan ordinary share of $68.36 on April 8, 2015, the first day of market reaction to Mylan’s initial proposal to acquire Perrigo.

If the offer becomes or is declared wholly unconditional in all respects and we acquire 80% or more of the Perrigo ordinary shares, we intend to apply the provisions of Sections 456 to 460 of the Companies Act 2014 of Ireland to acquire compulsorily any outstanding Perrigo ordinary shares not acquired or agreed to be acquired pursuant to the offer or otherwise. In a compulsory acquisition, Perrigo shareholders will receive as consideration the same amount of cash and the same number of Mylan ordinary shares received by any Perrigo shareholder tendering in the offer. Alternatively, we may elect to implement the acquisition by way of a scheme of arrangement under Sections 449 to 455 of the Companies Act 2014 of Ireland.

Recommendation of the Mylan Board (see page 33)

The Mylan Board unanimously approved the Acquisition and the Share Issuance. The Mylan Board unanimously recommends that the Mylan shareholders vote “FOR” the Proposal.

Reasons for the Transaction (see page 44)

Mylan believes that Perrigo is the right next strategic transaction for Mylan and that the combination of Mylan and Perrigo demonstrates clear and compelling industrial logic and will generate significant value for our shareholders and other stakeholders through the creation of a one-of-a-kind global healthcare company that has complementary businesses and cultures, unmatched scale in its operations and ability to deliver products and services, one of the industry’s broadest and most diversified portfolios, and immense reach across distribution channels around the world. This unique infrastructure will be able to maximize evolving industry dynamics and capitalize on key trends. We believe that the combination of Mylan and Perrigo would deliver to Mylan’s and Perrigo’s shareholders significantly greater near-term and long-term value than they could otherwise obtain on a standalone basis and further the interests of Mylan’s other stakeholders and the sustainable success of Mylan’s business.

More Diverse and Powerful Platform.

•	The businesses of Mylan and Perrigo are highly complementary. Mylan believes that the combined company will have a strong presence in key developed and emerging markets around the world, will open up new markets to Mylan products and provide a significant opportunity to optimize platforms in overlapping geographic regions.

•	Mylan expects the combined company will have an attractive, diversified portfolio with critical mass across generics, OTC, specialty brands and nutritionals.

•	Mylan anticipates the combined company will be a powerful commercial platform with strong reach across multiple channels, giving the combined company an increasingly important strategic advantage in light of the evolving distributor and payor dynamics across geographies.

•	Mylan believes the combined company would have a world-class operating platform, including an unrivaled combined manufacturing platform, renowned supply chain capabilities, vertical integration and global sourcing excellence with the cost advantages and flexibility to be a leading reliable source of high quality products around the world.

•	Each of Mylan and Perrigo have strong and complementary R&D capabilities, including broad technological capabilities across prescription, OTC and nutritionals products, a track record of success in securing approvals and expertise in complex, difficult-to-formulate products, and Mylan believes that the combined company would continue to expand our robust pipeline, bring hundreds of new products to market every year and drive long-term growth.

•	Mylan anticipates that the combined company will have greater potential for continued expansion through business development and acquisitions across business lines.

A Combined Company with a Strong Financial Profile.

•	The combination of Mylan and Perrigo will result in a stronger and more diverse platform with a strong financial profile, including approximately $15.3 billion in 2014 pro forma total revenues.

•	Mylan currently anticipates that the Transaction will be accretive to the combined company’s adjusted annual earnings per share by year four following the consummation of the Transaction, assuming all anticipated annual pre-tax operational synergies of at least $800 million are fully realized.

•	Mylan anticipates that the combined company will maintain an investment grade credit rating.

Meaningful Cost Savings and Other Synergies.

•	Mylan currently expects the combination of Mylan and Perrigo will result in at least $800 million of annual pre-tax operational synergies by the end of year four following the consummation of the Transaction. This preliminary estimate is based on certain assumptions which are described beginning on page 53 of this proxy statement.

Certain Conditions of the Offer (see page 49)

The consummation of the offer is conditioned on, among other things:

•	Mylan receiving valid acceptances in respect of such number of Perrigo ordinary shares representing not less than 80% of the entire issued and unconditionally allotted (i.e., shares which a person has an unconditional right to have issued to him/her, but which have not yet been issued) Perrigo ordinary shares (calculated on a fully-diluted basis) (the “acceptance threshold”), provided that Mylan may, in its discretion, but subject to obtaining a majority lender consent as required under the terms of the agreement governing the new bridge loan credit facility (the “Bridge Credit Agreement”), decide to lower the acceptance threshold to such number of Perrigo ordinary shares representing more than 50% of the voting rights then exercisable at a general meeting of Perrigo shareholders (being the minimum level of acceptances permissible for a successful tender offer under the Irish Takeover Rules);

•	Mylan shareholders having approved the Proposal;

•	there being no share buyback, redemption or reduction in respect of Perrigo ordinary shares;

•	there being no distributions or dividends with respect to Perrigo ordinary shares;

•	there being no acquisitions or disposals, joint ventures or similar transactions by Perrigo;

•	no resolution being passed at a shareholder meeting of Perrigo to approve any transaction for the purposes of Rule 21 of the Irish Takeover Rules;

•	Perrigo taking no frustrating action (within the meaning of Rule 21 of the Irish Takeover Rules);

•	to the extent applicable to the offer or its implementation, all notifications and filings, where necessary, having been made and all applicable waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of the United States and the rules and regulations thereunder (the “HSR Act”) having been terminated or having expired (in each case in connection with the offer) or a final decision to clear or approve the consummation of the Acquisition contemplated by the offer under the HSR Act having been obtained, irrespective of the conditions attaching thereto, in each case prior to the latest time the offer may become or be declared wholly unconditional as to acceptances in accordance with the Irish Takeover Rules (the “HSR Condition”);

•	the European Commission deciding that the proposed transaction is compatible with the relevant provisions of Council Regulation (EC) No. 139/2004 (the “EU Merger Regulation”), and the terms or conditions to which any such decision is or may be subject being acceptable to Mylan; and

•	apart from the immediately preceding conditions, all other necessary or appropriate permits, approvals, clearances and consents of, or filings with, any governmental regulatory authority having been procured or made, as applicable, all necessary or appropriate waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate), and no governmental authority, regulatory body, court or tribunal having decided to take or having done or decided to do anything which would or would reasonably be expected to make the Acquisition void, illegal or unenforceable or to materially delay the ability of Mylan, or render Mylan unable, to acquire some or all of the Perrigo ordinary shares.

Mylan has reserved the right to waive certain conditions to the consummation of the offer. Mylan may not assert any condition to the offer (other than the acceptance condition or the EU Merger Regulation condition) unless the circumstances that give rise to such assertion are of material significance to Mylan in the context of the offer, and the Irish Takeover Panel has agreed that this is the case.

Financing of the Acquisition (see page 55)

The Acquisition is not subject to any financing condition or contingency. We expect to use the borrowings from a new bridge credit facility of approximately $12.5 billion to finance the Acquisition to the extent that the cash portion of the consideration being paid as part of the Acquisition is not funded from our own resources and/or alternative funding sources.

Accounting Treatment (see page 51)

Mylan will account for the acquisition of Perrigo ordinary shares using the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, Mylan considered the factors required under FASB Accounting Standards Codification (ASC), Business Combinations, which is referred to as ASC 805, and determined that Mylan will be considered the acquirer for accounting purposes.

Regulatory Approvals; Certain Other Legal Matters (see page 53)

The making of the offer to acquire all of the outstanding Perrigo ordinary shares is pre-conditioned on one of the following having occurred: (i) the expiration or termination of all applicable waiting periods (including any extensions thereof) under the HSR Act, (ii) a final decision to clear or approve the consummation of the Acquisition under the HSR Act having been obtained, irrespective of the conditions attaching thereto, or (iii) September 13, 2015 (the “HSR Pre-Condition”). Mylan reserves the right to waive the HSR Pre-Condition and commence the offer, but if Mylan waives the HSR Pre-Condition or the HSR Pre-Condition is satisfied pursuant to clause (iii) above, the consummation of the offer will remain subject to the HSR Condition.

Risk Factors (see page 22)

The Transaction is, and if the Transaction is consummated, Mylan will be, subject to a number of risks which you should carefully consider when deciding whether to vote to approve the Proposal.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR MYLAN

The following table sets forth the selected historical consolidated financial and operating data of Mylan for each of the years in the five-year period ended December 31, 2014. We derived the selected historical financial information as of and for the fiscal years ended December 31, 2014, 2013, 2012, 2011, and 2010, from Mylan’s audited consolidated financial statements and the selected historical financial information as of and for the three months ended March 31, 2015 and 2014 from its unaudited interim condensed consolidated financial statements which include, in the opinion of Mylan’s management, all normal and recurring adjustments that are necessary for the fair presentation of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the audited consolidated financial statements of Mylan and the related notes contained in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2014, as revised by Mylan’s Current Report on Form 8-K filed on June 11, 2015 and Mylan’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 that was previously filed with the SEC and are incorporated by reference into this proxy statement. Mylan N.V. is considered the successor to Mylan Inc., and the information set forth below refers to Mylan Inc. for periods prior to February 27, 2015, and to Mylan N.V. on and after February 27, 2015. On February 27, 2015, Mylan completed the acquisition of the Acquired EPD Business. The “Acquired EPD Business” refers to the non-U.S. developed markets specialty and branded generics business of Abbott Laboratories, an Illinois corporation (“Abbott”). The results of the Acquired EPD Business’s operations have been included in our condensed consolidated financial statements since the acquisition date. The selected historical financial information may not be indicative of the future performance of Mylan. For more information, see “Where You Can Find More Information” beginning on page 85 of this proxy statement.

	(Unaudited)
	Three Months Ended March 31,		Year Ended December 31,
(in millions, except per share amounts)	2015	2014	2014	2013	2012	2011(1)	2010
Statements of Operations:
Total revenues	$1,871.7	$1,715.6	$7,719.6	$6,909.1	$6,796.1	$6,129.8	$5,450.5
Cost of sales(2)	1,041.6	977.8	4,191.6	3,868.8	3,887.8	3,566.4	3,233.1

Gross profit	830.1	737.8	3,528.0	3,040.3	2,908.3	2,563.4	2,217.4
Operating expenses:
Research and development	169.9	118.0	581.8	507.8	401.3	294.7	282.1
Selling, general, and administrative	483.2	377.7	1,625.7	1,408.5	1,392.4	1,214.6	1,086.6
Litigation settlements, net	17.7	3.1	47.9	(14.6)	(3.1)	48.6	127.1
Other operating (income) expense, net	—	—	(80.0)	3.1	8.3	—	—

Earnings from operations	159.3	239.0	1,352.6	1,135.5	1,109.4	1,005.5	721.6
Interest expense	79.5	82.7	333.2	313.3	308.7	335.9	331.5
Other expense (income), net	18.5	4.6	44.9	74.9	(3.5)	15.0	34.2

Earnings before income taxes and noncontrolling interest	61.3	151.7	974.5	747.3	804.2	654.6	355.9
Income tax provision	4.7	35.1	41.4	120.8	161.2	115.8	10.4
Net earnings attributable to the noncontrolling interest	—	(0.7)	(3.7)	(2.8)	(2.1)	(2.0)	(0.4)

Net earnings attributable to Mylan N.V. before preferred dividends	56.6	115.9	929.4	623.7	640.9	536.8	345.1
Preferred dividends	—	—	—	—	—	—	121.5

Net earnings attributable to Mylan N.V. ordinary shareholders	$56.6	$115.9	$929.4	$623.7	$640.9	$536.8	$223.6

	(Unaudited)
	Three Months Ended March 31,		Year Ended December 31,
(in millions, except per share amounts)	2015	2014	2014	2013	2012	2011(1)	2010
Selected Balance Sheet data:
Total assets	$22,123.8	$15,355.0	$15,886.6	$15,294.8	$11,931.9	$11,598.1	$11,536.8
Working capital(3)	2,138.4	1,692.9	1,481.2	1,507.1	1,709.2	1,005.7	1,749.8
Short-term borrowings	169.2	370.5	330.7	439.8	299.0	128.1	162.5
Long-term debt, including current portion of long-term debt	8,292.7	7,780.6	8,138.5	7,586.5	5,431.9	5,168.2	5,268.2
Total equity	9,093.2	3,191.7	3,276.0	2,959.9	3,355.8	3,504.8	3,615.4
Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$0.14	$0.31	$2.49	$1.63	$1.54	$1.25	$0.69
Diluted	$0.13	$0.29	$2.34	$1.58	$1.52	$1.22	$0.68
Weighted average ordinary shares outstanding:
Basic	418.0	372.3	373.7	383.3	415.2	430.8	324.5
Diluted	443.8	396.7	398.0	394.5	420.2	438.8	329.0

(1)	The weighted average common shares outstanding includes the full year effect of the conversion of the 6.50% mandatorily convertible preferred stock into approximately 125.2 million shares of Mylan common stock.
(2)	Cost of sales includes the following amounts primarily related to the amortization of purchased intangibles from acquisitions: $140.2 million and $99.9 million, for the three months ended March 31, 2015 and 2014, respectively, and $391.3 million, $353.1 million, $349.5 million, $348.6 million and $309.2 million for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively. In addition, cost of sales included the following amounts related to impairment charges to intangible assets: $27.7 million, $18.0 million, $41.6 million and $16.2 million for the years ended December 31, 2014, 2013, 2012, and 2011, respectively.
(3)	Working capital is calculated as current assets minus current liabilities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR PERRIGO

The following table sets forth the selected historical financial and operating data of Perrigo for the nine month periods ended March 28, 2015 and March 29, 2014 and for each of the fiscal years in the five-fiscal-year period ended June 28, 2014. Perrigo’s fiscal year is a 52- or 53-week period, which ends the Saturday on or about June 30. We derived the selected historical financial information as of and for the fiscal years ended June 28, 2014, June 29, 2013, June 30, 2012, June 25, 2011 and June 26, 2010, from Perrigo’s audited consolidated financial statements and the selected historical financial information as of and for the nine months ended March 28, 2015 and March 29, 2014, from Perrigo’s unaudited interim condensed consolidated financial statements as filed with the SEC. Perrigo closed on its acquisition of Omega on March 30, 2015 and, therefore, Omega is not included in the results below. The information set forth below is only a summary that you should read together with the audited consolidated financial statements of Perrigo and the related notes contained in Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014, and Perrigo’s Quarterly Report on Form 10-Q for the nine month period ended March 28, 2015 that were previously filed with the SEC and are incorporated by reference into this proxy statement. The selected historical financial information may not be indicative of the future performance of Perrigo. For more information, see “Where You Can Find More Information” beginning on page 85 of this proxy statement.

	(Unaudited) Nine Months Ended		Fiscal Year Ended
(in millions, except per share amount)	March 28, 2015	March 29, 2014	2014(1)	2013(2)	2012(3)	2011	2010(4)(5)
Statement of Income Data
Net Sales	$3,072.3	$2,916.6	$4,060.8	$3,539.8	$3,173.2	$2,755.0	$2,268.2
Cost of sales	1,988.0	1,884.7	2,613.1	2,259.8	2,077.7	1,810.2	1,521.9

Gross profit	1,084.3	1,031.9	1,447.7	1,280.0	1,095.6	944.9	746.2
Operating expenses:
Distribution	44.0	41.2	55.3	47.5	39.1	34.7	28.3
Research and development	125.2	114.5	152.5	115.2	105.8	89.3	83.5
Selling	144.0	150.0	208.6	186.1	148.3	132.4	91.5
Administration	245.1	314.2	411.3	240.2	224.4	197.3	178.5
Write-off of in-process research and development	—	6.0	6.0	9.0	—	—	19.0
Restructuring	5.3	36.5	47.0	2.9	8.8	1.0	9.5

Total	563.6	662.4	880.7	600.9	526.4	454.7	410.3

Operating income	520.7	369.5	567.0	679.1	569.2	490.2	336.0
Interest expense, net	100.0	77.3	103.5	65.8	60.7	42.3	28.4
Other expense (income), net	320.5	19.5	12.4	0.9	(3.5)	(2.7)	(1.2)
Losses on sales of investments	—	—	12.7	4.7	—	—	—
Loss on extinguishment of debt	9.6	165.8	165.8	—	—	—	—

Income from continuing operations before income taxes	90.6	106.9	272.6	607.7	512.0	450.6	308.8
Income tax expense	19.1	33.5	67.3	165.8	119.0	110.0	84.2

Income from continuing operations	71.5	73.4	205.3	441.9	393.0	340.6	224.6
Income (loss) from discontinued operations, net of tax	—	—	—	—	8.6	(1.4)	(0.6)

Net income	$71.5	$73.4	$205.3	$441.9	$401.6	$339.2	$224.0

	(Unaudited) Nine Months Ended		Fiscal Year Ended
(in millions, except per share amount)	March 28, 2015	March 29, 2014	2014(1)	2013(2)	2012(3)	2011	2010(4)(5)
Basic earnings from continuing operations per share	$0.52	$0.67	$1.78	$4.71	$4.22	$3.69	$2.46
Diluted earnings from continuing operations per share	$0.52	$0.67	$1.77	$4.68	$4.18	$3.64	$2.42
Basic earnings per share	$0.52	$0.67	$1.78	$4.71	$4.31	$3.67	$2.45
Diluted earnings per share	$0.52	$0.67	$1.77	$4.68	$4.27	$3.63	$2.41
Weighted average share outstanding:
Basic	137.0	108.9	115.1	93.9	93.2	92.3	91.4
Diluted	137.5	109.4	115.6	94.5	94.1	93.5	92.8
Dividends declared per share	$0.335	$0.285	$0.39	$0.35	$0.31	$0.2725	$0.2425

	(Unaudited)
(in millions, except per share amount)	March 28, 2015	March 29, 2014	June 28, 2014	June 29, 2013	June 30, 2012	June 25, 2011	June 26, 2010(6)
Balance Sheet Data
Cash, cash equivalents, and current portion of investment securities	$3,452.2	$617.1	$805.4	$779.9	$602.5	$310.1	$110.3
Restricted cash	—	—	—	—	—	—	400.0
Working capital, excluding cash and current portion of investment securities(7)	393.6	734.3	670.8	707.6	540.7	462.7	367.9
Property and equipment, net	769.2	740.9	779.9	681.4	578.4	507.3	448.6
Goodwill and other indefinite-lived intangible assets	3,467.3	3,276.1	3,543.8	1,174.1	820.1	644.9	618.0
Other intangible assets, net	6,527.8	7,181.4	6,787.0	1,157.6	729.3	567.6	587.0
Total assets	16,182.8	13,742.7	13,880.2	5,350.8	4,024.0	3,189.2	3,109.0
Long-term debt, less current portion	4,367.8	3,125.5	3,090.5	1,927.8	1,329.2	875.0	935.0
Shareholder’s equity	9,585.7	8,558.7	8,693.7	2,332.6	1,852.6	1,531.0	1,093.9

(1)	Includes the results of operations for Elan, Fera (Methazolomide), and Aspen for the six, five and four months ended, June 28, 2014, respectively.
(2)	Includes the results of operations for Fera, Velcera, Rosemont, Cobrek, and Sergeant’s for the two weeks, and three, five, six and nine months ended June 29, 2013, respectively.
(3)	Includes the results of operations for Paddock and CanAm for the eleven and six months ended June 30, 2012, respectively.
(4)	Financial data has been retrospectively adjusted due to the voluntary change in accounting principle to eliminate a one-month reporting lag for Perrigo’s non-U.S. subsidiaries.
(5)	Includes the results of operations for Orion and PBM for the four and two months ended June 26, 2010, respectively.
(6)	Financial data has been retrospectively adjusted due to the voluntary change in accounting principle to eliminate a one-month reporting lag for Perrigo’s foreign subsidiaries.
(7)	Working capital is calculated as current assets, excluding cash and cash equivalents and current portion of investment securities, minus current liabilities.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE ACQUIRED EPD BUSINESS

The following table sets forth the selected historical financial information of the Acquired EPD Business. On February 27, 2015, Mylan completed the acquisition of the Acquired EPD Business. The results of the Acquired EPD Business’s operations have been included in our condensed consolidated financial statements since the acquisition date. The selected historical financial information as of December 31, 2014, 2013, 2012 and 2011 have been derived from the audited combined financial statements of the Acquired EPD Business. Net sales for the fiscal year ended December 31, 2010 has been derived from the accounting records of Abbott. The following information is only a summary that you should read together with the applicable combined financial statements of the Acquired EPD Business and the related notes thereto for the fiscal years ended December 31, 2014, 2013, 2012 and 2011 incorporated by reference into this proxy statement. The selected historical financial information may not be indicative of the future performance of the Acquired EPD Business or Mylan.

The selected historical financial information of the Acquired EPD Business for the fiscal year ended December 31, 2010 (except net sales) has been omitted from this proxy statement because it is not available without the expenditure of unreasonable effort and expense. Separate stand-alone financial statements for the Acquired EPD Business have never been prepared and there was no requirement to complete such financial statements in the past. Mylan believes the omission of this financial data does not have a material impact on the understanding of the results of operations, financial condition, liquidity, and related operating and financial trends of the Acquired EPD Business.

	Year Ended December 31,
(in millions)	2014	2013	2012	2011
Statements of Operations:
Net sales(1)	$1,985.0	$2,112.0	$2,364.0	$2,666.0
Cost of sales	933.0	1,050.0	1,089.0	1,213.0

Gross profit	1,052.0	1,062.0	1,275.0	1,453.0
Operating expenses:
Research and development	104.0	101.0	102.0	103.0
Selling, general, and administrative	646.0	665.0	798.0	914.0

Earnings from operations	302.0	296.0	375.0	436.0
Net foreign exchange loss	(3.0)	(3.0)	(6.0)	(1.0)
Other (expense) income, net	—	—	25.0	2.0

Earnings before income taxes and noncontrolling interest	299.0	293.0	394.0	437.0
Income tax provision	34.0	48.0	143.0	148.0

Net earnings	$265.0	$245.0	$251.0	$289.0

Selected Balance Sheet data:
Total assets(2)	$2,792.0	$3,414.0	$3,716.0	$3,622.0
Total equity(2)	2,143.0	2,572.0	2,735.0	2,604.0

(1)	The Acquired EPD Business’s net sales were $2,542.0 million for the year ended December 31, 2010.
(2)	The Acquired EPD Business’s total assets and total equity were $3,851.0 million and $2,546.0 million, respectively, for the year ended December 31, 2010.

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information gives effect to the acquisition of the Acquired EPD Business and the proposed acquisition of Perrigo (including Omega) both of which are accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan as the acquirer. The selected unaudited pro forma financial information has been compiled and prepared in accordance with U.S. GAAP. The selected unaudited pro forma balance sheet information as of March 31, 2015 is based on the condensed consolidated balance sheet of Mylan as of March 31, 2015, the condensed consolidated balance sheet of Perrigo as of March 28, 2015, the condensed consolidated balance sheet of Omega as of December 31, 2014, the pro forma impacts of the Omega transaction on Perrigo as reported by Perrigo on June 15, 2015 and has been prepared to reflect the acquisition of Perrigo (including Omega) as if it had occurred on March 31, 2015. The selected unaudited pro forma condensed combined statements of operations information for the three months ended March 31, 2015 and the year ended December 31, 2014 is based on the condensed consolidated statements of operations of Mylan for the three months ended March 31, 2015 and the consolidated statement of operations for the year ended December 31, 2014 and the condensed consolidated statements of operations of Perrigo for the three months ended March 28, 2015 and the twelve months ended December 27, 2014, the condensed consolidated statements of operations of Omega for the twelve months ended June 30, 2014 and for the three months ended December 31, 2014, the pro forma impacts of the Omega transaction on Perrigo as reported by Perrigo on June 15, 2015, and the combined statement of earnings of the Acquired EPD Business for the year ended December 31, 2014 and the results of operations of the Acquired EPD Business for the period from January 1, 2015 to February 27, 2015, the acquisition date of the Acquired EPD Business. On February 27, 2015, Mylan completed the acquisition of the Acquired EPD Business. The results of the Acquired EPD Business’s operations have been included in our condensed consolidated financial statements since the acquisition date. The selected unaudited pro forma statements of operations information gives effect to the acquisition of Perrigo (including Omega) and of the Acquired EPD Business as if each had occurred on January 1, 2014, reflecting only pro forma adjustments that are factually supportable, directly attributable to the proposed acquisition of Perrigo, and expected to have a continuing impact on the combined results.

The selected unaudited pro forma financial information has been derived from and should be read in conjunction with the more detailed unaudited pro forma financial information appearing elsewhere in this proxy statement and the related notes thereto. In addition, the unaudited pro forma financial information was based on, and should be read in conjunction with, the consolidated and the condensed consolidated financial statements of Mylan and the related notes thereto, the consolidated and the condensed consolidated financial statements of Perrigo and the related notes thereto, the consolidated financial statements of Omega and the related notes thereto included in Annex A to this proxy statement, the pro forma impact of the Omega transaction on Perrigo as disclosed by Perrigo and the combined financial statements of the Acquired EPD Business, each of which is incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 85 of this proxy statement.

The selected unaudited pro forma financial information is for informational purposes only. It does not purport to indicate the results that would have actually been attained had the proposed acquisition of Perrigo (including Omega) or the acquisition of the Acquired EPD Business been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the unaudited pro forma financial information, Mylan allocated the estimated purchase price using its best estimates of fair value. Also, as explained in more detail in the accompanying notes to the unaudited pro forma financial information, these estimates are based on the most recently available public information. To the extent there are significant changes to the business of Perrigo, the assumptions and estimates herein could change significantly.

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Information

(in millions)

March 31, 2015
(Pro forma combined)
Total assets	$69,999.0
Long-term debt, including current portion	25,623.8
Total liabilities	37,335.6
Total equity	$32,663.4

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Information

(in millions, except per share amounts)

	Three Months Ended March 31, 2015	Year Ended December 31, 2014(a)
	(Pro forma combined)
Total revenues	$3,561.4	$15,574.7
Net (loss) earnings attributable to Mylan N.V. ordinary shareholders	(291.1)	513.4
(Loss) earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$(0.35)	$0.62
Diluted	$(0.35)	$0.61
Weighted average ordinary shares outstanding:
Basic	829.8	822.2
Diluted	829.8	846.5

(a)	Pro forma total revenue included in this table reflects the impact of actual 2014 foreign exchange rates. The pro forma total revenue in 2014 of $15.3 billion disclosed elsewhere within this proxy statement was computed based on current foreign exchange rate assumptions.

HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The historical per share earnings, dividends and book value of Mylan and Perrigo shown in the tables below are derived from (a) with respect to Mylan, its unaudited consolidated financial statements for the three months ended March 31, 2015 and its audited consolidated financial statements for the year ended December 31, 2014 and (b) with respect to Perrigo, its unaudited consolidated financial statements for the three months ended March 28, 2015 and its audited consolidated financial statements for the fiscal year ended June 28, 2014. The pro forma comparative basic and diluted earnings per share data give effect to the Transaction using the acquisition method of accounting in accordance with ASC 805, Business Combinations, as if the Transaction had been completed on January 1, 2014. The pro forma book value per share information was computed as if the Transaction had been completed on March 31, 2015 and December 31, 2014. You should read this information in conjunction with the historical financial information of Mylan and Perrigo included elsewhere or incorporated in this proxy statement, including Mylan and Perrigo’s financial statements and related notes. The per share pro forma information assumes that all Perrigo ordinary shares are converted into Mylan ordinary shares at the exchange ratio of 2.3. The equivalent pro forma per share information was derived by multiplying the combined company pro forma per share information by the exchange ratio of 2.3.

The pro forma data shown in the tables below is unaudited and for illustrative purposes only. You should not rely on this data as being indicative of the historical results that would have been achieved had Mylan and Perrigo always been combined or the future results that the combined company will achieve after the consummation of the Transaction. This pro forma information is subject to risks and uncertainties, including those discussed in the section entitled “Risk Factors” beginning on page 22 of this proxy statement.

	Three Months Ended March 31, 2015
	Mylan		Perrigo
	Historical	Combined Company Pro Forma	Equivalent Pro Forma
Basic earnings (loss) per share	$0.14	$(0.35)	$(0.81)
Diluted earnings (loss) per share	$0.13	$(0.35)	$(0.81)
Cash dividends declared per share	—	—	—
Book value per share at period end	$18.58	$39.36	$90.53

			Three Months Ended March 28, 2015
			Perrigo
			Historical
Basic loss per share			$(0.67)
Diluted loss per share			$(0.67)
Cash dividends declared per share			$0.125
Book value per share at period end			$65.54

	Year Ended December 31, 2014
	Mylan		Perrigo
	Historical	Combined Company Pro Forma	Equivalent Pro Forma
Basic earnings per share	$2.49	$0.62	$1.43
Diluted earnings per share	$2.34	$0.61	$1.40
Cash dividends declared per share	—	—	—
Book value per share at period end	$8.73	—	—

			Year Ended June 28, 2014
			Perrigo
			Historical
Basic earnings per share			$1.78
Diluted earnings per share			$1.77
Cash dividends declared per share			$0.39
Book value per share at period end			$64.97

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Mylan ordinary shares are listed on the NASDAQ under the symbol “MYL.” Perrigo ordinary shares are listed on the NYSE and the TASE under the symbol “PRGO.”

The following table sets forth the high and low sales prices per Mylan ordinary share on the NASDAQ and Perrigo ordinary share on the NYSE for the periods indicated, in each case as reported in publicly available sources.

	Mylan Ordinary Shares ($)				Perrigo Ordinary Shares ($)
	High	Low	Dividend		High	Low	Dividend
Fiscal 2015, quarter ended				Fiscal 2015, quarter ended
First Quarter	65.63	52.21	—	Third Quarter	174.65	147.21	0.125
				Second Quarter	171.57	142.38	0.105
Fiscal 2014, quarter ended				First Quarter	160.65	135.00	0.105
Fourth Quarter	59.60	45.02	—
Third Quarter	53.05	44.80	—	Fiscal 2014, quarter ended
Second Quarter	55.30	44.74	—	Fourth Quarter	158.99	125.37	0.105
First Quarter	57.52	41.97	—	Third Quarter	168.39	144.46	0.105
				Second Quarter	157.47	122.56	0.10
Fiscal 2013, quarter ended				First Quarter	134.31	115.94	0.09
Fourth Quarter	44.73	36.97	—
Third Quarter	39.41	30.01	—	Fiscal 2013, quarter ended
Second Quarter	32.27	27.66	—	Fourth Quarter	122.04	112.05	0.09
First Quarter	31.22	27.38	—	Third Quarter	118.86	98.79	0.09
				Second Quarter	120.78	99.93	0.09
				First Quarter	119.29	104.86	0.08

The following table sets forth the closing prices of Mylan ordinary shares and Perrigo ordinary shares as reported on April 7, 2015, the last trading day prior to disclosure of our initial proposal to acquire Perrigo, April 8, 2015, the date we made our public announcement pursuant to Rule 2.4 of the Irish Takeover Rules, and July 15, 2015, the last trading day prior to the filing of this proxy statement.

Mylan believes that the closing price of $68.36 per Mylan ordinary share on April 8, 2015 is the appropriate basis for calculating the effective implied value per Perrigo ordinary share because, as the closing price on the date that Mylan’s offer for Perrigo was first made public, it is a recent market price and is indicative of the value that a former Perrigo shareholder can expect to receive in an at-market transaction following consummation of the Transaction. Because the $68.36 per Mylan ordinary share price is a market price, it does not reflect a change-of-control premium for Mylan’s ordinary shares which would only be realized in a transaction involving a change of control of Mylan.

	Mylan Ordinary Share Closing Price	Perrigo Ordinary Share Closing Price
April 7, 2015	$59.57	$164.71
April 8, 2015	$68.36	$195.00
July 15, 2015	$70.06	$186.68

RISK FACTORS

In deciding whether to vote to approve the Proposal, you should consider carefully the following risk factors in addition to the other information contained in or incorporated by reference into this proxy statement, including, but not limited to the matters addressed under the caption “Forward-Looking Statements.” In addition to the other information included and incorporated by reference into this proxy statement, you should carefully consider the following risks before deciding whether to vote to approve the Proposal. The Proposal is described in this proxy statement under “The Proposal: Approval of the Acquisition and the Share Issuance” beginning on page 37 of this proxy statement. See also “Where You Can Find More Information” beginning on page 85 of this proxy statement.

Risks Related to Mylan following Completion of the Transaction

IF COMPLETED, THE TRANSACTION MAY NOT ACHIEVE THE INTENDED BENEFITS OR MAY DISRUPT MYLAN’S PLANS AND OPERATIONS.

We cannot assure you that Mylan will be able to successfully integrate the business of Perrigo with the business of Mylan or otherwise realize the expected benefits of the Transaction. Mylan’s ability to realize the anticipated benefits of the Transaction will depend, to a large extent, on Mylan’s ability to integrate Perrigo with the business of Mylan and realize the benefits of the combined business. The combination of two independent businesses is a complex, costly and time-consuming process. Mylan’s business may be negatively impacted following the Transaction if it is unable to effectively manage its expanded operations. The integration will require significant time and focus from management following the Transaction and may divert attention from the day-to-day operations of the combined business. Additionally, consummation of the Transaction could disrupt current plans and operations, which could delay the achievement of Mylan’s strategic objectives.

The expected synergies and operating efficiencies of the Transaction may not be fully realized, which could result in increased costs and have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention, among other potential adverse consequences. The difficulties of combining the operations of the businesses include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated synergies, operating efficiencies, business opportunities, and growth prospects from combining Perrigo with Mylan;

•	difficulties in the integration of operations and systems, including enterprise resource planning systems;

•	difficulties in the integration of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in attracting and retaining key personnel.

Many of these factors will be outside of Mylan’s control and any one of them could result in increased costs, decreased revenues, and diversion of management’s time and energy, which could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price. In addition, even if the operations of Mylan and Perrigo are integrated successfully, Mylan may not realize the full anticipated benefits of the Transaction, including the synergies, operating efficiencies, or sales or growth opportunities. These benefits may not be achieved within the anticipated time frame or at all. All of these factors could cause dilution to the earnings per share of the combined business, decrease or delay the expected accretive effect of the Transaction, and/or negatively impact the price of the ordinary shares of the combined business.

IF GOODWILL OR OTHER INTANGIBLE ASSETS THAT MYLAN RECORDS IN CONNECTION WITH THE TRANSACTION BECOME IMPAIRED, MYLAN COULD HAVE TO TAKE SIGNIFICANT CHARGES AGAINST EARNINGS.

In connection with the accounting for the Transaction, Mylan expects to record a significant amount of goodwill and other intangible assets. Under U.S. GAAP, Mylan must assess, at least annually, whether the value of goodwill and other intangible assets has been impaired. Amortizing intangible assets will also be assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could have a material adverse effect on Mylan’s business, financial condition, results of operations, shareholder’s equity, and/or share price.

AN INABILITY TO IDENTIFY OR SUCCESSFULLY BID FOR SUITABLE ACQUISITION TARGETS, OR CONSUMMATE AND EFFECTIVELY INTEGRATE RECENT AND FUTURE POTENTIAL ACQUISITIONS, OR TO EFFECTIVELY DEAL WITH AND RESPOND TO UNSOLICITED BUSINESS PROPOSALS, COULD LIMIT MYLAN’S FUTURE GROWTH AND HAVE A MATERIAL ADVERSE EFFECT ON MYLAN’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND/OR SHARE PRICE.

After the consummation of the Transaction, Mylan intends to continue to seek to expand its product line and/or business platform organically as well as through complementary or strategic acquisitions of other companies, products, or assets or through joint ventures, licensing agreements, or other arrangements. Acquisitions or similar arrangements may prove to be complex and time-consuming and require substantial resources and effort. Mylan may compete for certain acquisition targets with companies having greater financial resources than Mylan or other advantages over Mylan that may hinder or prevent Mylan from acquiring a target company or completing another transaction, which could also result in significant diversion of management time, as well as substantial out-of-pocket costs.

If an acquisition is consummated, the integration of such acquired business, product, or other assets into Mylan may also be complex, time consuming, and result in substantial costs and risks. The integration process may distract management and/or disrupt Mylan’s ongoing businesses, which may adversely affect Mylan’s relationships with customers, employees, partners, suppliers, regulators, and others with whom Mylan has business or other dealings. In addition, there are operational risks associated with the integration of acquired businesses. These risks include, but are not limited to, difficulties in achieving or inability to achieve identified or anticipated financial and operating synergies, cost savings, revenue synergies, and growth opportunities; difficulties in consolidating or inability to effectively consolidate information technology and manufacturing platforms, business applications, and corporate infrastructure; the impact of pre-existing legal and/or regulatory issues, such as quality and manufacturing concerns, among others; the risks that the acquired business does not operate to the same quality, manufacturing, or other standards as Mylan does; the impacts of substantial indebtedness and assumed liabilities; challenges associated with operating in new markets; and the unanticipated effects of export controls, exchange rate fluctuations, domestic and foreign political conditions, and/or domestic and foreign economic conditions.

In addition, in April 2015 we received an unsolicited non-binding expression of interest from a large competitor to acquire all of our outstanding shares and may receive similar proposals in the future. Such unsolicited business proposals may not be consistent with or enhancing to our financial, operational, or market strategies (which we believe have proven to be successful), may not further the interests of our shareholders and other stakeholders, including employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates and may jeopardize the sustainable success of Mylan’s business. However, the evaluation of and response to such unsolicited business proposals may nevertheless distract management and/or disrupt our ongoing businesses, which may adversely affect our relationships with customers, employees, partners, suppliers, regulators, and others with whom we have business or other dealings.

Mylan may be unable to realize synergies or other benefits, including tax savings, expected to result from acquisitions, joint ventures, or other transactions or investments Mylan may undertake, or Mylan may be unable to generate additional revenue to offset any unanticipated inability to realize these expected synergies or benefits. Realization of the anticipated benefits of acquisitions or other transactions could take longer than expected, and implementation difficulties, unforeseen expenses, complications and delays, market factors, or deterioration in domestic and global economic conditions could reduce the anticipated benefits of any such transactions. Mylan also may inherit legal, regulatory, and other risks that occurred prior to the acquisition, whether known or unknown to Mylan.

Any one of these challenges or risks could impair Mylan’s growth and ability to compete, require Mylan to focus additional resources on integration of operations rather than more profitable activities, require Mylan to reexamine its business strategy, or otherwise cause a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

MYLAN’S ACTUAL FINANCIAL POSITION AND RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM THE UNAUDITED PRO FORMA FINANCIAL INFORMATION INCLUDED IN THIS PROXY STATEMENT.

The unaudited pro forma financial information contained in this proxy statement is presented for illustrative purposes only and may not be an indication of what Mylan’s financial position or results of operations would have been had the Transaction been completed on the dates indicated. The unaudited pro forma financial information has been derived from the consolidated financial statements of Mylan and Perrigo and certain adjustments and assumptions have been made regarding Mylan after giving effect to the Transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. For example, the unaudited pro forma financial information does not reflect all costs that are expected to be incurred by Mylan in connection with the Transaction. In addition, the final amount of any charges relating to acquisition accounting adjustments that Mylan may be required to record will not be known until following the closing of the Transaction, in particular because Mylan does not currently have any access to information related to Perrigo beyond what Perrigo has made publicly available, and as a result Mylan’s estimates of fees and expenses that may be incurred by Perrigo in connection with the business combination are inherently imprecise. Accordingly, the actual financial position and results of operations of Mylan following the Transaction may not be consistent with, or evident from, this unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect Mylan’s business, financial condition, results of operations, cash flows, and/or share price following closing, including, among others, those described herein. See “Unaudited Pro Forma Financial Information” beginning on page 61 of this proxy statement.

MYLAN WILL NEED TO TIMELY AND EFFECTIVELY IMPLEMENT ITS INTERNAL CONTROLS OVER PERRIGO’S OPERATIONS AS REQUIRED UNDER THE SARBANES-OXLEY ACT OF 2002.

Following the consummation of the Transaction, Mylan will need to timely and effectively implement its own internal controls and procedures over Perrigo necessary for Mylan to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including the requirements to provide an annual management assessment of the effectiveness of internal controls over financial reporting and a report by Mylan’s independent registered public accounting firm addressing these assessments. Mylan intends, to the extent necessary, to take appropriate measures to establish or implement an internal control environment at Perrigo so that Mylan meets the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. However, it is possible that Mylan may experience delays in implementing or will be unable to implement the required internal financial reporting controls and procedures with respect to Perrigo. In addition, in connection with the attestation process required under the Sarbanes-Oxley Act of 2002 by Mylan’s independent registered public accounting firm, Mylan may encounter problems or delays in completing the implementation of any requested improvements or receiving a favorable attestation. If Mylan cannot favorably assess the effectiveness of its internal controls over financial reporting, or if Mylan’s independent registered public accounting firm is unable to provide an unqualified attestation report, there could be a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

ALTHOUGH MYLAN CURRENTLY EXPECTS THAT THE TRANSACTION WILL BE ACCRETIVE, THE TRANSACTION, ONCE COMPLETED, MAY NOT BE ACCRETIVE AND MAY CAUSE DILUTION TO MYLAN’S ADJUSTED EARNINGS PER SHARE, WHICH MAY NEGATIVELY AFFECT THE MARKET PRICE OF MYLAN ORDINARY SHARES.

Mylan currently expects that the Transaction will be accretive to its adjusted annual earnings per share by year four following consummation of the Transaction, assuming all anticipated annual pre-tax operational synergies of at least $800 million are fully realized. This preliminary estimate of synergies is based on certain assumptions (which are described on page 53 of this proxy statement) and may change materially. Mylan could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the Transaction or the difficulty of managing a larger company. All of these factors could cause dilution to Mylan’s adjusted earnings per share or decrease or delay the expected accretive effect of the Transaction and cause a decrease in the market price of Mylan ordinary shares.

MYLAN WILL INCUR SIGNIFICANT TRANSACTION-RELATED COSTS IN CONNECTION WITH THE TRANSACTION, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON MYLAN’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS AND/OR SHARE PRICE.

Mylan will incur significant transaction costs relating to the Transaction, including legal, accounting, financial advisory, regulatory, and other expenses which could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows and/or share price. Many of these expenses are payable by Mylan whether or not the Transaction is completed. Most of these expenses will be comprised of transaction costs related to the Transaction, and the bridge loan credit facility. Mylan will also incur transaction fees and costs related to formulating integration plans. These fees and costs may be higher or lower than estimated. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although Mylan expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Mylan to offset incremental transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.

MYLAN WILL INCUR A SUBSTANTIAL AMOUNT OF INDEBTEDNESS TO ACQUIRE THE PERRIGO ORDINARY SHARES PURSUANT TO THE TRANSACTION.

In connection with the Transaction, Mylan has entered into a new bridge loan credit facility of approximately $12.5 billion to fund the cash portion of the consideration of the Transaction. Mylan cannot guarantee that it will be able to generate sufficient cash flow to make all of the principal and interest payments under this indebtedness when such payments are due or that it will be able to refinance such indebtedness on favorable terms, or at all. The failure to so repay or refinance such indebtedness when due could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

DISRUPTION IN THE FINANCIAL MARKETS COULD AFFECT MYLAN’S ABILITY TO REFINANCE THE BRIDGE LOAN CREDIT FACILITY ON FAVORABLE TERMS, OR AT ALL.

If and to the extent drawn, the bridge loan credit facility must be repaid within 364 days with respect to the $11.0 billion Tranche A Loan and within six months with respect to the approximately $1.5 billion Tranche C Loan, in each case after the loans are funded. Mylan anticipates refinancing, or obtaining alternative financing to repay, the bridge loan credit facility. Disruptions in the commercial credit markets or uncertainty in the United States, European Union or elsewhere could result in a tightening of financial markets. As a result of financial market turmoil or other economic, financial or commercial factors, Mylan may not be able to obtain alternate financing in order to repay the bridge loan credit facility or refinance the bridge loan facility on favorable terms, or at all.

If Mylan is unable to successfully obtain alternative financing or refinance the bridge loan credit facility on favorable terms and conditions (including, but not limited to, pricing and other fee payments), this could result in additional costs to Mylan. If Mylan is unable to obtain alternate financing or refinance at all, the outstanding amounts under the bridge loan credit facility must be repaid within 364 days with respect to the $11.0 billion Tranche A Loan and within six months with respect to the approximately $1.5 billion Tranche C Loan, in each case after the loans are funded. The failure to so repay or refinance such indebtedness when due could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows and/or share price.

MYLAN WILL HAVE SIGNIFICANT ADDITIONAL INDEBTEDNESS WHICH COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS WITH RESPECT TO SUCH INDEBTEDNESS. ANY REFINANCING OF THIS DEBT COULD BE AT SIGNIFICANTLY HIGHER INTEREST RATES. MYLAN’S SUBSTANTIAL INDEBTEDNESS COULD LEAD TO ADVERSE CONSEQUENCES.

Mylan’s increased indebtedness following the consummation of the Transaction could have adverse consequences, including but not limited to:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	requiring us to dedicate a substantial portion of our cash flow from operations to make debt service payments, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, challenges and opportunities, and changes in our businesses and the markets in which we operate;

•	limiting our ability to obtain additional financing to fund our working capital, capital expenditures, acquisitions and debt service requirements and other financing needs;

•	increasing our vulnerability to increases in interest rates in general because a substantial portion of our indebtedness bears interest at floating rates; and

•	placing us at a competitive disadvantage to our competitors that have less debt.

In addition, although the combined company is expected to maintain an investment grade credit rating, Mylan’s increased indebtedness following the consummation of the Transaction could result in a downgrade in the credit rating of Mylan or any indebtedness of Mylan or its subsidiaries. Furthermore, the offer for Perrigo ordinary shares is conditional upon valid acceptances being received (and not, where permitted, withdrawn) in respect of not less than 80% of Perrigo ordinary shares (on a fully diluted basis), but this percentage may be reduced by Mylan, subject to obtaining a majority lender consent as required under the terms of the Bridge Credit Agreement, to any number of Perrigo shares representing more than 50% of the voting rights then exercisable at a general meeting of Perrigo. Lowering of the 80% acceptance condition could result in a downgrade in the credit rating of Mylan or any indebtedness of Mylan or its subsidiaries. A downgrade in the credit rating of Mylan or any indebtedness of Mylan or its subsidiaries could increase the cost of further borrowings or refinancings of such indebtedness, limit access to sources of financing in the future or lead to other adverse consequences. Additionally, in order to grant the consent required under the terms of the Bridge Credit Agreement to lower the 80% acceptance condition, the lenders may require renegotiation of the terms of the bridge credit facility that could result in the loans under the bridge credit facility being made on less favorable terms to Mylan than those originally agreed. Such renegotiated terms could include a higher interest rate on the loans under the bridge credit facility which could result in higher interest expenses for Mylan and could have a material adverse effect on Mylan’s cash flows, results of operations and financial condition.

The terms of Mylan’s indebtedness today impose, and any additional indebtedness we incur in the future may impose, significant operating and financial restrictions on us. These restrictions limit our ability to, among other things, incur additional indebtedness, make investments, pay certain dividends, prepay other indebtedness, sell assets, incur certain liens, enter into agreements with our affiliates and our subsidiaries’ ability to pay dividends, merge or consolidate. In addition, certain of our credit facilities and our accounts receivable securitization facility, as well as certain agreements governing Perrigo’s indebtedness, require us to maintain specified financial ratios. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, the relevant lenders could elect to declare our indebtedness, together with accrued interest and other fees, to be immediately due and payable. These factors could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

LOSS OF KEY PERSONNEL COULD LEAD TO LOSS OF CUSTOMERS, BUSINESS DISRUPTION, AND A DECLINE IN REVENUES, ADVERSELY AFFECT THE PROGRESS OF PIPELINE PRODUCTS, OR OTHERWISE ADVERSELY AFFECT THE OPERATIONS OF MYLAN.

Mylan’s success after the Acquisition will depend in part upon its ability to retain key employees of Mylan and Perrigo. Prior to and following the Acquisition, employees of Mylan and Perrigo might experience uncertainty about their future roles with Mylan following the consummation of the Acquisition, which might adversely affect Mylan’s ability to retain key managers and other employees of both companies. Competition for qualified personnel in the pharmaceutical industry is very intense. Mylan may lose key personnel or may be unable to attract, retain, and motivate qualified individuals or the associated costs to Mylan may increase significantly, which could have a material adverse effect on the business, financial condition, results of operations, cash flows, and/or share price of Mylan.

Risks Related to the Transaction

THE EXCHANGE RATIO FOR THE SHARE PORTION OF THE TRANSACTION CONSIDERATION DOES NOT INCLUDE AN ADJUSTMENT MECHANISM. BECAUSE THE MARKET PRICE OF MYLAN ORDINARY SHARES MAY FLUCTUATE, YOU CANNOT BE SURE OF THE MARKET VALUE OF THE MYLAN ORDINARY SHARES THAT WILL BE ISSUED IN CONNECTION WITH THE TRANSACTION.

Each Perrigo ordinary share that is acquired in the Transaction will be exchanged for (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 Mylan ordinary shares. The exchange ratio for the share portion of the Transaction consideration does not include an adjustment mechanism will not be adjusted in case of any increases or decreases in the price of Mylan ordinary shares or Perrigo ordinary shares. The market value of the Mylan ordinary shares that tendering Perrigo shareholders will receive in the Transaction will depend on the market value of Mylan ordinary shares at the time tendered shares are exchanged and could vary significantly from the market value of Mylan ordinary shares as of the date of this proxy statement.

Changes in the price of Mylan ordinary shares may result from a variety of factors, including general market and economic conditions, changes in Mylan’s business, operations and prospects, regulatory considerations, market reaction to the Transaction and related developments and as a result of the risks described in the section of this proxy statement entitled “Risk Factors” beginning on page 22 of this proxy statement. Many of these factors are beyond the control of Mylan. If the price of Mylan ordinary shares increases, Perrigo shareholders will receive greater value for their shares upon consummation of the Transaction than the value calculated pursuant to the exchange ratio on the date the Transaction was announced. Because the Acquisition may not be completed until certain conditions have been satisfied or waived (see “The Transaction—Certain Conditions of the Offer” beginning on page 49 of this proxy statement), a significant period of time may pass between the commencement of the Transaction and the time that Mylan accepts Perrigo ordinary shares for exchange.

Therefore, at the time you approve the Transaction, you will not know the exact market value of the Mylan ordinary shares that will be issued if the Transaction is consummated. See “Comparative Market Price and Dividend Information” beginning on page 21 of this proxy statement for the historical high and low sales prices of Mylan ordinary shares and Perrigo ordinary shares, as well as the historical cash dividends per Mylan ordinary share and Perrigo ordinary share, respectively.

You are urged to obtain current market quotations for Mylan ordinary shares and Perrigo ordinary shares when you consider whether to approve the Transaction.

FAILURE TO ACQUIRE 100% OF THE PERRIGO ORDINARY SHARES MAY AFFECT OUR ABILITY TO COMPLETE ANY POST-CLOSING RESTRUCTURING OF PERRIGO AND ITS SUBSIDIARIES. THIS COULD REDUCE OR DELAY THE OPERATIONAL OR OTHER SYNERGIES TO MYLAN.

The offer is conditional upon valid acceptances of our offer being received (and, where permitted, not withdrawn) of not less than 80% of Perrigo ordinary shares (on a fully diluted basis), but this percentage may be reduced by Mylan, subject to obtaining a majority lender consent as required under the terms of the Bridge Credit Agreement, to any number of Perrigo shares representing more than 50% of the voting rights therein exercisable at a general meeting of Perrigo. Were this percentage to be reduced, we could complete the Acquisition but would not be able to acquire compulsorily the remaining Perrigo ordinary shares we do not own. We would then be entitled to exercise control of Perrigo and affect the composition of Perrigo’s board of directors. However, depending on the percentage of outstanding Perrigo ordinary shares acquired, it may take longer and be more difficult to complete any post-closing restructuring, and the full amount of the expected operational and other synergies identified for Mylan may not be obtained or may only be obtained over a longer period of time. See “The Transaction—Certain Conditions of the Offer” on page 49 of this proxy statement.

In addition, if we own less than 100% of Perrigo after completion of the Transaction, we may not be able to carry out joint cash pooling or other intra-company transactions with Perrigo and its subsidiaries on favorable terms or at all. This may adversely affect our ability to achieve the expected amount of operational and other synergies after the Transaction is completed.

ALTHOUGH MYLAN HAS COMMITTED TO MAKE ANY AND ALL DIVESTITURES AND OTHER SUBSTANTIVE ACTIONS, NECESSARY OR REQUIRED, IN ORDER TO CLEAR OR APPROVE THE ACQUISITION UNDER THE HSR ACT, MYLAN MUST OBTAIN REQUIRED APPROVALS AND CONSENTS TO CONSUMMATE THE TRANSACTION, WHICH, IF DELAYED OR NOT GRANTED, MAY JEOPARDIZE OR DELAY THE CONSUMMATION OF THE TRANSACTION, RESULT IN ADDITIONAL EXPENDITURES OF MONEY AND RESOURCES, AND/OR REDUCE THE ANTICIPATED BENEFIT OF THE TRANSACTION.

The Transaction is subject to customary closing conditions. These closing conditions include, among others, the effectiveness of the registration statement to register the issuance of the Mylan ordinary shares in the Share Issuance and the receipt of the relevant approvals under the antitrust and competition laws of certain countries under which filings or approvals are required. Mylan has committed to take all actions, including making regulatory submissions, responding to information requests and doing everything necessary to obtain a decision from the U.S. Federal Trade Commission, including making any and all divestitures and other substantive actions necessary or required in order to ensure the HSR Pre-Condition is satisfied.

The governmental agencies from which Mylan will seek certain of these approvals have broad discretion in administering the governing regulations. As a condition to their approval of the Transaction, agencies may impose requirements, limitations, or costs or require divestitures or place restrictions on the conduct of Mylan’s businesses after closing. These requirements, limitations, costs, divestitures, or restrictions could delay the consummation of the Transaction or may reduce the anticipated benefits of the Transaction. Further, no assurance can be given that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions, and timing of the consents and approvals. Mylan has not made a formal unconditional commitment to take any and all actions as may be necessary or required in order to ensure that non-U.S. antitrust and competition approvals, including any such approvals as may be required in the EU, Mexico, Russia and Ukraine, are obtained. However, pursuant to the legally binding process under the Irish Takeover Rules to commence its offer for Perrigo in order to effect the Acquisition, Mylan is generally required to commit to take, and take, any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted by governmental agencies from which Mylan seeks consents or approvals, including any divestitures needed to obtain any antitrust or competition approvals, provided, in the case of any non-U.S. antitrust and competition approvals, it is a condition to the Acquisition that the terms and conditions of such antitrust and competition approvals must be acceptable or reasonably satisfactory to Mylan. Although we do not expect that any required divestitures will be material to the combined company, we cannot assure you that no such divestitures will be material. If Mylan agrees to any material requirements, limitations, costs, divestitures, or restrictions in order to obtain any approvals required to consummate the Acquisition these requirements, limitations, costs, divestitures or restrictions could adversely affect Mylan’s ability to integrate Mylan’s operations with Perrigo or reduce the anticipated benefits of the Acquisition. This could delay the consummation of the Acquisition or have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price. For a more detailed description of the regulatory approvals required in the Transaction, see “The Transaction—Regulatory Approvals; Certain Other Legal Matters” beginning on page 53 of this proxy statement.

MYLAN HAS NOT HAD ACCESS TO PERRIGO’S NON-PUBLIC INFORMATION. THEREFORE, MYLAN MAY BE SUBJECT TO UNKNOWN LIABILITIES OF PERRIGO.

To date, Mylan has conducted a due diligence review based only on Perrigo’s publicly available information. The consummation of the Transaction may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under Perrigo’s agreements that are not publicly available. As a result, after the consummation of the Transaction, Mylan may be subject to unknown liabilities, or other unknown risks relating to the business and operations, of Perrigo, which may have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

In respect of all information relating to Perrigo presented in, incorporated by reference into or omitted from, this proxy statement, Mylan has relied upon publicly available information, including information publicly filed by Perrigo with the SEC. Although Mylan has no knowledge that would indicate that any statements contained herein regarding Perrigo’s condition, including its financial or operating condition, based upon such publicly available information are inaccurate, incomplete or untrue, Mylan was not involved in the preparation of such information. For example, Mylan has made adjustments and assumptions in preparing the pro forma financial information presented in this proxy statement that have necessarily involved Mylan’s estimates with respect to Perrigo’s financial information. Any financial, operating or other information regarding Perrigo that may be detrimental to Mylan following Mylan’s acquisition of Perrigo that has not been publicly disclosed by Perrigo, or errors in Mylan’s estimates, may have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price or the benefits Mylan expects to achieve through the consummation of the Transaction.

THE MARKET PRICE OF MYLAN ORDINARY SHARES AFTER THE TRANSACTION MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE CURRENTLY AFFECTING MYLAN AND PERRIGO ORDINARY SHARES.

The businesses of Mylan and Perrigo differ in many respects, including relative focus on specialty brands, generics, OTC and nutritional products and, accordingly, the results of operations of Mylan and the market price of Mylan ordinary shares after the Transaction may be affected by factors different from those currently affecting the independent results of operations of Mylan and Perrigo. For a discussion of the businesses of Mylan and Perrigo and of certain factors to consider in connection with their respective businesses, see the documents incorporated by reference into this proxy statement and referred to under “Where You Can Find More Information” beginning on page 85 of this proxy statement. See “Comparative Market Price and Dividend Information” beginning on page 21 of this proxy statement for additional information on the historical market value of Mylan ordinary shares and Perrigo ordinary shares.

THE MARKET FOR MYLAN ORDINARY SHARES MAY BE ADVERSELY AFFECTED BY THE ISSUANCE OF SHARES PURSUANT TO THE TRANSACTION.

In connection with the completion of the Transaction, and as described and based on the assumptions in the section of this proxy statement entitled “The Transaction—Ownership of Mylan After the Transaction” beginning on page 51 of this proxy statement Mylan expects to issue up to 339,346,561 Mylan ordinary shares and could issue more ordinary shares depending on Perrigo’s share capital at the completion of the Transaction. The issuance of these new Mylan ordinary shares could have the effect of depressing the market price for our ordinary shares.

YOU WILL HAVE A REDUCED OWNERSHIP AND VOTING INTEREST AFTER THE CONSUMMATION OF THE TRANSACTION AND WILL EXERCISE LESS INFLUENCE OVER THE MANAGEMENT AND POLICIES OF MYLAN AS A RESULT OF THE TRANSACTION.

Following the consummation of the Transaction, holders of Mylan ordinary shares will own the same number of shares of Mylan that they owned in Mylan immediately before consummation of the Transaction. Each ordinary share of Mylan, however, will represent a smaller ownership percentage of a larger company. Mylan has assumed that the number of Perrigo ordinary shares outstanding on the date of consummation of the Transaction will be the same number reported in Perrigo’s Quarterly Report on Form 10-Q for the period ended March 28, 2015, and that the number of Mylan ordinary shares outstanding on the date of consummation of the Transaction will be the same number reported in this proxy statement. Based on these assumptions regarding the number of shares, we expect that, if all Perrigo ordinary shares are acquired pursuant to the Transaction, Mylan shareholders will own, in the aggregate, approximately 61% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the Transaction and former Perrigo shareholders will own, in the aggregate, approximately 39% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the Transaction. As a result, you will have less influence over the management and policies of Mylan than you do now.

THE BUSINESS RELATIONSHIPS OF MYLAN AND PERRIGO, INCLUDING CUSTOMER RELATIONSHIPS, MAY BE SUBJECT TO DISRUPTION DUE TO UNCERTAINTY ASSOCIATED WITH THE TRANSACTION.

Parties with which Mylan and Perrigo currently do business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Transaction (regardless of whether it is in fact consummated), including with respect to current or future business relationships with Mylan, Perrigo or the combined company. As a result, the business relationships of Mylan and Perrigo may be subject to disruptions if customers, suppliers, or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Mylan or Perrigo. For example, certain customers and collaborators may have contractual consent rights or termination rights that may be triggered by a change of control or assignment of the rights and obligations of contracts that will be transferred in the Transaction. In addition, the contract manufacturing business of the combined business could be impaired if existing or potential customers of Mylan or Perrigo determine not to continue or initiate contract manufacturing relationships with the combined business. These disruptions could have a material adverse effect on the business, financial condition, results of operations, cash flows, and/or share price of Mylan or the combined business or a material adverse effect on the business, financial condition, results of operations, and/or cash flows of Perrigo. The effect of such disruptions could be exacerbated by a delay in the consummation of the Transaction.

IF COUNTERPARTIES TO CERTAIN AGREEMENTS WITH PERRIGO, INCLUDING CERTAIN DEBT AGREEMENTS, DO NOT CONSENT, CHANGE OF CONTROL RIGHTS UNDER THOSE AGREEMENTS MAY BE TRIGGERED AS A RESULT OF THE ACQUISITION, WHICH COULD CAUSE MYLAN TO LOSE THE BENEFIT OF SUCH AGREEMENTS AND INCUR MATERIAL LIABILITIES OR REPLACEMENT COSTS.

Perrigo may be party to agreements that contain change-of-control, or certain other provisions that will be triggered as a result of the Acquisition. If the counterparties to these agreements do not consent to the acquisition of Perrigo, the counterparties may have the ability to exercise certain rights (including termination rights), resulting in Perrigo incurring liabilities as a consequence of breaching such agreements, or causing the combined business to lose the benefit of such agreements or incur costs in seeking replacement agreements.

Perrigo may have certain debt obligations that contain change-of-control, or certain other provisions, that will be triggered as a result of the Acquisition. If these provisions are triggered, the debt obligations may have to be repurchased, refinanced or otherwise settled. We cannot assure you that sufficient funds will be available to repurchase any outstanding debt obligations or that we will be able to refinance or otherwise settle such debt obligations on favorable terms, if at all.

Mylan has not had the opportunity to conduct comprehensive due diligence on Perrigo and to evaluate fully the extent to which these risk factors will affect the combined company. To date, Mylan has conducted a due diligence review based only on Perrigo’s publicly available information. As a result, after the consummation of the Transaction, Mylan may be subject to unknown liabilities, or other unknown risks related to the business and operations, of Perrigo, which may have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

THE ACQUISITION, IF SUCCESSFUL, WILL TRIGGER CERTAIN PROVISIONS CONTAINED IN PERRIGO’S EMPLOYEE BENEFIT PLANS OR AGREEMENTS THAT WILL REQUIRE MYLAN TO MAKE CHANGE IN CONTROL PAYMENTS.

Certain of Perrigo’s employee benefit plans or agreements contain change in control clauses providing for compensation to be paid to, or received by, certain Perrigo employees either upon a change in control, or if, following a change in control, Perrigo terminates the employment relationship with these employees under certain circumstances or these employees terminate the employment relationship because of certain adverse changes. If successful, the Acquisition would constitute a change in control of Perrigo, thereby giving rise to change in control payments.

MYLAN MAY AMEND OR WAIVE ONE OR MORE OF THE CONDITIONS TO THE ACQUISITION WITHOUT RE-SOLICITING MYLAN SHAREHOLDER APPROVAL.

Mylan may amend or waive conditions to and other terms of the offer for Perrigo ordinary shares at any time after the approval of the Transaction by Mylan shareholders, except Mylan will not waive the acceptance condition to a level below the minimum threshold of more than 50% required under the Irish Takeover Rules. Mylan will not re-solicit Mylan shareholder approval for any such amendment or waiver, except that Mylan will re-solicit Mylan shareholder approval in the event of an increase (other than in a de minimis amount) in the number of Mylan ordinary shares or other consideration to be received by a Perrigo shareholder in the Transaction for each Perrigo ordinary share (including for any such increase in cash paid per Perrigo ordinary share or any extraordinary dividend or share buyback or redemption effected by Perrigo with Mylan’s consent). Mylan believes that any extraordinary dividend or share buyback or redemption effected by Perrigo without Mylan’s consent would be a frustrating action prohibited by the Irish Takeover Rules and Mylan accordingly would first seek to have the Irish Takeover Panel prohibit Perrigo from effecting any such dividend or share buyback or redemption if announced. Mylan also may, with the consent of the Irish Takeover Panel, reduce the value of our offer per Perrigo ordinary share by the per share value of any such extraordinary dividend or share buyback or redemption and proceed with our offer without re-soliciting Mylan shareholder approval.

Risks Related to Mylan’s Business

You should read and consider risk factors specific to Mylan’s business that will also affect the combined company after the Transaction, described in Part I, Item 1A of Mylan Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (as amended by the Form 10-K/A filed on April 30, 2015), in Part II,

Item 1A of Mylan’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, and in other documents that are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 83 of this proxy statement for the location of information incorporated by reference in this proxy statement.

Risks Related to Perrigo’s Business

You should read and consider risk factors specific to Perrigo’s businesses that Mylan believes would be applicable to the combined company after the Transaction, described in Part I, Item 1A of the Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014, as supplemented and amended by the risk factors described in Part II, Item 1A of Perrigo’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 27, 2014, December 27, 2014 and March 28, 2015, and in other documents that are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 85 of this proxy statement for the location of information incorporated by reference in this proxy statement. Mylan has not had the opportunity to conduct comprehensive due diligence on Perrigo and to evaluate fully the extent to which these risk factors will affect the combined company.

THE EXTRAORDINARY GENERAL MEETING

Overview

This proxy statement is being provided as part of a solicitation of proxies by the Mylan Board for use at the extraordinary general meeting. This proxy statement is being furnished to Mylan shareholders and beneficial owners of Mylan ordinary shares on or about [●], 2015 and provides Mylan shareholders with the information they need to be able to vote, grant a proxy to vote, attend and, if relevant, instruct their vote to be cast at the extraordinary general meeting.

Unless the context expressly provides otherwise, this proxy statement describes the rights of Mylan ordinary shareholders to attend and, if relevant, vote at the Mylan extraordinary general meeting of shareholders, including the procedures for convening the extraordinary general meeting and for Mylan ordinary shareholders exercising voting and other rights at such meeting. Additional or different rights, which are described in the Notice of Extraordinary General Meeting of Shareholders that accompanies this proxy statement, apply in respect of Mylan preferred shareholders.

Time, Date, Place and Purpose

The extraordinary general meeting of shareholders of Mylan will be held at [●] on [●], 2015 at [●] (CET).

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, the approval of the following Proposal related to the Transaction will be resolved upon:

•	Approval under article 2:107a of the Dutch Civil Code of the Acquisition and the Share Issuance.

The Dutch Civil Code does not permit any business to be voted on at the extraordinary general meeting of shareholders other than that stated in the notice of the meeting unless the matter is unanimously approved by all votes cast and all issued shares are present or represented at the meeting.

Recommendation of the Mylan Board

The Mylan Board unanimously approved the Acquisition and the Share Issuance. The Mylan Board unanimously recommends that the Mylan shareholders vote “FOR” the Proposal.

For more information regarding the recommendation of the Mylan Board, see “The Proposal: Approval of the Acquisition and the Share Issuance—Recommendation of the Mylan Board” beginning on page 37 of this proxy statement.

Record Date; Shareholders Entitled to Vote

Dutch law provides that the record date for the extraordinary general meeting is required to be 28 days prior to the date of the extraordinary general meeting, which is [●], 2015. Mylan ordinary shareholders who on the Record Date are registered in Mylan’s Register may attend the extraordinary general meeting of shareholders and, if relevant, vote at such meeting in person or authorize a third party to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy card.

Mylan ordinary shareholders who are not registered in the Register may request, if eligible for registration, to be registered in the Register no later than the Record Date by means of a request sent to Mylan in writing (such notice to be sent to Mylan’s office address as set forth in the Notice of Extraordinary General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary) or by sending an e-mail to [●].

If you are a beneficial owner of Mylan ordinary shares and hold your shares through a bank, broker, trust company or other nominee, the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Mylan ordinary shares you beneficially own.

If you wish to vote the Mylan ordinary shares you beneficially own directly either in person at the extraordinary general meeting of shareholders or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Mylan ordinary shares.

As of the close of business on [●], 2015 (the last practicable date prior to the Record Date and the mailing of the proxy statement), there were [●] Mylan ordinary shares and [●] Mylan preferred shares outstanding and entitled to vote. Each Mylan share is entitled to one vote on each matter properly brought before the extraordinary general meeting.

As of the close of business on [●], 2015 (the last practicable date prior to the Record Date and the mailing of this proxy statement), approximately [●]% of the outstanding Mylan ordinary shares were held by Mylan directors and executive officers and their affiliates. We expect that Mylan’s directors and executive officers will vote their shares in favor of the Proposal listed above, although none of them has entered into any agreements obligating him or her to do so.

Quorum, Abstentions and Non-Votes

For the Proposal at least one-third of the issued Mylan shares must be represented at the extraordinary general meeting to constitute a quorum. Abstentions, “blank votes” and invalid votes will be counted for purposes of determining the presence of a quorum (although they are considered to be votes that were not cast). Proxies returned by a broker, bank, trust company or other nominee as “non-votes” because they have not received voting instructions from the beneficial owners of the Mylan ordinary shares will not be treated as shares present for purposes of determining the presence of a quorum. Failures to vote will not be counted for purposes of determining the presence of a quorum.

For the avoidance of doubt, if a Mylan shareholder returns a properly executed proxy card in a timely fashion without indicating how to vote on the Proposal (and without indicating expressly to abstain or to cast a “blank vote”), the Mylan shares represented by such proxy will be voted in favor of the Proposal in accordance with the recommendation of the Mylan Board, the vote will count for the purposes of determining the presence of a quorum, and it will not be considered a failure to vote.

Required Vote

Approval of the Proposal requires the affirmative vote of an absolute majority of the valid votes cast at the extraordinary general meeting.

Voting in Person

Mylan shareholders may cast their votes in person at the extraordinary general meeting.

If you plan to attend the extraordinary general meeting and wish to vote in person, you will be given a ballot at the extraordinary general meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the extraordinary general meeting, you must bring to the extraordinary general meeting a legal proxy executed in your favor from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying shares (through your broker, bank, trust company or other nominee) authorizing you to vote at the extraordinary general meeting.

In addition, if you plan to attend the extraordinary general meeting, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in street name, you must provide proof of ownership, such as a recent account statement or letter from your brokerage firm, bank nominee, or other institution proving ownership on the Record Date, along with proper identification and the legal proxy described above.

Persons attending the extraordinary general meeting will not be allowed to use cameras, recording devices, and other similar electronic devices at the meeting.

Mylan ordinary shareholders who wish to exercise their rights at the extraordinary general meeting of shareholders in person must notify Mylan thereof no later than on the Cut-Off Time in writing (such notice to be sent to Mylan’s office address as set forth in the Notice of Extraordinary General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary or to be presented in person to the secretary of the extraordinary general meeting of shareholders).

Voting of Proxies

In addition to voting at the extraordinary general meeting, Mylan ordinary shareholders may cast their votes, after the Record Date but no later than the Cut-Off Time, over the Internet, by submitting a proxy card, or by calling a toll-free number in accordance with the instructions contained in this proxy statement.

Mylan requests that you mark, sign, and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed no later than at the Cut-Off Time, the Mylan ordinary shares represented by it will be voted at the extraordinary general meeting in accordance with the instructions contained in the proxy. If the proxy is returned without an indication as to how the Mylan ordinary shares represented are to be voted with regard to the Proposal (and without expressly indicating to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by the proxy will be voted in accordance with the recommendation of the Mylan Board, as described in this proxy statement.

If you hold your shares in street name, see “—Shares Held in Street Name” below.

Your vote is important. Accordingly, please submit your proxy for your ordinary shares after the Record Date but no later than the Cut-Off Time by telephone, over the Internet, or by marking, signing, dating, and returning the enclosed proxy card in accordance with the instructions contained in this proxy statement if you do not plan to attend the extraordinary general meeting in person.

How Proxies Are Counted

All ordinary shares represented by properly executed proxies received no later than the Cut-Off Time will be voted at the meeting in the manner specified by the Mylan ordinary shareholder giving those proxies. If the proxy is returned without an indication as to how the Mylan ordinary shares represented are to be voted with regard to the Proposal (and without expressly indicating to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by the proxy will be voted in accordance with the recommendation of the Mylan Board, as described in this proxy statement.

Shares Held in Street Name

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters without instructions from you. The Proposal is considered a non-routine matter. You should instruct your broker, bank, trust company or other nominee as to how to vote your Mylan ordinary shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee. If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy, your shares will not be counted for purposes of determining a quorum at the extraordinary general meeting and they will not be voted on the Proposal.

Beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the Mylan extraordinary general meeting of shareholders, unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares.

Revocability of Proxies

You can change your vote of your ordinary shares as indicated on your proxy card at any time prior to the Cut-Off Time or revoke your proxy for your ordinary shares at any time prior to the Cut-Off Time. You can do this by (a) voting again by telephone or the Internet or (b) submitting another properly executed proxy card, dated as of a later date, in writing (to be sent to Mylan’s office address as set forth in the Notice of Extraordinary General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary). Alternatively, you may give notice of your attendance at the meeting (prior to the Cut-Off Time in the manner described above) and vote in person.

If your shares are held through and/or in street name by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your voting instructions.

Tabulation of Votes

The inspector of election will, among other matters, determine the number of shares represented at the extraordinary general meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots, and certify the results of voting on the Proposal.

Solicitation of Proxies

Mylan will bear the cost of soliciting proxies from its shareholders, including the costs associated with the filing, printing, and publication of this proxy statement. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Mylan, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Mylan will also request brokerage firms, bank nominees, and other institutions to forward proxy materials to the beneficial owners of shares held of record on the Record Date and will provide customary reimbursement to such institutions for the cost of forwarding these materials. Mylan has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $50,000 per month, plus reasonable expenses, for these services.

Mylan’s Auditors

Representatives of Deloitte & Touche LLP are not expected to be present at the extraordinary general meeting and accordingly will not make any statement or be available to respond to any questions.

Assistance

If you need assistance in completing your proxy card or have questions regarding the extraordinary general meeting, please contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

(877) 750-9499 (toll free)

(212) 750-5833 (banks and brokers)

THE PROPOSAL: APPROVAL OF THE ACQUISITION AND THE SHARE ISSUANCE

General

You are being asked to consider and vote on a proposal to approve under article 2:107a of the Dutch Civil Code of the acquisition, directly or indirectly (whether by way of an offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and the issuance of Mylan ordinary shares to Perrigo shareholders (the “Share Issuance”) as part of the consideration in the Acquisition (the “Proposal”). The terms of the Acquisition and Share Issuance which would be approved as part of the approval of the Proposal are described in more detail under “The Transaction—Terms of the Transaction” beginning on page 49 of this proxy statement.

Required Vote

The affirmative vote of an absolute majority of the valid votes cast at the extraordinary general meeting, and a quorum of at least one-third of the issued shares, is required to approve the Proposal. Because the vote required to approve this proposal is based upon the majority of the votes cast, abstentions, failures to vote, and broker non-votes will have no effect on the vote on the Proposal.

Recommendation of the Mylan Board

After careful consideration and deliberation, the Mylan Board unanimously approved the Acquisition and the Share Issuance. The Mylan Board considered many factors when making its determination. For more information, see “Background and Reasons for the Transaction—Reasons for the Transaction” beginning on page 44 of this proxy statement.

The Mylan Board unanimously recommends that you vote “FOR” the proposal to approve the Acquisition and Share Issuance.

THE MYLAN BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE PROPOSAL.

THE COMPANIES

Mylan

Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to the broadest range of high quality, affordable medicine, Mylan innovates to satisfy unmet needs; makes reliability and service excellence a habit; does what’s right, not what’s easy; and impacts the future through passionate global leadership. Mylan offers a growing portfolio of around 1,400 generic pharmaceuticals and several brand medications. In addition, Mylan offers a wide range of antiretroviral therapies, upon which nearly 50% of HIV/AIDS patients in developing countries depend. Mylan also operates one of the largest API manufacturers, and currently markets products in about 145 countries and territories. Mylan’s workforce of approximately 30,000 people is dedicated to creating better health for a better world, one person at a time.

Mylan is a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and its principal executive offices located at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL England and its global headquarters at 1000 Mylan Blvd., Canonsburg, PA 15317. Mylan’s ordinary shares are listed on NASDAQ under the symbol “MYL”.

Perrigo

Perrigo develops, manufactures and distributes over-the-counter (“OTC”) and generic prescription pharmaceuticals, nutritional products and API, and has a specialty sciences business comprised of assets focused predominantly on the treatment of Multiple Sclerosis (Tysabri®). Perrigo is the world’s largest manufacturer of OTC healthcare products for the store brand market. Perrigo offers products across a wide variety of product categories primarily in the United States, the United Kingdom, Mexico, Israel and Australia, as well as many other key markets worldwide, including Canada, China and Latin America.

Perrigo is a public limited company incorporated under the laws of Ireland with its principal executive offices located at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland. In addition, the recent acquisition of Omega provides access to key European countries. The Perrigo ordinary shares are traded on the NYSE and the TASE under the symbol “PRGO”.

Tysabri® is a registered trademark of Biogen MA Inc.

BACKGROUND AND REASONS FOR THE TRANSACTION

Background of the Transaction

During the past decade, Mylan has undergone a strategic transformation from a domestic generics company into a global leader in the pharmaceutical industry—one with unprecedented scale in its operating platform, diversity in its portfolio, and significant control over the cost and quality of its products. In addition to the cultivation of numerous organic growth drivers, a key aspect of its transformation and growth has been meaningful participation in the ongoing consolidation of the global pharmaceutical industry and the completion of accretive transactions.

Mylan has been highly active in evaluating quality companies and assets within the industry to identify those that would most effectively build on its operating platform and commercial presence, complement its existing strengths and capabilities, enhance its financial flexibility, strengthen its competitive position, promote the sustainable success of Mylan’s business, be accretive to its shareholders and provide benefits to its other stakeholders, including employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates. Mylan’s senior management team has clearly outlined this strategy in numerous public statements over the last several years.

In the spring of 2014, Robert J. Coury, Executive Chairman of Mylan, engaged in discussions with Mr. Joseph C. Papa, President, Chief Executive Officer and Chairman of Perrigo, regarding a potential combination between Mylan and Perrigo. These discussions, like several similar earlier discussions between Mr. Papa and Mr. Coury, ended without a transaction resulting.

On July 13, 2014, Mylan Inc., the predecessor to Mylan, entered into an agreement with Abbott Laboratories that provided for, among other things, the acquisition by Mylan of Mylan Inc. and Abbott’s non-U.S. developed markets specialty and branded generics business, and these acquisitions closed on February 27, 2015.

On April 6, 2015, Mr. Coury, on behalf of Mylan, called Mr. Papa by telephone to discuss a non-binding proposal by Mylan to acquire Perrigo for $205 per Perrigo ordinary share in a combination of cash and Mylan ordinary shares. Mr. Coury also explained to Mr. Papa that Mylan was seeking a friendly and cooperative transaction between Mylan and Perrigo. Mr. Coury also delivered to Mr. Papa a letter describing the non-binding proposal, the contents of which letter is set forth below:

April 6, 2015

Joseph C. Papa

President, Chief Executive Officer and Chairman

Perrigo Company plc

Treasury Building

Lower Grand Canal St.

Dublin 2, Ireland

Dear Joe:

As you and I have discussed on a number of occasions over the past few years, a combination of Mylan and Perrigo offers clear and compelling strategic and financial benefits, has sound industrial logic, and would create a global leader with a unique and one-of-a-kind profile. We have complementary operations across all of our businesses, both from a product and geographic perspective. In an environment where scale and reach are becoming increasingly important, the combination of our companies would result in an unmatched global platform, substantial revenue and operating synergies, and enhanced long-term growth potential, all of which would serve to create significant value for the combined company’s shareholders and other stakeholders.

Based on our many conversations over the years and my knowledge of Perrigo, I have often noted the similarity in the culture and core values of our two companies. We both place paramount emphasis on integrity, respect and responsibility in our commitment to provide the world’s 7 billion people access to the broadest range of affordable, high quality medicine. We also have a common focus on innovation, reliability and excellent customer service. Most importantly, all of our people are dedicated to creating better health for a better world, one person at a time. This shared culture and these common values will be key contributors to a successful integration.

For the foregoing reasons, I am writing on behalf of Mylan to propose a combination of Mylan and Perrigo in a transaction that would deliver to your shareholders significantly greater near-term and long-term value than they could otherwise obtain on a standalone basis. Our proposal is the natural culmination of our prior discussions and reflects our shared vision for the industry. This is the right time for our two companies to move forward together, and Mylan and our Board are firmly committed to making this combination a reality.

Specifically, we propose to offer Perrigo shareholders $205 in a combination of cash and Mylan stock for each Perrigo share, which represents a greater than 25% premium to the Perrigo trading price as of the close of business on Friday, April 3, 2015, a greater than 29% premium to Perrigo’s sixty-day average share price and a greater than 28% premium to Perrigo’s ninety-day average share price.

Our proposal provides a very significant cash payment to Perrigo shareholders. In addition, even with conservative assumptions for what we believe to be significant and meaningful synergies coming from both companies, our proposal provides Perrigo shareholders with an even greater equity value in the combined company than they currently have in Perrigo today.

In addition to the compelling value to shareholders, a combination of Mylan and Perrigo would offer substantial benefits to the other stakeholders of both companies. In particular, the combination would provide a broader variety of opportunities to our employees and increased stability for the communities in which we operate and serve. The position of our creditors and suppliers would be enhanced by the combined company’s scale and significant free cash flows, and patients would receive improved access to affordable, high quality medicine through increased scale across geographies and robust capabilities to drive innovation.

As you and I have acknowledged in our prior discussions, we have no doubt that you and your Board will recognize the compelling logic of this transaction as outlined below:

•	Highly complementary businesses with strong presence in key developed and emerging markets around the world;

•	Attractive, diversified portfolio with critical mass across generics, OTC, specialty brands and nutritionals;

•	Powerful commercial platform with strong reach across multiple channels, giving the combined company an increasingly important strategic advantage in light of the evolving distributor and payor dynamics across geographies;

•	World-class operating platform, including an unrivaled combined manufacturing platform, renowned supply chain capabilities, vertical integration and global sourcing excellence with the cost advantages and flexibility to be a leading reliable source of high quality products around the world; and

•	Strong R&D capabilities, including broad technological capabilities across prescription, OTC and nutritionals products, and expertise in complex, difficult-to-formulate products, which would continue to expand our pipeline and drive long-term growth.

•	Our proposed transaction not only makes compelling strategic sense, it also results in a combined company with a very strong financial profile, including:

•	Approximately $15.3 billion in 2014 pro forma sales;

•	Substantial free cash flows driving rapid deleveraging and enhanced reinvestment into the business;

•	Compelling synergies resulting in operating margin expansion and EPS accretion;

•	Scope for meaningful revenue synergies given the strength of the combined business, rich pipeline of launches, and opportunities to mean more to our customers across business lines;

•	A much stronger, larger and more diverse platform to create enhanced and more predictable earnings growth; and

•	Greater opportunities for continued growth through strategic acquisitions.

Mylan is a seasoned integrator and quality operator and we have extensive and proven experience in successfully integrating combinations like this one and capturing the significant value we see ahead.

We and our advisors have carefully studied the regulatory aspects of a combination of Mylan and Perrigo, and we are confident that we would be able to structure a transaction that would not pose material impediments to closing.

The Mylan Board would like to offer you the opportunity to serve with me as co-Chairman and as a member of the Mylan Board. In addition, I look forward to discussing with you the possibility of potentially including other Perrigo directors on the Mylan Board.

The Mylan Board believes that continuity of our management team, with its successful track record of execution and proven strategic vision, is critical to the success of the combined company. As such, I will continue to serve as Mylan’s Executive Chairman, Heather Bresch will continue to serve as CEO and Rajiv Malik will continue to serve as President. Our Board also has great respect for your senior management team, and we envision the combined company leveraging the best of our collective management and employee talent. To that end, we are hopeful that, among others at Perrigo, Judy Brown and Todd Kingma would be willing to serve in important roles with the combined company. We also envision important roles in the combined company for members of Marc Coucke’s Omega Pharma management team. We look forward to exploring with you other ways of maximizing the benefits to our shareholders and other stakeholders presented by combining these two very strong management teams.

We have dedicated a full team to the evaluation of Perrigo, including both Mylan management and outside advisors, and have conducted a thorough review of the business and its operations based on publicly available information. In order to finalize our proposal, we would welcome the opportunity to complete customary confirmatory due diligence, which we believe could be completed quickly. We stand ready to begin working with you and your team immediately and are prepared to commit the resources and time required to complete the proposed transaction expeditiously. To that end, we have retained Goldman Sachs as financial advisors and Cravath, Swaine & Moore as legal advisors to assist us in completing this transaction.

This preliminary proposal is a non-binding indication of interest.

We look forward to working together with you to deliver compelling value and benefits to our respective shareholders and other stakeholders.

Very truly yours,

/s/ Robert J. Coury

Robert J. Coury

Executive Chairman

Later that same day, Mr. Coury again spoke by telephone with Mr. Papa to further discuss the letter that Mr. Coury had delivered earlier that day. During the conversation, Mr. Coury requested a meeting with Mr. Papa to discuss a potential acquisition of Perrigo by Mylan. Mr. Papa did not agree to a meeting.

Pursuant to advice by outside counsel, on April 8, 2015, Mylan issued a public announcement pursuant to Rule 2.4 of the Irish Takeover Rules, in which it stated that it had made a proposal to acquire Perrigo for $205 per Perrigo ordinary share in cash and Mylan ordinary shares. This announcement contained the full text of the letter provided above. In advance of issuing the announcement, Mr. Coury spoke by telephone to Mr. Papa to notify him of Mylan’s intent to do so. We believe that the market, taking into account all available information, recognizes the value of the proposed combination of Mylan and Perrigo, as evidenced by the increases in the closing trading prices of Mylan ordinary shares (to $68.36) and Perrigo ordinary shares (to $195.00) of 14.8% and 18.4%, respectively, between April 7, 2015 and April 8, 2015, the day we first publicly disclosed our offer for Perrigo.

Between April 11, 2015 and April 12, 2015, Mr. Coury exchanged email correspondence with Mr. Papa regarding the proposed acquisition of Perrigo and the April 8th public announcement. In each of the exchanges, Mr. Coury requested to discuss the non-binding proposal that Mylan had delivered to Perrigo with Mr. Papa. Each time, Mr. Papa denied Mr. Coury’s request.

On April 13, 2015, Mylan filed a premerger notification under the HSR Act with the U.S. Federal Trade Commission and the U.S. Department of Justice regarding its proposed acquisition of Perrigo. Mylan also notified Perrigo of this notification filing and issued a public announcement stating that it had delivered such notification the same day.

On April 15, 2015, the Mylan Executive Committee met in London, United Kingdom to discuss, among other matters, the proposed acquisition of Perrigo and subject to Mylan first completing its arrangement of required financing, approved commencing an offer to acquire all of the outstanding Perrigo ordinary shares for $60 in cash and 2.2 Mylan ordinary shares for each Perrigo ordinary share.

On April 21, 2015, Perrigo issued an announcement rejecting the proposed acquisition, without having engaged in any substantive discussions with Mylan about the acquisition.

Also on April 21, 2015, Mr. Coury received a letter from Erez Vigodman, the President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. or “Teva”, containing a non-binding expression of interest by Teva to acquire Mylan for $82.00 per Mylan ordinary share, with the consideration to be comprised of approximately 50 percent cash and 50 percent Teva stock. Teva stated that its non-binding expression of interest was subject to customary conditions, including receipt of regulatory approvals, and was contingent on Mylan not completing its proposed acquisition of Perrigo or any other alternative transactions. At the same time, Teva issued a press release containing its non-binding expression of interest to acquire Mylan and a copy of the text of the letter sent to Mr. Coury. Upon receiving Mr. Vigodman’s letter, Mr. Coury immediately telephoned Mr. Vigodman to schedule a meeting.

On April 24, 2015, Mylan issued a public announcement pursuant to Rule 2.5 of the Irish Takeover Rules, setting forth its legally binding commitment to commence an offer to acquire all of the outstanding Perrigo ordinary shares for consideration per Perrigo ordinary share of (i) $60 in cash with no interest and (ii) 2.2 Mylan ordinary shares, which offer was fully financed, cash confirmed and not conditional on due diligence. Later that same day, Perrigo issued another announcement rejecting the proposed acquisition, again without having engaged in any substantive discussions with Mylan about the acquisition.

Also on April 24, 2015, Mr. Coury met with Mr. Vigodman in New York to discuss Teva’s expression of interest in acquiring Mylan.

On April 27, 2015, the Mylan Board met in London, United Kingdom to discuss, among other matters, Teva’s non-binding expression of interest to acquire Mylan for $82.00 per Mylan ordinary share. After a comprehensive review conducted in consultation with its financial and legal advisors, the Mylan Board concluded that Teva’s non-binding expression of interest did not meet any of the key criteria that would cause the

Mylan Board to depart from Mylan’s successful and longstanding standalone strategy, and consider engaging in discussions concerning a possible sale of Mylan. The Mylan Board’s criteria included (i) Mylan’s strategic focus going forward (including between generics and specialty), (ii) the offer price reflecting an acceptable change of control premium, (iii) the currency of acquisition consideration, (iv) geographical overlap and footprint, (v) product portfolio redundancy, (vi) industrial logic, (vii) cultural fit, (viii) financial performance of the potential acquirer, (ix) regulatory risk (including the scope of expected divestitures required to meet antitrust approval conditions), (x) integration and its impact on management and employee positions, (xi) the way in which stated synergies could be realized, (xii) the effects on operations, (xiii) the continuation or expansion of research and development capabilities, (xiv) commitment to innovation and (xv) Mylan’s activities in developing countries. Later on April 27, 2015, Mylan announced that the Mylan Board had unanimously rejected Teva’s non-binding expression of interest and Mr. Coury sent Mr. Vigodman a letter outlining the Mylan Board’s reasons for its rejection of Teva’s non-binding expression of interest. In response to Mylan’s announcement, Teva issued an announcement reiterating its non-binding expression of interest.

Also on April 27, 2015, Mr. Coury exchanged email correspondence with Mr. Papa regarding the proposed acquisition of Perrigo. In the exchange, Mr. Coury expressed his disappointment in Mr. Papa’s unwillingness to engage in substantive discussions about the acquisition and reiterated Mylan’s commitment to its proposal. Mr. Coury also again requested to schedule a meeting with Mr. Papa to discuss Mylan’s proposal. Mr. Papa again denied Mr. Coury’s request.

On April 29, 2015, the Mylan Board again met in London, United Kingdom to discuss, among other matters, a potential increase in the offer price Mylan had announced on April 24, 2015 with respect to all of the outstanding Perrigo ordinary shares. After a comprehensive review conducted in consultation with its financial and legal advisors, the Mylan Board determined to increase Mylan’s offer, such that Perrigo shareholders would receive $75 in cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share. Later on April 29, 2015, Mylan issued an announcement setting forth its increased offer. Mylan’s offer reflects an effective implied value of $232.23 per Perrigo ordinary share based on the closing price of a Mylan ordinary share of $68.36 on April 8, 2015, the first day of market reaction to Mylan’s initial proposal to acquire Perrigo. Later that same day, Perrigo issued another announcement rejecting the proposed acquisition, again without having engaged in any substantive discussions with Mylan about the acquisition.

Also on April 29, 2015, Mr. Coury received a letter from Mr. Vigodman reiterating Teva’s non-binding expression of interest to acquire Mylan on the terms previously disclosed. While this letter purported to address the key criteria identified by the Mylan Board in its April 27th announcement, the letter contained mostly conclusory statements about these criteria and Teva’s historical performance.

On May 5, 2015, Teva issued a public announcement that purported to provide additional detail with respect to its expression of interest for Mylan. The public announcement reiterated the terms that Teva had set forth in Mr. Vigodman’s letter to Mr. Coury on April 21, 2015 and did not add any new terms.

Also on May 5, 2015, Mylan hosted a conference call with investors to review its financial results for the first quarter ended March 31, 2015 and to provide an update on its proposed acquisition of Perrigo. On the conference call, Ms. Bresch reiterated Mylan’s commitment to making the Mylan-Perrigo combination a reality and Mylan provided additional detail regarding the strategic rationale for the combination.

On May 12 and 13, 2015, Mylan participated in the Bank of America Merrill Lynch Health Care Conference. At the conference, Ms. Bresch had a brief discussion with Mr. Papa, who was also participating in the conference, in which she requested to discuss Mylan’s proposed acquisition of Perrigo with him. No meeting resulted from Ms. Bresch’s request.

On May 27, 2015, Teva issued its first public disclosure of its acquisition of greater than one percent of Mylan stock on the open market. In the days that followed, Teva continued to acquire, and publish disclosures regarding its acquisition of, Mylan ordinary shares. As of June 19, 2015, Teva has disclosed that it has acquired approximately 4.61% of the outstanding Mylan ordinary shares.

On June 1, 2015, Mr. Coury, on behalf of the Mylan Board, sent a letter to Mr. Vigodman to ask for clarification on whether or not Teva would make an actual offer to acquire Mylan, noting that Teva’s recent actions appeared designed to improperly influence the Mylan shareholder vote with respect to Mylan’s proposed acquisition of Perrigo.

On June 8, 2015, Mr. Coury received a letter from Mr. Vigodman in response to Mylan’s letter of June 1, 2015. However, the letter did not provide answers to the issues raised in Mylan’s letter, including Teva’s intentions (i.e., whether Teva intends to promptly make a binding offer to acquire Mylan, and what the terms and conditions of such an offer would be).

Also on June 8, 2015, Mr. Coury responded to Mr. Vigodman’s letter and asked Teva to answer two specific questions, namely, whether Teva is planning to quickly make a legally binding exchange offer to acquire Mylan and, if so, whether that offer will contain a “hell or high water” provision whereby Teva will agree to whatever the U.S. Federal Trade Commission requires in order to clear the transaction under the HSR Act.

Between June 9, 2015 and June 10, 2015, Mr. Coury corresponded with Mr. Papa requesting a meeting to discuss the proposed acquisition of Perrigo. Mr. Papa denied Mr. Coury’s request, stating that, as Perrigo had previously indicated, the board of directors of Perrigo did not believe there was any reason for a meeting at the present time.

On June 12, 2015, a representative of Goldman Sachs, financial advisors to Mylan, called a representative of Morgan Stanley, financial advisors to Perrigo, by telephone requesting a meeting to discuss Mylan’s proposed acquisition of Perrigo. On June 13, 2015, the representative of Morgan Stanley responded to the representative of Goldman Sachs by electronic mail to deny the request, stating that Perrigo did not see any reason for a meeting at the present time.

On June 16, 2015, Abbott, Mylan’s largest shareholder, issued a press release announcing its support for Mylan’s standalone strategy and announced its intention to vote its ownership stake in favor of the Transaction. Miles D. White, Chairman and Chief Executive Officer of Abbott, stated that “Abbott has considered the entire situation and [believes] that Mylan’s standalone strategy and acquisition of Perrigo will further enhance its platform, is strategically compelling, value enhancing for shareholders, and offers a clear path to completion.” Also on June 16, 2015, Mylan issued a statement responding to the Abbott announcement expressing Mylan’s appreciation for Abbott’s support of Mylan’s long-term vision.

On July 23, 2015, in response to Teva’s unsolicited expression of interest in acquiring Mylan, the Foundation exercised its call option to acquire 488,388,431 Mylan preferred shares pursuant to the terms of the call option agreement between Mylan and the Foundation.

Reasons for the Transaction

Mylan has been highly active in evaluating quality companies and assets within the industry to identify those that would most effectively build on its operating platform and commercial presence, complement its existing strengths and capabilities, enhance its financial flexibility, strengthen its competitive position, deliver additional shareholder value and further the interests of Mylan’s other stakeholders, including employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates.

A series of strategic acquisitions in recent years, including Matrix Laboratories and the generics business of Merck KGaA in 2007, Bioniche Pharma in 2010, Agila Specialties in 2013 and, most recently, Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business earlier this year, has resulted in increased revenues, synergies ahead of our target levels, robust growth in adjusted earnings per share and significant benefits to Mylan’s shareholders and other stakeholders.

Mylan believes that Perrigo is the right next strategic transaction for Mylan and that the combination of Mylan and Perrigo demonstrates clear and compelling industrial logic and will generate significant value for our shareholders and other stakeholders through the creation of a one-of-a-kind global healthcare company that has complementary businesses and cultures, unmatched scale in its operations, one of the industry’s broadest and most diversified portfolios, and immense reach across distribution channels around the world. This unique infrastructure will be able to maximize evolving industry dynamics and capitalize on key trends. We believe that the combination of Mylan and Perrigo would deliver to Mylan’s and Perrigo’s shareholders significantly greater near-term and long-term value than they could otherwise obtain on a standalone basis and further the interests of Mylan’s other stakeholders and the sustainable success of Mylan’s business.

After careful consideration and deliberation, the Mylan Board unanimously approved the Transaction. The Mylan Board unanimously recommends that the Mylan shareholders vote “FOR” the Proposal.

In arriving at its determination, the Mylan Board consulted with Mylan’s management, legal counsel, and financial advisor, reviewed a significant amount of information, considered a number of factors in its deliberations described above, and concluded that the Transaction is likely to result in significant strategic and financial benefits to Mylan for the reasons discussed below. The Mylan Board believes that Perrigo is a compelling strategic fit, which will help Mylan accomplish a number of its goals, including:

•	creating a more diverse and powerful platform;

•	strengthening Mylan’s financial profile;

•	generating significant value for shareholders and furthering the interests of Mylan’s other stakeholders; and

•	producing meaningful cost savings and operational and other synergies.

The Mylan Board’s belief that the Acquisition will help Mylan accomplish a number of its goals is based in part on its consideration of the factors described below. In addition to consulting with its advisors, the Mylan Board utilized its knowledge of Mylan’s business, operations, financial condition, earnings, strategy, and future prospects.

More Diverse and Powerful Platform. The Mylan Board considered several factors related to the combination of the businesses, portfolios and capabilities of Mylan and Perrigo and the anticipated enhanced potential for future strategic opportunities that this combination would provide, including:

•	the businesses of Mylan and Perrigo are highly complementary. Mylan believes that the combined company will have a strong presence in key developed and emerging markets around the world, will open up new markets for Mylan products and provide a significant opportunity to optimize platforms in overlapping geographic regions;

•	Mylan expects the combined company will have an attractive, diversified portfolio with critical mass across generics, OTC, specialty brands and nutritionals;

•	Mylan anticipates the combined company will be a powerful commercial platform with strong reach across multiple channels, giving the combined company an increasingly important strategic advantage in light of the evolving distributor and payor dynamics across geographies;

•	Mylan believes the combined company would have a world-class operating platform, including an unrivaled combined manufacturing platform, renowned supply chain capabilities, vertical integration and global sourcing excellence with the cost advantages and flexibility to be a leading reliable source of high quality products around the world;

•	each of Mylan and Perrigo have strong and complementary R&D capabilities, including broad technological capabilities across prescription, OTC and nutritionals products, a track record of success in securing approvals and expertise in complex, difficult-to-formulate products, and Mylan believes that the combined company would continue to expand our robust pipeline, bring hundreds of new products to market each year and drive long-term growth; and

•	Mylan anticipates that the combined company will have greater potential for continued expansion through business development and acquisitions across business lines.

A Combined Company with a Strong Financial Profile. The Mylan Board considered the ways in which the combination of Mylan and Perrigo would strengthen Mylan’s financial profile, including:

•	the combination of Mylan and Perrigo will result in a stronger and more diverse platform with a strong financial profile, including: approximately $15.3 billion in 2014 pro forma total revenues;

•	Mylan currently anticipates that the Transaction will be accretive to the combined company’s adjusted annual earnings per share by year four following the consummation of the Transaction assuming all anticipated annual pre-tax operational synergies of at least $800 million are fully realized; and

•	Mylan anticipates that the combined company will maintain an investment grade credit rating.

Meaningful Cost Savings and Other Synergies. The Mylan Board considered several factors related to the cost savings and operational and other synergies that are expected to result from the combination of Mylan and Perrigo, including:

•	Mylan currently expects the combination of Mylan and Perrigo will result in at least $800 million of annual pre-tax operational synergies by the end of year four following the consummation of the Transaction. This preliminary estimate is based on certain assumptions which are described on page 53 of this proxy statement.

In addition to the anticipated benefits described above, the Mylan Board also considered, among others, the following factors in approving the Transaction:

•	Perrigo shareholders will receive Mylan ordinary shares at a fixed exchange ratio for each Perrigo ordinary share, which provides certainty to the holders of Mylan ordinary shares as to their pro forma percentage ownership in the combined company;

•	holders of Mylan ordinary shares will own a significant majority (approximately 61%) of the combined company’s ordinary shares (on a fully diluted basis);

•	the Transaction is subject to the approval of the shareholders of Mylan, which gives them an opportunity to express their views on the Transaction;

•	the Mylan Board will remain free to consider alternative transactions, and, until Mylan’s shareholders approve the Proposal at the extraordinary general meeting, to recommend that Mylan’s shareholders not approve the Proposal at the extraordinary general meeting if it should conclude that any such alternative transaction is superior to the acquisition of Perrigo;

•	the likelihood that the Acquisition will be completed on a timely basis;

•

alternatives to the Acquisition including both potential transactions resulting in a change of control of Mylan, such as the transaction proposed in Teva’s non-binding expression of interest, and potential transactions not resulting in a change of control of Mylan, the potential near-term and long-term values to Mylan and its stakeholders of such alternatives and the timing and likelihood of effecting any such alternative;

•	the benefits of the Acquisition for Mylan’s stakeholders, including its shareholders, employees, customers, creditors, suppliers, patients and communities, and the duty of the Mylan Board under Dutch law to act in the interest of Mylan and its business, strategy and mission (including Mylan’s consistent standalone strategy which has proven to be successful) and to take into account the interests of all its stakeholders and the importance of the sustainable success of Mylan’s business;

•	the shared culture between Mylan and Perrigo of integrity, respect and responsibility and common focus on innovation, reliability and customer service will be key contributors to a successful integration; and

•	the experience and prior success of Mylan’s management team in integrating large acquisitions into Mylan’s existing businesses.

The Mylan Board weighed these factors and the anticipated benefits of the Transaction against a number of uncertainties, risks, and potentially negative factors relevant to the Transaction, including the following:

•	that if completed, the Acquisition may not achieve the intended benefits or may disrupt Mylan’s plans and operations;

•	that if goodwill or other intangible assets that the combined company records in connection with the Acquisition become impaired, the Mylan could be required to take significant charges against earnings;

•	that an inability to identify or successfully bid for suitable acquisition targets, or consummate and effectively integrate recent and future potential acquisitions, could limit the Mylan’s future growth and have a material adverse effect on the Mylan’s business, financial condition, results of operations, cash flows, and/or share price;

•	that the existing holders of Mylan ordinary shares will own a smaller share of the combined company following consummation of the Acquisition;

•	that Mylan’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement;

•	that Mylan must obtain required approvals and consents to consummate the Transaction, which, if delayed or not granted, may jeopardize or delay the consummation of the Transaction, result in additional expenditures of money and resources, and/or reduce the anticipated benefits of the Transaction;

•	that Mylan has not had access to Perrigo’s non-public information, and therefore, Mylan may be subject to unknown liabilities of Perrigo;

•	that the Acquisition may not be accretive and may cause dilution to Mylan’s adjusted earnings per share, which may negatively affect the market price of Mylan ordinary shares;

•	that the market for Mylan ordinary shares may be adversely affected by the Share Issuance;

•	that Mylan will incur significant transaction-related costs in connection with the Transaction, which could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows and/or share price;

•	that Mylan will incur a substantial amount of indebtedness to acquire the Perrigo ordinary shares pursuant to the Transaction;

•	that disruption in the financial markets could affect Mylan’s ability to refinance the bridge loan credit facility on favorable terms, or at all;

•	that the business relationships of Mylan and Perrigo, including customer relationships, may be subject to disruption due to uncertainty associated with the Transaction;

•	that if counterparties to certain agreements with Perrigo do not consent to the Acquisition, change of control rights under those agreements may be triggered as a result of the Acquisition, which could cause the combined company to lose the benefit of such agreements and incur material liabilities or replacement costs;

•	that the Acquisition could trigger certain provisions contained in Perrigo’s employee benefit plans or agreements that could require Mylan to make change of control payments;

•	that the loss of key personnel could lead to loss of customers, business disruption, and a decline in revenues, adversely affect the progress of pipeline products, or otherwise adversely affect the operations of Mylan;

•	the fact that the number of Mylan ordinary shares to be received by Perrigo shareholders as consideration for each Perrigo ordinary share will not adjust downward to compensate for increases in the price of Mylan ordinary shares prior to the closing of the Acquisition;

•	the risk that the Acquisition might not be consummated in a timely manner or at all;

•	the fact that the failure to complete the Acquisition could lead to negative perceptions among investors, potential investors, and customers; and

•	the possibility of litigation challenging the Acquisition, that an adverse judgment for monetary damages could have a material adverse effect on the operations of Mylan after the consummation of the Acquisition or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Acquisition.

The Mylan Board concluded that the potential benefits that it expects Mylan would achieve as a result of the Transaction outweigh the uncertainties, risks, and potentially negative factors relevant to the Transaction.

This discussion of the information and factors considered by the Mylan Board includes the principal positive and negative factors considered by the Mylan Board, but is not intended to be exhaustive and may not include all of the factors considered by the Mylan Board. In view of the wide variety of factors considered in connection with its evaluation of the Transaction, and the complexity of these matters, the Mylan Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Transaction and to make its recommendation to the holders of Mylan ordinary shares. Rather, the Mylan Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Mylan Board may have given differing weights to different factors.

We caution you that there can be no assurance about future results, including results considered or expected as described in this section, such as assumptions regarding potential synergies. Despite our request, we have not had discussions with Perrigo’s management nor had access to Perrigo’s books and records to confirm the reasonableness of the assumptions we made to support our estimate of cost savings and operational and other synergies. The information presented in this section is forward looking in nature and, therefore, you should read it in light of the factors discussed in the section entitled “Forward-Looking Statements” beginning on page 91 of this proxy statement.

THE TRANSACTION

Terms of the Transaction

On April 24, 2015, we issued a public announcement pursuant to Rule 2.5 of the Irish Takeover Rules (which we updated and revised on April 29, 2015), setting forth our legally binding commitment to commence an offer to acquire all of the Perrigo ordinary shares for (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 Mylan ordinary shares, nominal value €0.01 per share, in exchange for each Perrigo ordinary share (the “offer”).

If the offer becomes or is declared wholly unconditional in all respects and we acquire 80% or more of the Perrigo ordinary shares, we intend to apply the provisions of Sections 456 to 460 of the Companies Act 2014 of Ireland to acquire compulsorily any outstanding Perrigo ordinary shares not acquired or agreed to be acquired pursuant to the offer or otherwise. In a compulsory acquisition, Perrigo shareholders will receive as consideration the same amount of cash and the same number of Mylan ordinary shares received by any tendering Perrigo shareholder in the offer.

You are being asked to consider and vote on a proposal to approve under article 2:107a of the Dutch Civil Code of the acquisition, directly or indirectly (whether by way of the offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and the issuance of Mylan ordinary shares to Perrigo shareholders as part of the consideration in the Acquisition (the “Share Issuance” and, together with the Acquisition, the “Transaction”).

If any term of the Transaction described in this proxy statement changes prior to the date of the extraordinary general meeting of shareholders in a manner that we believe is material to our shareholders, we will make supplemental disclosures to inform you of the change and, if legally required, resolicit proxies from our shareholders. A change in per share consideration paid for a Perrigo ordinary share or the mix of cash and Mylan ordinary shares to be exchanged for a Perrigo ordinary share, a material new post-closing covenant made by Mylan and a material divestiture required to obtain a regulatory approval each is an example of a change in the terms of the Transaction for which we would make a supplemental disclosure.

We may amend or waive conditions to and other terms of the offer for Perrigo ordinary shares at any time after the approval of the Acquisition and Share Issuance by Mylan shareholders except we will not waive the acceptance condition to a level below the minimum threshold of more than 50% required under the Irish Takeover Rules. We will not seek further approval of Mylan’s shareholders for any such amendment or waiver, except that we will seek further approval of Mylan’s shareholders in the event of an increase (other than in a de minimis amount) in the number of Mylan ordinary shares or other consideration to be received by a Perrigo shareholder in the Transaction for each Perrigo ordinary share (including for any such increase in cash paid per Perrigo ordinary share or any extraordinary dividend or share buyback or redemption effected by Perrigo with our consent).

Mylan believes that any extraordinary dividend or share buyback or redemption effected by Perrigo without our consent would be a frustrating action prohibited by the Irish Takeover Rules and Mylan accordingly would first seek to have the Irish Takeover Panel prohibit Perrigo from effecting any such dividend or share buyback or redemption if announced. We also may, with the consent of the Irish Takeover Panel, reduce the value of our offer per Perrigo ordinary share by the per share value of any such extraordinary dividend or share buyback or redemption and proceed with our offer without further approval of Mylan’s shareholders.

Certain Conditions of the Offer

The consummation of the offer is conditioned on, among other things:

•

Mylan receiving valid acceptances in respect of such number of Perrigo ordinary shares representing not less than 80% of the entire issued and unconditionally allotted (i.e., shares which a person has an unconditional right to have issued to him/her, but which have not yet been issued) Perrigo ordinary shares (calculated on a fully-diluted basis) (the “acceptance threshold”), provided that Mylan may, in its discretion, subject to obtaining a majority lender consent as required under the terms of the Bridge Credit Agreement, decide to lower the acceptance threshold to such number of Perrigo ordinary shares representing more than 50% of the voting rights then exercisable at a general meeting of Perrigo shareholders (being the minimum level of acceptances permissible for a successful tender offer under the Irish Takeover Rules);

•	Mylan shareholders having approved the Proposal;

•	there being no share buyback, redemption or reduction in respect of Perrigo ordinary shares;

•	there being no distributions or dividends with respect to Perrigo ordinary shares;

•	there being no acquisitions or disposals, joint ventures or similar transactions by Perrigo;

•	no resolution being passed at a shareholder meeting of Perrigo to approve any transaction for the purposes of Rule 21 of the Irish Takeover Rules;

•	Perrigo taking no frustrating action (within the meaning of Rule 21 of the Irish Takeover Rules);

•	to the extent applicable to the offer or its implementation, the HSR Condition;

•	the European Commission deciding that the proposed transaction is compatible with the relevant provisions of the EU Merger Regulation, and the terms or conditions to which any such decision is or may be subject being acceptable to Mylan; and

•	apart from the immediately preceding conditions, all other necessary or appropriate permits, approvals, clearances and consents of, or filings with, any governmental regulatory authority having been procured or made, as applicable, all necessary or appropriate waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate), and no governmental authority, regulatory body, court or tribunal having decided to take or having done or decided to do anything which would or would reasonably be expected to make the Acquisition void, illegal or unenforceable.

Mylan has reserved the right to waive certain conditions to the consummation of the offer. Mylan may not assert any condition to the offer (other than the acceptance condition or the EU Merger Regulation condition) unless the circumstances that give rise to such assertion are of material significance to Mylan in the context of the offer, and the Irish Takeover Panel has agreed that this is the case.

Mylan has made an unconditional commitment to take all actions, including making regulatory submissions, responding to information requests and doing everything necessary to obtain a decision from the U.S. Federal Trade Commission (the “FTC”), including making any and all divestitures and other substantive actions, necessary or required in order to ensure that the HSR Pre-Condition is satisfied. See “Regulatory Approvals; Certain Other Legal Matters” beginning on page 53 of this proxy statement.

The Irish Takeover Rules require that any voluntary offer for equity share capital conferring voting rights or other transferable voting securities which, if accepted in full, would result in the offeror holding more than 50% of the voting rights of the offeree, contain a condition that the offer will lapse unless the offeror has acquired or agreed to acquire securities conferring more than 50% of the voting rights in the offeree. Under the Irish Takeover Rules, the offeror is also entitled to reduce the acceptance condition during the course of the offer, subject however to the minimum threshold condition of 50% of the voting rights of the offeree plus one vote. Mylan is seeking in the first instance to acquire 80% of the voting rights in Perrigo in order to avail itself of the compulsory acquisition mechanism available under Irish law which would allow it to compulsorily acquire any outstanding Perrigo ordinary shares not tendered in the offer. In accordance with customary practice in Irish takeover offers, Mylan has also reserved the right to reduce the acceptance condition to below 80%, subject to obtaining a majority lender consent as required under the Bridge Credit Agreement, where it deems it appropriate to do so in order to consummate the offer (i.e., to prevent the offer from lapsing). Mylan’s ability to reduce the acceptance condition remains subject to the 50% plus one vote threshold condition imposed by the Irish Takeover Rules and the terms of the Bridge Credit Agreement.

As a failure to satisfy the Acceptance Condition on the expiry date would cause the offer to lapse, Mylan may consider reducing, subject to obtaining a majority lender consent as required under the terms of the Bridge Credit Agreement, the acceptance condition to below 80% (but not less than 50% plus one vote) in order to consummate the offer by acquiring a controlling interest in Perrigo even where it would not be entitled to implement a compulsory acquisition of the outstanding Perrigo ordinary shares. In such circumstances, Mylan would be entitled to exercise control of Perrigo and its board of directors.

Failure to obtain acceptances in respect of at least 80% of Perrigo ordinary shares may affect Mylan’s ability to complete any post-closing restructuring of Perrigo and its subsidiaries, which could reduce or delay the cost savings or revenue benefits to Mylan. See “Risk Factors—Risks Related to the Transaction—Failure to acquire 100% of the Perrigo ordinary shares may affect our ability to complete any post-closing restructuring of Perrigo and its subsidiaries. This could reduce or delay the operational or other synergies to Mylan” beginning on page 28 of this proxy statement.

Accounting Treatment

Mylan will account for the Acquisition using the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, Mylan considered the factors required under FASB Accounting Standards Codification (ASC), Business Combinations, which is referred to as ASC 805, and determined that Mylan will be considered the acquirer for accounting purposes.

Ownership of Mylan After the Transaction

Mylan has assumed that the number of Perrigo ordinary shares outstanding on the date of consummation of the Transaction will be the same number reported in Perrigo’s Quarterly Report on Form 10-Q for the period ended March 28, 2015, and that the number of Mylan ordinary shares outstanding on the date of consummation of the Transaction will be the same number reported in this proxy statement. Based on these assumptions regarding the number of shares, we expect that, if all Perrigo ordinary shares are acquired pursuant to the Transaction, Mylan shareholders will own, in the aggregate, approximately 61% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the Transaction, and former Perrigo shareholders will own, in the aggregate, approximately 39% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the Transaction.

Material Tax Consequences of the Share Issuance

U.S. Federal Income Tax Consequences of the Share Issuance

Mylan believes that its issuance of its ordinary shares in connection with the proposed Transaction should not result in any U.S. federal income tax consequences to Mylan shareholders or Mylan.

U.K. Tax Consequences of the Share Issuance

Our issuance of our ordinary shares in connection with the proposed Transaction will not result in any U.K. tax consequences for Mylan shareholders or Mylan.

Netherlands Income Tax Consequences of the Share Issuance

Our issuance of our ordinary shares in connection with the proposed Transaction will not result in any Netherlands income tax consequences, provided that: (A) the holder of Mylan ordinary shares, and in the case of individuals, his/her partner or certain relatives by blood or marriage in the direct line (including foster children), does not have a substantial interest or deemed substantial interest in us under the Netherlands Income Tax Act

2001 (in Dutch: “Wet inkomstenbelasting 2001”). Generally speaking, a holder of securities in a company is considered to hold a substantial interest in such company, if such holder alone or, in the case of individuals, together with his/her partner (statutorily defined term), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of that company or of 5% or more of the issued and outstanding capital of a certain class of shares of that company; or (ii) rights to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights in that company that relate to 5% or more of the company’s annual profits and/or to 5% or more of the company’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in a company has been disposed of, or is deemed to have been disposed of, on a non-recognition basis; and (B) the holder of Mylan ordinary shares does not hold a shareholding that qualifies or qualified as a participation for purposes of the Netherlands Corporate Income Tax Act 1969 (in Dutch: “Wet op de vennootschapsbelasting 1969”). Generally, a taxpayer’s shareholding of 5% or more in a company’s nominal paid-up share capital qualifies as a participation. A shareholder may also have a participation if such shareholder does not have a 5% shareholding but a related entity (statutorily defined term) has a participation or if the company in which the shares are held is a related entity.

However, the proposed Transaction, more specifically the change of the percentage interest held by those Mylan shareholders that do have a substantial interest or deemed substantial interest or a qualifying participation as outlined under (A) or (B) above at the date of exchange (“dilution”) may have Netherlands income tax consequences for (i) non-resident individuals who are not eligible to tax treaty benefits, (ii) Netherlands resident individuals holding a substantial interest or deemed substantial interest and (iii) in specific cases which are considered abusive, non-resident corporate legal entities holding a substantial interest or deemed substantial interest.

In addition, the dilution means the percentage interest held by the Mylan shareholder will change and such percentage interest held by the Mylan shareholder can be relevant to certain Netherlands tax aspects, such as access to the participation exemption regime and reduced rates of withholding taxes on dividends under national tax legislation or under tax treaties.

Plans for Perrigo

Mylan has conducted an extensive review of publicly available information related to Perrigo, and has reviewed and analyzed various business strategies that it might consider in the event that Mylan consummates the Transaction. Based on this extensive review, as well as Mylan’s prior integration experience, understanding of Perrigo’s operations and cost structure, market intelligence and Mylan’s own transactional experience, Mylan expects the combination will result in at least $800 million of annual pre-tax operational synergies by the end of year four following the consummation of the Transaction. These expected synergies are expected to come from savings associated with integration and optimization across cost components and functions of the combined company, including the following:

•	Reduced costs of goods sold from operational efficiencies;

•	Limits on the need for further near-term expansion;

•	Vertical integration;

•	Manufacturing rationalization;

•	Research and development savings from elimination of overlapping operations to allow for more efficient and enhanced product development;

•	Optimizing sales and distribution channels from combining sales infrastructure;

•	Reduced general and administrative expense from complementary operating platforms; and

•	Increased revenue from cross-selling.

The estimate of annual pre-tax operational synergies is based on certain assumptions, including the following: (i) that the Transaction will be consummated; (ii) that there will be no material impact on Mylan arising from any divestitures or other restrictions required by competition authorities; (iii) that there will be no material change to the market dynamics affecting Mylan and/or Perrigo following the consummation of the Transaction; and (iv) that there will be no material change to exchange rates following the consummation of the Transaction.

In addition to the efficiencies described above, Mylan intends to explore and take advantage of opportunities for growth upon consummation of the Transaction. For example, Mylan expects to capitalize on the combined company’s reach across channels and around the world to enhance market positions and customer relations, and to expand its product distribution and marketing to new geographic and customer markets.

Following the consummation of the Transaction, Mylan intends to continue its review of the combined company’s operations. Perrigo will have the opportunity to be involved in this review and the formulation and execution of more detailed integration plans. If the Transaction is consummated, Mylan would intend to establish joint teams with Perrigo to conduct this more detailed review to assess how best to leverage the combined company’s strategic position and resources. These teams would look at all aspects of the combined company’s business, including its assets, financial projections, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable to achieve anticipated synergies in the combined company, in light of the circumstances which then exist. Such strategies could include, among other things, changes in Perrigo’s business, facility locations, corporate structure, product development, marketing strategies, capitalization, management or dividend policy. In any integration plan, Mylan will observe the existing employment rights (including pension rights) of all employees of Perrigo at least to the extent required by law.

Mylan is prepared to make appropriate divestitures in connection with obtaining the regulatory approvals required for the consummation of the Transaction. These divestitures are not expected to be material to the combined company.

MYLAN SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION. THE DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY.

Regulatory Approvals; Certain Other Legal Matters

The making of the offer to acquire all of the outstanding Perrigo ordinary shares is pre-conditioned on one of the following having occurred: (i) the expiration or termination of all applicable waiting periods (including any extensions thereof) under the HSR Act, (ii) a final decision to clear or approve the consummation of the Acquisition under the HSR Act having been obtained, irrespective of the conditions attaching thereto, or (iii) September 13, 2015 (the “HSR Pre-Condition”). Mylan reserves the right to waive the HSR Pre-Condition and commence the offer, but if Mylan waives the HSR Pre-Condition or the HSR Pre-Condition is satisfied pursuant to clause (iii) above, the consummation of the offer will remain subject to the HSR Condition.

The Acquisition is subject to review by the FTC and the Department of Justice (the “DOJ” and, together with the FTC, the “antitrust agencies”). Under the HSR Act, the Acquisition may not be completed until certain information and documentary material (“Premerger Notification and Report Forms”) have been provided to the antitrust agencies and the applicable HSR Act waiting period has expired or been terminated.

We filed a Premerger Notification and Report Form on April 13, 2015 with the antitrust agencies in connection with the proposed purchase of Perrigo ordinary shares. On May 13, 2015, prior to the expiration of an initial 30-day waiting period following our filing, we received a request for additional information or documentary material (a “Second Request”). As a result of the Second Request, the waiting period will be extended for an additional period of 30 days following the date we substantially comply with that request, unless it is terminated earlier by the antitrust agencies.

At any time before or after our acquisition of Perrigo ordinary shares, the antitrust agencies could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin our purchase of Perrigo ordinary shares or seeking the divestiture of Perrigo ordinary shares acquired by us or the divestiture of substantial assets of Perrigo or its subsidiaries.

Mylan has made an unconditional commitment to take all actions, including making regulatory submissions, responding to information requests and doing everything necessary to obtain a decision from the FTC, including making any and all divestitures and other substantive actions, necessary or required in order to ensure that the HSR Pre-Condition is satisfied.

Mylan and, based on our examination of publicly available information, Perrigo derive revenues in a number of jurisdictions where antitrust or competition filings or approvals are or may be required. In particular, we believe that the Acquisition is subject to the receipt of regulatory approvals from the relevant competition authorities in the European Union, Mexico, Russia and Ukraine or the expiration of the applicable waiting periods under the antitrust and competition laws of such jurisdictions. On June 15, 2015, Mylan filed a formal antitrust notification with the Federal Economic Competition Commission in Mexico. On June 22, 2015, Mylan filed a formal antitrust notification with the Anti-Monopoly Committee in Ukraine. On June 23, 2015, Mylan filed a formal antitrust notification with the European Commission in the European Union. Lastly, on June 29, 2015, Mylan filed a formal antitrust notification with the Federal Antimonopoly Service in Russia.

Mylan has not made a formal unconditional commitment to take any and all actions as may be necessary or required in order to ensure that non-U.S. antitrust and competition approvals, including any such approvals as may be required in the EU, Mexico, Russia and Ukraine, are obtained. However, pursuant to the legally binding process under the Irish Takeover Rules to commence its offer for Perrigo in order to effect the Acquisition, Mylan is generally required to commit to take, and to take, any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted by governmental agencies from which Mylan seeks consents or approvals, including any divestitures needed to obtain any antitrust or competition approvals, provided, in the case of any non-U.S. antitrust and competition approvals, that it is a condition to the Acquisition that the terms and conditions of any such antitrust and competition approvals must be acceptable or reasonably satisfactory to Mylan.

The Acquisition cannot be consummated until after the relevant approvals have been obtained or applicable waiting periods have expired under the antitrust and competition laws of the countries listed above where filings or approvals are or may be required. We cannot assure you that a challenge to the Acquisition will not be made or that, if a challenge is made, it will not succeed.

On June 11, 2015, City of Riviera Beach General Employees Retirement System and Doris Arnold (collectively, “Plaintiffs”) filed a class action complaint against Mylan and Directors of Mylan Inc. (the “Directors”) in the Washington County, Pennsylvania, Court of Common Pleas (the “Pennsylvania Court”), on behalf of certain former shareholders of Mylan Inc. The complaint alleges both breach of fiduciary duty on the part of the Directors and breach of contract by Mylan and the Directors relating to certain public disclosures made in connection with the EPD Transaction and the creation of, and call option agreement with, the Foundation. Plaintiffs asked the Pennsylvania Court to: find that the Directors breached their fiduciary duties and that Mylan and the Directors breached the purported contract, rescind the vote of Mylan Inc.’s former shareholders approving the EPD Transaction, award compensatory damages and award Plaintiffs their costs relating to the lawsuit. On June 22, 2015, Mylan and the Directors removed the case to the U.S. District Court for the Western District of Pennsylvania (the “District Court”). Plaintiffs filed an amended complaint in the District Court on July 10, 2015, that includes the same basic causes of action and requested relief, drops allegations against some of the Directors named in the original complaint and asserts the breach of contract claim not on behalf of a purported class of former shareholders of Mylan Inc. but on behalf of a purported subclass of such shareholders who held shares of Mylan continuously for a specified period following consummation of the EPD Transaction. The response is due on August 31, 2015. On July 21, 2015, a second class action complaint against the same defendants, asserting the same basic claims and requesting the same basic relief on behalf of the same purported class and subclass, was filed by a different plaintiff in the District Court. The response to this second complaint is due on September  21, 2015. We believe that the claims in these lawsuits are without merit and intend to defend against them vigorously.

Financing of the Acquisition

The Acquisition is not subject to any financing condition or contingency. We expect to use the borrowings from a new bridge loan credit facility of approximately $12.5 billion to finance the Acquisition to the extent that the cash portion of the consideration being paid as part of the Acquisition is not funded from our own resources and/or alternative funding sources. Under the Bridge Credit Agreement, Mylan may not waive or amend the 80% acceptance condition of the offer without obtaining a majority lender consent. Breach of this term of the Bridge Credit Agreement would result in the failure of a condition precedent to funding the bridge loan credit facility, and accordingly, the lenders would not be required to fund their loan commitments. If Mylan obtains the consent required under the Bridge Credit Agreement, it may waive or amend the 80% acceptance condition of the offer (subject to the minimum acceptance threshold of more than 50% required under the Irish Takeover Rules) without jeopardizing the availability of loans under the Bridge Credit Agreement.

Share Repurchases

Under Dutch law, a company may not subscribe for newly issued shares in its own capital. Subject to certain provisions of Dutch law and our Articles, we are permitted to acquire fully paid up shares of our share capital for such consideration as our Board may determine (but within the boundaries set by the General Meeting), to the extent that (i) the shareholders’ equity less the acquisition price is not less than the sum of the paid-up and called-up part of our capital and the reserves that we are required to maintain pursuant to Dutch law, (ii) the nominal value of the shares to be acquired in our capital, which we hold or hold in pledge or which are held by a subsidiary, does not exceed 50% of the issued capital, and (iii) the acquisition of such shares has been authorized by the General Meeting. Such authorization will be valid for a maximum of 18 months (subject to further authorizations). The General Meeting has granted an 18 month authorization as of February 27, 2015, which will expire on August 27, 2016, and allows the Mylan Board to repurchase shares at a price per share consistent with such authorization. Authorization is not required for the acquisition of our ordinary shares listed on NASDAQ for the purpose of transferring the shares to employees under our equity incentive plans. Subject to applicable limits under Dutch law and applicable securities regulation, the combined company may engage in share repurchases in 2016 and 2017; while maintaining our commitment to our investment grade credit rating.

Preferred Shares

Dutch law permits a company to issue to a Dutch foundation a call option to acquire preferred shares that, if exercised, could discourage, prevent or delay a potential takeover or allow such company to further discuss with a potential acquiror its future plans for the company as well as to search for strategic alternatives. On April 3, 2015, Mylan entered into a call option agreement (the “Call Option Agreement”) with the Foundation, pursuant to which Mylan granted the Foundation a call option (the “Option”) to acquire from time to time, at an exercise price of €0.01 per share, Mylan preferred shares up to a maximum number at any time equal to the total number of Mylan ordinary shares issued at such time. On July 23, 2015, in response to Teva’s unsolicited expression of interest in acquiring Mylan, the Foundation exercised the Option and acquired 488,388,431 Mylan preferred shares for a total price of €4.9 million, which amount is payable pursuant to the terms of the Call Option Agreement.

The Foundation is an independent entity with its own independent directors and advisers and is entitled to determine, in its sole discretion, subject to the limits set by its governing documents and applicable Dutch law, whether or not to exercise the Option and any resulting voting power. The Foundation’s governing documents and the Call Option Agreement provide that the Option and the Foundation’s resulting voting power will be exercised solely to further the Foundation’s limited, protective purpose. This limited, protective purpose is set forth in the Foundation’s governing documents, which state that the Foundation shall safeguard the interests of Mylan, its businesses and its stakeholders from time to time against any influence that might threaten the strategy, mission, independence, continuity and/or identity of Mylan and its businesses and which are contrary to the interests of Mylan, its businesses and its stakeholders from time to time (including shareholders, employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates). The Foundation’s limited, protective purpose includes preventing an unsolicited bid for Mylan’s ordinary shares or changes in the composition of Mylan’s board of directors without Mylan’s board of directors having the opportunity to sufficiently consider the consequences of and explore alternatives to such bid or changes. The Foundation’s independent board determines in its sole discretion, acting reasonably and within the limits set by the Foundation’s governing documents, the Call Option Agreement and Dutch law (as described further below), whether or not it perceives that such a threat exists and, if so, whether or not it is required to act by exercising the Option and by voting (or not voting) the Mylan preferred shares.

The Foundation’s conduct is subject to and limited by the fundamental principle of Dutch law, as developed and re-affirmed in Dutch case law, that any protective measure adopted must be an adequate and proportional response to the perceived threat. Given this fundamental principle of Dutch law and the Foundation’s governing documents, the Foundation is (i) permitted to acquire and vote the Mylan preferred shares solely to the extent these actions further its limited, protective purpose and (ii) restricted from exercising any voting power unless it is an adequate and proportional response to a threat reasonably perceived by the Foundation. The Foundation thereby is limited to exercising its voting power to a situation where a party or parties posing such a threat could actually vote (or control the vote on) Mylan ordinary shares and in an amount not greater than the voting power of the party or parties posing the threat.

The Foundation, as a matter of Dutch law, also would be expected to require Mylan to cancel its preferred shares once the perceived threat to Mylan and its stakeholders has been removed or sufficiently mitigated or neutralized. Subject to the same limitations described above, the Foundation would continue to have the right to exercise the Option in the future in response to a new threat to the interests of Mylan, its businesses and its stakeholders from time to time.

CERTAIN RELATIONSHIPS WITH PERRIGO AND INTERESTS OF OUR DIRECTORS AND

EXECUTIVE OFFICERS IN THE TRANSACTION

Neither Mylan nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Perrigo, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this proxy statement, there have been no contacts, negotiations or transactions since two years before the date of the mailing of this proxy statement, between Mylan, any of our subsidiaries or, to the best of our knowledge, any of our directors, executive officers or other affiliates, on the one hand, and Perrigo or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

We have not effected any transaction in securities of Perrigo in the past 60 days. To our knowledge, after reasonable inquiry, none of our directors or executive officers nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Perrigo or has effected any transaction in securities of Perrigo during the past 60 days.

OWNERSHIP OF EQUITY SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Mylan

The following tables set forth information regarding the beneficial ownership of Mylan ordinary shares as of July 13, 2015 by (i) all persons who beneficially own five percent or more of the outstanding Mylan ordinary shares, (ii) Mylan’s directors, Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers of Mylan who were serving at the end of 2014, and (iii) all directors and executive officers of Mylan as a group (based on 491,424,828 shares of Mylan ordinary shares outstanding as of such date). For purposes of these tables, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person is also considered to beneficially own shares that he or she has the right to acquire within 60 days of July 13, 2015. Unless otherwise indicated, the principal address of each of the Mylan shareholders listed below is c/o Mylan N.V., Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL England. To Mylan’s knowledge, as of July 13, 2015, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below.

Shareholders Owning Approximately 5% or More

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Subsidiaries of Abbott Laboratories(1) c/o Abbott Laboratories, 100 Abbott Park Road, Abbott Park, IL 60064-6092	69,750,000	(2)	14.2%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	34,852,351	(3)(5)	7.1%
The Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, PA 19355	28,841,159	(4)(5)	5.9%

(1)	Abbott and its subsidiaries that own ordinary shares of Mylan N.V. are subject to the terms of the Shareholder Agreement (the “Shareholder Agreement”), dated February 27, 2015, by and among Mylan N.V., Abbott, Laboratoires Fournier S.A.S. (“Abbott France”), Abbott Established Products Holdings (Gibraltar) Limited (“Abbott Gibraltar”), and Abbott Investments Luxembourg S.à.r.l. (“Abbott Luxembourg” and, together with Abbott France and Abbott Gibraltar, the “Abbott Subsidiaries”). The Shareholder Agreement will terminate when Abbott no longer beneficially owns any of the ordinary shares of Mylan N.V. issued to it in connection with the EPD Transaction. So long as Abbott beneficially owns at least five percent of the ordinary shares of Mylan N.V., Abbott is required to vote each Mylan N.V. voting security (a) in favor of all those persons nominated and recommended to serve as directors of Mylan N.V.’s Board of Directors or any applicable committee thereof and (b) with respect to any other action, proposal, or matter to be voted on by the shareholders of Mylan N.V. (including through action by written consent), in accordance with the recommendation of the Mylan N.V. Board of Directors or any applicable committee thereof. However, Abbott is free to vote at its discretion in connection with any proposal submitted for a vote of the Mylan N.V. shareholders in respect of (a) the issuance of equity securities in connection with any merger, consolidation, or business combination of Mylan N.V., (b) any merger, consolidation, or business combination of Mylan N.V., or (c) the sale of all or substantially all the assets of Mylan N.V., except where such proposal has not been approved or recommended by the Mylan N.V. Board of Directors, in which event Abbott must vote against the proposal. Further information on the Shareholder Agreement can be found in the Registration Statement.

(2)	Based on Schedule 13D/A filed by Abbott and the Abbott Subsidiaries with the SEC on June 18, 2015 (the “Schedule 13D/A”), Abbott has sole voting power over 0 shares, shared voting power over 69,750,000 shares, sole dispositive power over 0 shares, and shared dispositive power over 69,750,000 shares; Abbott France has sole voting power, shared voting power, sole dispositive power and shared dispositive power over 0 shares; Abbott Gibraltar has sole voting power over 0 shares, shared voting power over 62,782,018 shares, sole dispositive power over 0 shares, and shared dispositive power over 62,782,018 shares; and Abbott Luxembourg has sole voting power over 0 shares, shared voting power over 6,967,982 shares, sole dispositive power over 0 shares, and shared dispositive power over 6,967,982 shares. According to Item 4 of the Schedule 13D/A filed by Abbott on April 6, 2015, on March 31, 2015, the Abbott Subsidiaries entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and Goldman Sachs & Co., as representatives of the several underwriters named therein, and Mylan N.V. relating to an underwritten public resale offering by the Abbott Subsidiaries of an aggregate of 35,000,000 ordinary shares of Mylan N.V. (the “Offering”). The ordinary shares were sold at a price of $56.89125 per ordinary share. This amount represents the $58.35 public offering price per ordinary share, less underwriting discounts and commissions of $1.45875 per ordinary share. The Offering was completed on April 6, 2015. Pursuant to the Underwriting Agreement, Abbott Luxembourg, for no additional consideration, granted the representatives of the Underwriters a 30-day option to purchase up to an additional 5,250,000 ordinary shares of Mylan N.V. from Abbott Luxembourg on the same terms. According to Item 4 of the Schedule 13D/A filed by Abbott on April 10, 2015, on April 7, 2015, the representatives of the Underwriters delivered notice of their exercise of the foregoing option in full. The sale of ordinary shares pursuant to the exercise of the option was completed on April 10, 2015.
(3)	Based on Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 15, 2015 with respect to Mylan Inc., BlackRock, Inc. has sole voting power over 31,701,037 shares, shared voting power over 0 shares, sole dispositive power over 34,852,351 shares, and shared dispositive power over 0 shares.
(4)	Based on Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2015 with respect to Mylan Inc., The Vanguard Group, Inc. has sole voting power over 651,279 shares, shared voting power over 0 shares, sole dispositive power over 28,228,670 shares, and shared dispositive power over 612,489 shares.
(5)	On February 27, 2015, in connection with the EPD Transaction, each share of Mylan Inc. common stock issued and outstanding was canceled and automatically converted into and became the right to receive one Mylan N.V. ordinary share.

Preferred Shares

On April 3, 2015, Mylan entered into a Call Option Agreement with the Foundation, pursuant to which Mylan granted the Foundation the Option to acquire from time to time, at an exercise price of €0.01 per share, Mylan preferred shares up to a maximum number at any time equal to the total number of Mylan ordinary shares issued at such time. On July 23, 2015, in response to Teva’s unsolicited expression of interest in acquiring Mylan, the Foundation exercised the Option and acquired 488,388,431 Mylan preferred shares pursuant to the terms of the Call Option Agreement. Each Mylan ordinary share and preferred share is entitled to one vote on each matter properly brought before the extraordinary general meeting. For more detail on Mylan preferred shares and the Foundation, see “Transaction—Preferred Shares” on page 55 of this proxy statement.

Directors, Executive Officers, and Directors and Executive Officers as a Group

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Options Exercisable and Restricted Shares Vesting within 60 Days	Percent of Class
Heather Bresch	923,955	(1)(8)	44,709	*
Wendy Cameron	64,487		2,974	*
Hon. Robert J. Cindrich	8,135		2,974	*
Robert J. Coury	1,551,698	(2)(8)	42,526	*
JoEllen Lyons Dillon	3,609		2,974	*
Neil Dimick, C.P.A.	38,587		2,974	*
Melina Higgins	19,000	(3)	9,597	*
Harry Korman(4)	30,971	(5)	25,966	*
Douglas Leech, C.P.A.	31,380		2,974	*
Rajiv Malik	813,291	(8)	11,463	*
Joseph C. Maroon, M.D.	11,787		2,974	*
Anthony Mauro	151,022	(6)(8)	13,026	*
Mark W. Parrish	29,660		2,974	*
Rodney L. Piatt, C.P.A.	33,135		79,525	*
John D. Sheehan, C.P.A.	205,830	(8)	23,419	*
Randall L. (Pete) Vanderveen, Ph.D., R.Ph.	35,787		2,974	*
All Directors and executive officers as a group (15 persons, but not including Mr. Korman(4))	3,921,363	(7)	248,057	*

*	Less than 1%.
(1)	Includes 1,157 shares held in Ms. Bresch’s 401(k) account.
(2)	Includes 4,957 shares held in Mr. Coury’s 401(k) account.
(3)	Includes 19,000 shares held by Ms. Higgins’ spouse.
(4)	Mr. Korman retired from Mylan Inc. effective July 1, 2014.
(5)	Includes 1,001 shares held in Mr. Korman’s 401(k) account.
(6)	Includes 5,574 shares held in Mr. Mauro’s 401(k) account.
(7)	Includes 11,688 shares held in the executive officers’ 401(k) accounts.
(8)	Includes restricted ordinary shares issued on June 10, 2015 upon conversion of stock appreciation rights pursuant to the terms of Mylan’s One-Time Special Performance-Based Five-Year Realizable Value Incentive Program implemented in 2014. The restricted ordinary shares remain subject to forfeiture and additional vesting conditions, including achievement of adjusted diluted earnings per share of $6.00 and continued service, and the other terms and conditions of the program. The One-Time Special Performance-Based Five-Year Realizable Value Incentive Program is described in detail in Mylan Inc.’s Form 10-K/A for the period ending December 31, 2014.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On April 24, 2015, Mylan N.V. (“Mylan”) issued a Rule 2.5 announcement under the Irish Takeover Rules setting forth its legally-binding commitment to commence an offer for the entire issued and to be issued share capital of Perrigo Company plc (“Perrigo”). Under the terms of the offer, amended on April 29, 2015, Perrigo shareholders will receive $75 in cash and 2.3 Mylan N.V. ordinary shares for each Perrigo ordinary share (the “offer”). The offer is subject to certain conditions and other terms set forth in the formal Rule 2.5 announcement, including approval by Mylan’s ordinary shareholders. The offer is fully financed, cash confirmed and not conditional on due diligence. The offer is subject to regulatory approvals and customary conditions for an offer governed by the Irish Takeover Rules. On April 29, 2015, Perrigo issued a press release announcing its purported rejection of the amended offer.

On April 24, 2015, the Company entered into a bridge credit agreement (the “Bridge Credit Agreement”) with the lenders from time to time party thereto and Goldman Sachs Bank USA as the Administrative Agent in connection with the offer. The Bridge Credit Agreement, amended on April 29, 2015, provides for a bridge credit facility (the “Bridge Facility”) under which Mylan may obtain loans up to an aggregate amount of approximately $12.5 billion. The proceeds of the Bridge Facility will be applied solely to finance the acquisition, directly or indirectly (whether by way of the offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and costs related to the Acquisition to the extent that the cash portion of the consideration being paid as part of the Acquisition is not funded from our own resources and/or alternative funding sources.

Mylan is not affiliated with Perrigo and has not had the cooperation of Perrigo’s management, advisors or auditors or due diligence access to Perrigo or its business or management in the preparation of these unaudited pro forma condensed combined financial statements. Mylan has not received information from Perrigo concerning its business and financial condition for any purpose, including preparing these unaudited pro forma condensed combined financial statements. Accordingly, these unaudited pro forma condensed combined financial statements have been prepared by Mylan based solely on publicly available information, including Perrigo’s financial statements, SEC filings, analyst reports and investor presentations. The following discussion details the process and assumptions, including those related to recent acquisitions that Mylan has made in preparing the unaudited pro forma condensed combined financial statements.

On February 27, 2015, Mylan completed the acquisition of the non-U.S. developed markets specialty and branded generics business (the “Acquired EPD Business”) of Abbott Laboratories, an Illinois corporation (“Abbott”), in an all-stock transaction for total consideration of $6.3 billion (the “EPD Transaction”). Also on February 27, 2015, Moon of PA Inc. merged with and into Mylan Inc., with Mylan Inc. surviving as a wholly owned indirect subsidiary of Mylan N.V. and each share of Mylan Inc. common stock issued and outstanding immediately prior to the effective date of the Merger was canceled and automatically converted into, and became the right to receive, one Mylan N.V. ordinary share. On February 18, 2015, the Office of Chief Counsel of the Division of Corporation Finance of the SEC issued a no-action letter to Mylan Inc. and Mylan N.V. that included its views that the acquisition of the Acquired EPD Business constituted a “succession” for purposes of Rule 12g-3(a) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and that Mylan N.V., as successor to Mylan Inc., is deemed a large accelerated filer for purposes of Exchange Act Rule 12-b2.

On March 30, 2015, Perrigo completed its acquisition of Omega Pharma Invest NV (“Omega”), a limited liability company incorporated under the laws of Belgium. The purchase price for Omega totaled $4.4 billion, and consisted of $2.1 billion of cash (inclusive of $67.7 million in interest incurred from November 6, 2014, the date on which Perrigo entered into the agreement to purchase Omega, through the closing date), the assumption of $1.4 billion of Omega debt, and the issuance of 5,397,711 Perrigo shares. The cash consideration was financed by a combination of debt and equity issued by Perrigo.

The financial information of Mylan, the Acquired EPD Business and Perrigo is prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) with all amounts stated in U.S. Dollars. Omega prepared its historical financial information in accordance with International Financial Reporting Standards (“IFRS”) with all amounts presented in Euro.

The proposed acquisition of Perrigo is to be accounted for using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan as the acquirer. Unless otherwise indicated, all references to the proposed acquisition of Perrigo include Perrigo’s acquisition of Omega.

For purposes of preparing the unaudited pro forma condensed combined balance sheet at March 31, 2015, Mylan has utilized the following information:

•	The unaudited Mylan condensed consolidated balance sheet as of March 31, 2015;

•	The unaudited Perrigo condensed consolidated balance sheet as of March 28, 2015;

•	The unaudited Omega condensed consolidated balance sheet as of December 31, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015;

•	Pro forma adjustments to reflect the proposed acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on March 31, 2015; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo (including Omega) as if it had occurred on March 31, 2015.

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015, Mylan has utilized the following information:

•	The unaudited Mylan condensed consolidated statement of operations for the three months ended March 31, 2015;

•	The unaudited Perrigo condensed consolidated statement of operations for the three months ended March 28, 2015;

•	The unaudited Acquired EPD Business combined statement of earnings for the period from January 1, 2015 to February 27, 2015, the acquisition date of the Acquired EPD Business;

•	The unaudited Omega condensed consolidated statement of operations for the six months ended December 31, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015;

•	The unaudited Omega condensed consolidated statement of operations for the three months ended September 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K dated November 24, 2014;

•	Pro forma adjustments to reflect the acquisition of the Acquired EPD Business as if it had occurred on January 1, 2014;

•	Pro forma adjustments to reflect the acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on January 1, 2014; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo (including Omega) as if it had occurred on January 1, 2014.

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, Mylan has presented the following information:

•	The Mylan consolidated statement of operations for the year ended December 31, 2014;

•	The unaudited Perrigo condensed consolidated statement of operations for the twelve months ended December 27, 2014;

•	The Acquired EPD Business combined statement of earnings for the year ended December 31, 2014;

•	The unaudited Omega consolidated statement of operations for the twelve months ended June 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015;

•	Pro forma adjustments to reflect the acquisition of the Acquired EPD Business as if it had occurred on January 1, 2014;

•	Pro forma adjustments to reflect the acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on January 1, 2014; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo (including Omega) as if it had occurred on January 1, 2014.

In preparing the unaudited pro forma condensed combined financial statements, Mylan has utilized the unaudited December 31, 2014 historical condensed consolidated balance sheet for Omega and the unaudited consolidated statement of operations for the twelve months ended June 30, 2014 and the six months ended December 31, 2014, converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015. In addition, Mylan utilized the unaudited consolidated statement of operations for the three months ended September 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K dated November 24, 2014. Mylan has presented this financial information for Omega as it believes that it represents the best publicly available information to reflect a complete presentation of the unaudited pro forma condensed combined financial statements on a U.S. GAAP basis and is the most useful presentation for shareholders and other stakeholders. As previously mentioned, Mylan has not had the cooperation of Perrigo’s management, advisors or auditors and has not received any non-public financial or business information regarding Perrigo (including information regarding Omega). If additional historical Omega financial information for a more recent period prepared on a U.S. GAAP basis becomes available, Mylan will update and revise the unaudited pro forma condensed combined financial statements.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are: directly attributable to the aforementioned transactions; factually supportable; and, with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the Mylan, Abbott and Perrigo (including Omega, as filed by Perrigo) documents detailed in the section titled “Incorporation by Reference” beginning on page 86.

The unaudited pro forma financial information is for informational purposes only. It does not purport to indicate the results that would have actually been attained had the proposed acquisition of Perrigo (including Omega) or the acquisition of the Acquired EPD Business been completed on the assumed date or for the period presented, or which may be realized in the future. To produce the unaudited pro forma financial information, Mylan allocated the estimated purchase price using its best estimates of fair value. These estimates are based on the most recently available public information. To the extent there are significant changes to the business of Perrigo (including the business of Omega), the assumptions and estimates herein could change significantly. The allocation of the purchase price is dependent upon certain valuation and other studies that are not yet started. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis is performed. There can be no assurances that the final valuation will not result in material changes to the purchase price allocation. Furthermore, Mylan could have reorganization and restructuring expenses as well as potential operating efficiencies as a result of the proposed combining of Mylan and Perrigo. The unaudited pro forma financial information does not reflect these potential expenses and efficiencies.

Mylan N.V.

Unaudited Pro Forma Condensed Combined Balance Sheet Information

as of March 31, 2015

(in millions)

	Historical			Pro Forma
	Mylan March 31, 2015	Perrigo March 28, 2015	Omega December 31, 2014	Perrigo Pro Forma Adjustments	Note	Perrigo Financing Adjustments	Note	Mylan/Perrigo Pro Forma Combined
	I	II	III	IV		V		I+II+III+IV+V
ASSETS
Assets
Current assets:
Cash and cash equivalents	$277.2	$3,430.4	$44.2	$(135.0)	4e	$11,000.0	7a	$1,087.1
				(11,039.1)	4c	(390.8)	7a
				(2,099.8)	4b,4m
Accounts receivable, net	2,264.6	881.7	238.0	—		—		3,384.3
Inventories	1,908.3	637.0	219.9	110.0	4f	—		2,875.2
Deferred income tax benefit	369.9	69.9	78.7	—		—		518.5
Prepaid expenses and other current assets	2,606.4	111.0	29.5	—		—		2,746.9

Total current assets	7,426.4	5,130.0	610.3	(13,163.9)		10,609.2		10,612.0
Property, plant and equipment, net	1,872.3	769.2	88.7	—	4g	—		2,730.2
Intangible assets, net	6,770.6	6,591.2	1,275.2	15,597.6	4h	—		30,234.6
Goodwill	5,115.8	3,403.9	753.8	20,003.6	4j	—		25,119.4
				(4,157.7)	4j
Deferred income tax benefit	87.8	27.7	37.2	—		—		152.7
Other assets	850.9	260.8	38.4	—		—		1,150.1

Total assets	$22,123.8	$16,182.8	$2,803.6	$18,279.6		$10,609.2		$69,999.0

	Historical			Pro Forma
	Mylan March 31, 2015	Perrigo March 28, 2015	Omega December 31, 2014	Perrigo Pro Forma Adjustments	Note	Perrigo Financing Adjustments	Note	Mylan/Perrigo Pro Forma Combined
	I	II	III	IV		V		I+II+III+IV+V
LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Trade accounts payable	$997.0	$323.2	$374.4	$—		$—		$1,694.6
Short-term borrowings	169.2	3.4	—	—		—		172.6
Income taxes payable	63.9	4.0	21.4	—		—		89.3
Current portion of long-term debt and other long-term obligations	2,611.4	355.6	1.7	—		11,000.0	7a	13,968.7
Deferred income tax liability	7.4	—	21.0	31.3	4i	—		59.7
Other current liabilities	1,439.1	598.0	207.5	(4.9)	4m	—		2,239.7

Total current liabilities	5,288.0	1,284.2	626.0	26.4		11,000.0		18,224.6
Long-term debt	5,750.4	4,367.8	1,233.5	303.4	4k	—		11,655.1
Other long-term obligations	1,378.4	300.5	39.3	—		—		1,718.2
Deferred income tax liability	613.8	644.6	130.6	4,348.7	4i	—		5,737.7

Total liabilities	13,030.6	6,597.1	2,029.4	4,678.5		11,000.0		37,335.6

Equity
Ordinary shares	5.5	7,704.7	471.6	(8,176.3)	4l	—		9.3
				3.8	4a
Additional paid-in capital	7,007.6	—	—	24,106.5	4a	—		31,114.1
Retained earnings	3,671.1	1,900.0	317.5	(2,217.5)	4l	(390.8)	7a	3,131.0
				(135.0)	4e
				(14.3)	4m
Accumulated other comprehensive (loss) income	(1,610.9)	(19.0)	(14.4)	33.4	4l	—		(1,610.9)

	9,073.3	9,585.7	774.7	13,600.6		(390.8)		32,643.5
Noncontrolling interest	19.9	—	(0.5)	0.5	4l	—		19.9

Total equity	9,093.2	9,585.7	774.2	13,601.1		(390.8)		32,663.4

Total liabilities and equity	$22,123.8	$16,182.8	$2,803.6	$18,279.6		$10,609.2		$69,999.0

Mylan N.V.

Unaudited Pro Forma Condensed Combined Statements of Operations

for the Three Months Ended March 31, 2015

(in millions, except per share amounts)

	Historical		Pro Forma			Historical		Pro Forma Adjustments
	Mylan N.V. Three Months Ended March 31, 2015	Acquired EPD Business Jan. 1, 2015 - Feb 27, 2015	Acquired EPD Business Pro Forma Adjustments	Note	Mylan Pro Forma for Acquired EPD Business	Perrigo Three Months Ended March 28, 2015	Omega Three Months Ended December 31, 2014	Perrigo Pro Forma Adjustments	Note	Perrigo Financing Adjustment	Note	Mylan/Perrigo Pro Forma Combined
	I	II	III		IV=I+II+III	V	VI	VII		VIII		IV+V+VI+VII+VIII
Revenues:
Net sales	$1,854.6	$247.0	$—		$2,101.6	$1,049.1	$393.6	$—		$—		$3,544.3
Other revenues	17.1	—	—		17.1	—	—	—		—		17.1

Total revenues	1,871.7	247.0	—		2,118.7	1,049.1	393.6	—		—		3,561.4
Cost of sales	1,041.6	90.3	62.3	5a	1,212.3	670.3	205.0	187.3	6a	—		2,378.2
			0.1	5d				110.0	6c	—
			18.0	5b				(6.7)	6b

Gross profit	830.1	156.7	(80.4)		906.4	378.8	188.6	(290.6)		—		1,183.2
Operating expenses:
Research and development	169.9	15.6	—		185.5	35.4	11.2	—		—		232.1
Selling, general, and administrative	483.2	93.4	(62.1)	5c	514.6	144.2	157.0	—		—		815.8
			0.1	5d
Litigation settlements, net	17.7	—	—		17.7	—	—	—		—		17.7
Other operating expense, net	—	—	—		—	—	(6.5)	—		—		(6.5)

Total operating expenses	670.8	109.0	(62.0)		717.8	179.6	174.7	—		—		1,072.1

Earnings from operations	159.3	47.7	(18.4)		188.6	199.2	13.9	(290.6)		—		111.1
Interest expense, net	79.5	—	—		79.5	43.3	12.7	(12.0)	6f	59.3	7a	182.8
Other expense, net	18.5	—	—		18.5	258.6	7.3	—		—		284.4

Earnings (loss) before income taxes and noncontrolling interest	61.3	47.7	(18.4)		90.6	(102.7)	(6.1)	(278.6)		(59.3)		(356.1)
Income tax provision (benefit)	4.7	8.7	(2.9)	5e	10.5	(7.8)	(6.9)	(50.1)	6d	(10.7)	7c	(65.0)

Net earnings (loss) attributable to Mylan N.V. ordinary shareholders	$56.6	$39.0	$(15.5)		$80.1	$(94.9)	$0.8	$(228.5)		$(48.6)		$(291.1)

Earnings (loss) per ordinary share attributable to Mylan ordinary shareholders:
Basic	$0.14											$(0.35)

Diluted	$0.13											$(0.35)

Weighted average ordinary shares outstanding:
Basic	418.0		73.3	5f	491.3			338.5	6e			829.8

Diluted	443.8		73.3	5f	517.1			338.5	6e			829.8

Mylan N.V.

Unaudited Pro Forma Condensed Combined Statements of Operations

for the Year Ended December 31, 2014

(in millions, except per share amounts)

	Historical		Pro Forma			Historical		Pro Forma Adjustments
	Mylan N.V. December 31, 2014	Acquired EPD Business December 31, 2014	Acquired EPD Business Pro Forma Adjustments	Note	Mylan Pro Forma for Acquired EPD Business	Perrigo Twelve Months Ended December 27, 2014	Omega Twelve Months Ended June 30, 2014	Perrigo Pro Forma Adjustments	Note	Perrigo Financing Adjustments	Note	Mylan/Perrigo Pro Forma Combined
	I	II	III		IV=I+II+III	V	VI	VII		VIII		IV+V+VI+VII+VIII
Revenues:
Net sales	$7,646.5	$1,985.0	$—		$9,631.5	$4,171.5	$1,698.6	$—		$—		$15,501.6
Other revenues	73.1	—	—		73.1	—	—	—		—		73.1

Total revenues	7,719.6	1,985.0	—		9,704.6	4,171.5	1,698.6	—		—		15,574.7
Cost of sales	4,191.6	933.0	338.6	5a	5,500.1	2,735.3	791.4	749.3	6a	—		9,861.5
			36.0	5b				110.0	6c
			0.9	5d				(24.6)	6b

Gross profit	3,528.0	1,052.0	(375.5)		4,204.5	1,436.2	907.2	(834.7)		—		5,713.2
Operating expenses:
Research and development	581.8	104.0	—		685.8	172.5	47.6	—		—		905.9
Selling, general, and administrative	1,625.7	646.0	(97.2)	5c	2,175.2	641.4	641.4	—		—		3,458.0
			0.7	5d
Litigation settlements, net	47.9	—	—		47.9	—	—	—		—		47.9
Other operating income, net	80.0	—	—		80.0	—	8.7	—		—		88.7

Total operating expenses	2,175.4	750.0	(96.5)		2,828.9	813.9	680.3	—		—		4,323.1

Earnings from operations	1,352.6	302.0	(279.0)		1,375.6	622.3	226.9	(834.7)		—		1,390.1
Interest expense, net	333.2	—	—		333.2	109.1	59.0	(48.0)	6f	296.1	7a,7b	749.4
Other expense, net	44.9	3.0	—		47.9	91.5	25.8	—		—		165.2

Earnings before income taxes and noncontrolling interest	974.5	299.0	(279.0)		994.5	421.7	142.1	(786.7)		(296.1)		475.5
Income tax (benefit) provision	41.4	34.0	(27.9)	5e	47.5	75.2	30.6	(141.6)	6d	(53.3)	7c	(41.6)

Net earnings	933.1	265.0	(251.1)		947.0	346.5	111.5	(645.1)		(242.8)		517.1
Net earnings attributable to the noncontrolling interest	(3.7)	—	—		(3.7)	—	—	—		—		(3.7)

Net earnings attributable to Mylan N.V. ordinary shareholders	$929.4	$265.0	$(251.1)		$943.3	$346.5	$111.5	$(645.1)		$(242.8)		$513.4

	Historical		Pro Forma			Historical		Pro Forma Adjustments
	Mylan N.V. December 31, 2014	Acquired EPD Business December 31, 2014	Acquired EPD Business Pro Forma Adjustments	Note	Mylan Pro Forma for Acquired EPD Business	Perrigo Twelve Months Ended December 27, 2014	Omega Twelve Months Ended June 30, 2014	Perrigo Pro Forma Adjustments	Note	Perrigo Financing Adjustments	Note	Mylan/Perrigo Pro Forma Combined
	I	II	III		IV=I+II+III	V	VI	VII		VIII		IV+V+VI+VII+VIII
Earnings per ordinary share attributable to Mylan ordinary shareholders:
Basic	$2.49											$0.62

Diluted	$2.34											$0.61

Weighted average ordinary shares outstanding:
Basic	373.7		110.0	5f	483.7			338.5	6e			822.2

Diluted	398.0		110.0	5f	508.0			338.5	6e			846.5

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. General

On April 24, 2015, Mylan issued a Rule 2.5 announcement under the Irish Takeover Rules setting forth its legally-binding commitment to commence an offer for the entire issued and to be issued share capital of Perrigo (the “Perrigo Proposal”). Under the terms of the offer, Perrigo shareholders will receive $75 in cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share. The offer is subject to certain conditions and other terms set forth in the formal Rule 2.5 announcement, including approval by Mylan N.V. shareholders. On April 29, 2015, Perrigo issued a press release announcing its purported rejection of the offer.

On February 27, 2015, Mylan completed the acquisition of the Acquired EPD Business from Abbott in an all-stock transaction for total consideration of $6.3 billion. Also on February 27, 2015, Moon of PA Inc. merged with and into Mylan Inc., with Mylan Inc. surviving as a wholly owned indirect subsidiary of Mylan N.V. and each share of Mylan Inc. common stock issued and outstanding immediately prior to the effective date of the Merger was canceled and automatically converted into, and became the right to receive, one Mylan N.V. ordinary share. On February 18, 2015, the Office of Chief Counsel of the Division of Corporation Finance of the SEC issued a no-action letter to Mylan Inc. and Mylan N.V. that included its views that the acquisition of the Acquired EPD Business constituted a “succession” for purposes of Rule 12g-3(a) under the Exchange Act and that Mylan N.V., as successor to Mylan Inc., is deemed a large accelerated filer for purposes of Exchange Act Rule 12b-2.

The unaudited pro forma financial information gives effect to the acquisition of the Acquired EPD Business and the proposed acquisition of Perrigo (including Omega) both of which are accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under ASC 805, the acquirer is usually the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. The acquirer usually is also the combining entity whose relative size is significantly larger than that of the other combining entity or entities. As a result, Mylan is treated as the acquirer in both transactions.

The historical financial information has been adjusted in the unaudited pro forma financial information to give effect to pro forma events that are: directly attributable to the acquisition of the Acquired EPD Business and the proposed acquisition of Perrigo (including Omega); factually supportable; and, with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of Mylan. As such, the impact from transaction-related expenses is not included in the unaudited pro forma condensed combined statement of operations. However, the impact of these expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to cash and cash equivalents with a corresponding decrease to retained earnings.

The unaudited pro forma financial information does not reflect any synergies, including cost savings, or the associated costs to achieve such synergies that could result from either transaction.

Assumptions and estimates underlying the pro forma adjustments are described in Notes 4, 5, 6 and 7. Since the unaudited pro forma financial information has been prepared based on preliminary estimates, which are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and its allocation thereof. Differences from the preliminary estimates could be material.

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of the results of operations or financial position that would have been achieved had either transaction been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Mylan.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

2. Basis of Presentation

Mylan is not affiliated with Perrigo and has not had the cooperation of Perrigo’s management, advisors or auditors or due diligence access to Perrigo or its business or management in the preparation of these unaudited pro forma condensed combined financial statements. Mylan has not received information from Perrigo concerning its business and financial condition for any purpose, including preparing these unaudited pro forma condensed combined financial statements. Accordingly, these unaudited pro forma condensed combined financial statements have been prepared by Mylan based solely on publicly available information, including Perrigo’s and Omega’s financial statements, as filed by Perrigo with the SEC, analyst reports and investor presentations. The unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the following documents:

•	audited consolidated financial statements of Mylan Inc. as of and for the year ended December 31, 2014 and the related notes, included in the Mylan Inc. Annual Report on Form 10-K;

•	the Current Report on Form 8-K of Mylan dated June 11, 2015, which presents revised historical financial statements and related disclosure contained in Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 to include the subsidiary guarantor footnote;

•	audited consolidated financial statements of Perrigo as of and for the year ended June 27, 2014 and the related notes, included in the Perrigo Annual Report on Form 10-K;

•	unaudited condensed consolidated financial statements of Perrigo as of and for the three and six months ended December 27, 2014 and the related notes, included in the Perrigo Quarterly Report on Form 10-Q;

•	unaudited condensed consolidated financial statements of Perrigo as of and for the three and nine months ended March 28, 2015 and the related notes included in the Perrigo Quarterly Report on Form 10-Q;

•	unaudited condensed consolidated financial statements of Mylan as of and for the three months ended March 31, 2015 and the related notes included in the Mylan Quarterly Report on Form 10-Q;

•	audited consolidated financial statements of Omega for the year ended December 31, 2014, which are included in Annex A to this proxy statement;

•	unaudited combined financial information of Omega, which was filed as Exhibit 99.2 to the Current Report on Form 8-K of Perrigo dated November 20, 2014; and

•	the Current Report on Form 8-K/A of Perrigo dated June 15, 2015, which presents the pro forma impacts of the Omega transaction.

The following discussion details the process and assumptions, including those related to recent acquisitions that Mylan has made in preparing the unaudited pro forma condensed combined financial statements.

On March 30, 2015, Perrigo completed its acquisition of Omega. The purchase price for Omega totaled $4.4 billion, and consisted of $2.1 billion of cash (including $67.7 million in interest incurred from November 6, 2014, the date on which Perrigo entered into the agreement to purchase Omega, through the closing date), the assumption of $1.4 billion of Omega debt, and the issuance of 5,397,711 Perrigo shares. The cash consideration was financed by a combination of debt and equity issued by Perrigo.

The financial information of Mylan, the Acquired EPD Business and Perrigo is prepared in accordance with U.S. GAAP with all amounts presented in U.S. Dollars. Omega prepared its consolidated historical financial information as of and for the year ended December 31, 2014 in accordance with IFRS as adopted by the European Union with all amounts presented in Euro.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

The proposed acquisition of Perrigo is to be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan as the acquirer. Unless otherwise indicated, all references to the proposed acquisition of Perrigo, include Perrigo’s acquisition of Omega.

For purposes of preparing the unaudited pro forma condensed combined balance sheet at March 31, 2015, Mylan has utilized the following information:

•	The unaudited Mylan condensed consolidated balance sheet as of March 31, 2015;

•	The unaudited Perrigo condensed consolidated balance sheet as of March 28, 2015;

•	The unaudited Omega condensed consolidated balance sheet as of December 31, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015;

•	Pro forma adjustments to reflect the proposed acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on March 31, 2015; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo (including Omega) as if it had occurred on March 31, 2015.

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015, Mylan has utilized the following information:

•	The unaudited Mylan condensed consolidated statement of operations for the three months ended March 31, 2015;

•	The unaudited Perrigo condensed consolidated statement of operations for the three months ended March 28, 2015;

•	The unaudited Acquired EPD Business combined statement of earnings for the period from January 1, 2015 to February 27, 2015, the acquisition date of the Acquired EPD Business;

•	The unaudited Omega condensed consolidated statement of operations for the six months ended December 31, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015;

•	The unaudited Omega condensed consolidated statement of operations for the three months ended September 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K dated November 24, 2014;

•	Pro forma adjustments to reflect the acquisition of the Acquired EPD Business as if it had occurred on January 1, 2014;

•	Pro forma adjustments to reflect the acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on January 1, 2014; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo (including Omega) as if it had occurred on January 1, 2014.

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, Mylan has utilized the following information:

•	The Mylan Inc. consolidated statement of operations for the year ended December 31, 2014;

•	The unaudited Perrigo condensed consolidated statement of operations for the twelve months ended December 27, 2014;

•	The Acquired EPD Business combined statement of earnings for the year ended December 31, 2014;

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

•	The unaudited Omega condensed consolidated statement of operations for the twelve months ended June 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015;

•	Pro forma adjustments to reflect the acquisition of the Acquired EPD Business as if it had occurred on January 1, 2014;

•	Pro forma adjustments to reflect the acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on January 1, 2014; and

•	Financing-related adjustments to reflect the proposed acquisition of Perrigo (including Omega) as if it had occurred on January 1, 2014.

In preparing the unaudited pro forma condensed combined financial statements, Mylan has utilized the unaudited December 31, 2014 historical condensed consolidated balance sheet for Omega and the unaudited consolidated statement of operations for the twelve months ended June 30, 2014 and the six months ended December 31, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Form 8-K/A dated June 15, 2015. In addition, Mylan utilized the unaudited consolidated statement of operations for the three months ended September 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K dated November 24, 2014. Mylan has presented this financial information for Omega as it believes that it represents the best publicly available information to reflect a complete presentation of the unaudited pro forma condensed combined financial statements on a U.S. GAAP basis and is the most useful presentation for shareholders and other stakeholders. As previously mentioned, Mylan has not had the cooperation of Perrigo management, advisors or auditors and has not received any non-public financial or business information regarding Perrigo (including information regarding Omega). If additional historical Omega financial information for a more recent period prepared on a U.S. GAAP basis becomes available, Mylan will update and revise the unaudited pro forma condensed combined financial statements.

The unaudited pro forma financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations. For accounting purposes, Mylan has been treated as the acquirer in the acquisition of the Acquired EPD Business and proposed acquisition of Perrigo (including Omega). Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been presented solely for the purpose of providing the unaudited pro forma financial information and will be revised as additional information becomes available and as additional analysis is performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma financial information and Mylan’s future consolidated results of operations and financial condition.

The acquisition of the Acquired EPD Business and the proposed acquisition of Perrigo (including Omega) has been accounted for using Mylan’s historical information and accounting policies and combining the assets and liabilities of the Acquired EPD Business and Perrigo (including Omega) at their respective estimated fair values. The assets and liabilities of the Acquired EPD Business have been measured based on various estimates using assumptions that Mylan’s management believes are reasonable and utilizing information currently available. For the assets and liabilities of Perrigo, Mylan allocated the estimated purchase price using its best estimates of fair value. These estimates are based on the most recently available public information. To the extent there are significant changes to the business of Perrigo or adverse impacts from a proposed transaction Mylan is unaware of because of lack of cooperation from management, the assumptions and estimates herein could change

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

significantly. The allocation of the purchase price is dependent upon certain valuation and other studies that are not yet started. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis is performed. There can be no assurances that the final valuation will not result in material changes to the purchase price allocation.

Acquisition-related transaction costs, such as investment banker, advisory, legal, valuation, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. These costs are not presented in the unaudited pro forma condensed combined statement of operations because they will not have a continuing impact on the consolidated results of operations for Mylan.

In connection with the proposed acquisition of Perrigo, total acquisition-related transaction costs expected to be incurred by Mylan are estimated to be approximately $135 million (excluding financing fees payable related to the bridge credit agreement). The estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2015 as a reduction to cash and cash equivalents with a corresponding decrease to retained earnings. No tax effect was recorded for these costs as their deductibility has not been assessed.

In connection with the acquisition of the Acquired EPD Business, during the three months ended March 31, 2015, transaction costs incurred by Mylan totaled $62.1 million. During the year ended December 31, 2014, transaction costs incurred by Mylan and the Acquired EPD Business totaled $50.2 million and $47.0 million, respectively. These costs are included in the consolidated results of operations and eliminated in the unaudited pro forma condensed combined income statement adjustments.

Reclassifications

Certain reclassifications were made to the historical financial statements of the Acquired EPD Business, Perrigo and Omega to conform to the financial statement presentation adopted by Mylan, which include the following:

Adjustments made to the Acquired EPD Business’s historical combined financial statements for the year ended December 31, 2014:

•	A reclassification of $3.0 million from net foreign exchange losses to other expense, net.

Adjustments made to the Perrigo’s unaudited historical condensed consolidated financial statements as of and for the three months ended March 28, 2015:

•	A reclassification of $21.8 million from investment securities to prepaid and other current assets

•	A reclassification of $63.4 million from goodwill and other indefinite lived intangible assets to intangible assets

•	A reclassification of $14.7 million from distribution expenses to selling, general and administrative expenses

•	A reclassification of $48.8 million from selling expenses to selling, general and administrative expenses

•	A reclassification of $79.6 million from administration expenses to selling, general and administrative expenses

•	A reclassification of $1.1 million from restructuring expenses to selling, general and administrative expenses

Adjustments made to the Perrigo’s unaudited historical condensed consolidated financial statements for the twelve months ended December 27, 2014:

•	A reclassification of $57.3 million from distribution expenses to selling, general and administrative expenses

•	A reclassification of $206.3 million from selling expenses to selling, general and administrative expenses

•	A reclassification of $343.7 million from administration expenses to selling, general and administrative expenses

•	A reclassification of $34.2 million from restructuring expenses to selling, general and administrative expenses

Adjustments made to the Omega’s unaudited historical condensed consolidated financial statements as of and for the three months ended December 31, 2014

•	A reclassification of $1.3 billion from goodwill and other indefinite-lived intangible assets to intangible assets

•	A reclassification of $17.9 million from distribution expenses to selling, general and administrative expenses

•	A reclassification of $135.9 million from selling expenses to selling, general and administrative expenses

•	A reclassification of $6.5 million from restructuring to selling, general and administrative expenses

Adjustments made to the Omega’s unaudited historical condensed consolidated financial statements for the twelve months ended June 30, 2014

•	A reclassification of $95.2 million from distribution expenses to selling, general and administrative expenses

•	A reclassification of $535.0 million from selling expenses to selling, general and administrative expenses

•	A reclassification of $11.2 million from restructuring to selling, general and administrative expenses

Upon consummation of the proposed acquisition of Perrigo, Mylan will review, in detail, Perrigo’s accounting policies. As a result of that review, Mylan may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited condensed combined financial statements. Based upon the publicly available information, Mylan is not aware of any differences that would have a material impact on the unaudited pro forma financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

3. Perrigo Purchase Price

Upon consummation of the proposed acquisition of Perrigo, Perrigo ordinary shareholders will receive $75 of cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share.

Perrigo ordinary shares outstanding as of April 24, 2015	146,262,983
Perrigo ordinary shares to be issued to settle share-based awards (a)	924,896

Total estimated Perrigo ordinary shares to be acquired	147,187,879

Multiplied by equity exchange ratio	2.3

Number of Mylan shares to be issued to Perrigo Shareholders	338,532,122

Multiplied by Mylan closing share price on July 10, 2015	$71.22

Estimated fair value of ordinary shares transferred (in millions)	$24,110.3

Cash consideration per each Perrigo ordinary share to be acquired	$75.00

Estimated cash consideration (in millions)	$11,039.1

Fair value of total consideration transferred (in millions)	$35,149.4

Goodwill (in millions)	$20,003.6

(a)	For purposes of calculating the fair value of the total consideration transferred, Mylan has assumed that upon consummation of the proposed acquisition, Perrigo ordinary shares would be issued to satisfy the exercise of options and settlement of other share-based awards under Perrigo share schemes (assuming exercise of such options and settlement of such awards at target levels of performance) and those shares are each exchanged for $75.00 in cash and 2.3 Mylan ordinary shares.

4. Perrigo Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following summarizes the pro forma adjustments in connection with the proposed acquisition of Perrigo to give effect to the acquisition as if it had occurred on January 1, 2014 for purposes of the unaudited pro forma condensed combined statements of operations and on March 31, 2015 for purposes of the unaudited pro forma condensed combined balance sheet. All pro forma adjustments presented below reflect Mylan’s estimated pro forma adjustments for Omega.

(in millions)	Note	Amount
Purchase consideration
Fair value of total consideration transferred	4a	$35,149.4

Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Perrigo’s net assets	4d	10,359.9
Cash consideration related to Omega acquisition, excluding transaction costs	4b	(2,080.6)
Elimination of Perrigo’s historical goodwill	4j	(4,157.7)

Net assets to be acquired		4,121.6

Preliminary estimate of fair value adjustments of net assets acquired
Inventories	4f	110.0
Intangible assets, net	4h	15,597.6
Fair value of debt	4k	(303.4)
Deferred income tax liability	4i	(4,380.0)

Goodwill	4j	$20,003.6

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

a. The table below depicts a sensitivity analysis of the estimated purchase consideration and goodwill, assuming a 10% increase or decrease of the closing price of Mylan’s ordinary shares used to determine the total estimated purchase consideration.

	Price of Mylan Ordinary Shares	Shares Exchanged (in millions)	Calculated Value of Share Consideration (in millions)	Cash Consideration Transferred (in millions)	Total Purchase Price (in millions)	Total Goodwill (in millions)
As of July 10, 2015	$71.22	338.5	$24,110.3	$11,039.1	$35,149.4	$20,003.6
Decrease of 10%	64.10	338.5	21,699.9	11,039.1	32,739.0	17,593.2
Increase of 10%	78.34	338.5	26,520.6	11,039.1	37,559.7	22,413.9

b. Reflects a reduction in Perrigo’s cash of $2.1 billion, with a corresponding adjustment to goodwill, to reflect the cash consideration paid by Perrigo to acquire Omega on March 30, 2015, including $19.2 million of transaction costs.

c. As a result of the proposed acquisition, Perrigo shareholders will receive 338,532,122 Mylan ordinary shares as consideration and $11.0 billion in cash.

d. Reflects the acquisition of $10.4 billion of historical book value of net assets of Perrigo as of March 31, 2015.

e. Reflects the recognition of $135.0 million of transaction costs expected to be incurred by Mylan. These fees are recorded against retained earnings solely for the purposes of this presentation. There is no continuing impact of these transaction costs on the consolidated results of operations and, as such, these fees are not included in the pro forma condensed combined statement of operations.

f. Represents the estimated adjustment to step-up inventory to fair value of $110.0 million. The estimated step-up in inventory is preliminary and is subject to change based upon final determination of the fair values of finished goods and work-in-process inventories. Mylan will reflect the fair value of the inventory of Perrigo as the acquired inventory is sold, which for purposes of the unaudited pro forma condensed combined statement of operations is assumed to occur within the first year after closing.

g. The estimated fair value allocated to Perrigo’s historical property, plant and equipment in the unaudited pro forma condensed combined balance sheet as of March 31, 2015 is based upon a preliminary assumption that the estimated fair value approximates the net book value. Changes in the estimated fair values are expected based on valuation studies and other analysis which have not been performed to date. This estimate is preliminary and subject to change and could vary materially from the actual adjustment on the consummation date. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Mylan believes, to the best of its knowledge, that the current book values of Perrigo’s (including Omega’s) property, plant and equipment represent the best estimate of fair value.

Based on estimated useful lives averaging approximately 25 years for buildings, for each $50 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $2.0 million.

Based on estimated useful lives averaging approximately 10 years for equipment, for each $30 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $3.0 million.

h. The fair value adjustment estimate for identifiable intangible assets of $15.6 billion is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset. Mylan’s assumptions as to the fair value of Perrigo’s identifiable

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

intangible assets are based solely on publicly available information and these assumptions likely will change as it conducts, with the assistance of a third party, a valuation of Perrigo’s identifiable intangible assets following the completion of the proposed acquisition of Perrigo (including Omega).

The fair value adjustment estimate of identifiable intangible assets is preliminary and is determined using the “income approach,” which is a valuation technique that calculates an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated net cash flows for each year (including net revenues, cost of sales, research and development costs, selling and marketing costs, and working capital), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream, and other factors. We cannot assure you that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

i. Reflects the deferred income tax liability adjustment of $4.4 billion resulting from fair value adjustments for the inventory, identifiable intangible assets and long-term debt acquired. This estimate was determined based on the excess book basis over the tax basis at a 28.4% weighted average statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon Mylan’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed.

j. Reflects the elimination of the historical goodwill amount and the recognition of goodwill related to the proposed acquisition. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The estimated goodwill calculation is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed and finalization of the purchase price. Goodwill is not amortized, but is assessed at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable based on management’s assessment.

k. Reflects a $200.0 million adjustment to the fair value of Perrigo’s debt and a $103.4 million adjustment to the fair value of Omega’s debt assumed by Perrigo.

l. The adjustments relate to the elimination of Perrigo’s shareholder’s equity.

m. To record non-recurring acquisition related transaction costs of $19.2 million, of which $4.9 million was accrued by Perrigo as of December 27, 2014 related to the acquisition of Omega. The unaudited pro forma condensed combined balance sheet reflects a reduction in cash for these accrued transaction costs with a corresponding adjustment to historical retained earnings.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

5. Acquired EPD Business Unaudited Pro Forma Condensed Combined Income Statement Adjustments

Adjustments included in the accompanying unaudited pro forma condensed combined statement of operations are represented by the following:

a. Represents an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the three months ended March 31, 2015 and the year ended December 31, 2014. As the EPD Transaction closed on February 27, 2015, the March 31, 2015 amortization expense adjustment represents two months of activity. The increase in amortization expense is recorded as follows:

			Amortization
(in millions, except for useful lives)	Useful Lives	Fair Value	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Products rights and licenses	13 years	$4,523.0	$58.0	$347.9
Contractual rights	2-5 years	320.0	18.8	112.7

		$4,843.0	$76.8	$460.6
Less: historical amortization expense of the Acquired EPD Business			14.5	122.0

			$62.3	$338.6

b. Represents an adjustment to cost of goods sold for the amortization expense related to inventory fair value adjustment.

c. Represents the elimination of transaction costs included in the historical financial statements of Mylan and the Acquired EPD Business. An adjustment totaling $62.1 million was reflected in the unaudited pro forma condensed consolidated statement of operations to eliminate transaction costs incurred by Mylan for the three months ended March 31, 2015. An adjustment totaling $97.2 million was reflected in the pro forma condensed combined statements of operations to eliminate transaction costs incurred by Mylan and the Acquired EPD Business of $50.2 million and $47.0 million, respectively, for the year ended December 31, 2014. There is no continuing impact of these transaction costs on the consolidated results of operations, and, as such, these fees are not included in the unaudited pro forma condensed consolidated statement of operations.

d. Represents an adjustment to depreciation expense associated with fair value adjustments to the property, plant and equipment for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

e. A weighted average effective tax rate of 18.2% was applied to the applicable pro forma adjustments. The total effective tax rate of Mylan could be significantly different depending on the post-closing geographical mix of income and other factors.

f. Adjustment to increase Mylan ordinary shares outstanding after the closing of the EPD Transaction. Abbott and its subsidiaries received 110,000,000 Mylan ordinary shares as consideration for the transfer of the Acquired EPD Business, and in the Merger, each issued and outstanding share of Mylan common stock was converted into the right to receive one Mylan ordinary share. This adjustment is reflected for the year ended December 31, 2014. For the three months ended March 31, 2015 there is an adjustment of 73,300,000 shares. This represents the weighted average impact of the Mylan ordinary shares issued to affect the EPD Transaction. A weighted average is used as the transaction closed on February 27, 2015.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

6. Perrigo Unaudited Combined Income Statement Adjustments

Adjustments included in the accompanying unaudited pro forma condensed combined statement of operations are represented by the following:

a. Represents an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the three months ended March 31, 2015 and the year ended December 31, 2014. The increase in amortization expense is recorded as follows:

			Amortization
(in millions, except for useful lives)	Useful Lives	Fair Value	Three Months Ended March 31, 2015	Year Ended December 31, 2014
In-process research and development	Indefinite	$2,900.0	—	—
Trade names	Indefinite	3,000.0	—	—

Licensing agreements	15 years	4,700.0	78.3	313.3

Product rights and trademarks	15 years	12,864.0	214.4	857.6

		$23,464.0	$292.7	$1,170.9
Less: historical amortization expenses of the Perrigo Business			105.4	421.6

			$187.3	$749.3

b. Represents an elimination of historical Omega amortization expense included in cost of sales of $6.7 million and $24.6 million, for the three months ended December 31, 2014 and the twelve months ended June 30, 2014, respectively.

c. Represents an adjustment to cost of goods sold for the amortization expense related to inventory fair value adjustment.

d. Adjustment to tax effect the pro forma adjustments. A weighed average effective tax rate of 18.0% was applied to the applicable pro forma adjustments. The total effective tax rate of Mylan after completion of the proposed acquisition of Perrigo could be significantly different depending on the post-closing geographical mix of income and other factors.

e. Adjustment to increase Mylan ordinary shares outstanding after completion of the proposed acquisition of Perrigo. Under the terms of the offer, as amended on April 29, 2015, Perrigo shareholders will receive $75 in cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share. Refer to Note 3 for the computation of Mylan ordinary shares to be issued in connection with the proposed acquisition of Perrigo. For purposes of the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015, the dilutive impacts of share based awards and equity warrants have been excluded from the calculation of the pro forma diluted loss per share, as the effect of including them would have been anti-dilutive, as it would have reduced the pro forma loss per share. The potential dilutive effect of the share based awards and equity warrants represented 25.8 million shares for the three months ended March 31, 2015.

f. To record amortization of the fair value adjustment on the long-term debt assumed in connection with the proposed acquisition. Amortization was $12 million and $48 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

7. Financing Adjustments

a. On April 24, 2015, the Company entered into a bridge credit agreement (the “Bridge Credit Agreement”) with the lenders from time to time party thereto and Goldman Sachs Bank USA, as the Administrative Agent in connection with the offer. The Bridge Credit Agreement, amended on April 29, 2015, provides for a bridge credit facility (the “Bridge Facility”) under which Mylan may obtain loans up to an aggregate amount of approximately $12.5 billion. The Bridge Facility consists of a Tranche A Loan in an aggregate amount up to $11.0 billion and a Tranche C Loan in an aggregate amount up to $1.5 billion. The Tranche A Loans mature on the day that is 364 days after the Loans are funded, and the Tranche C loans mature on the day that is six months after the Loans are funded. The proceeds of the Bridge Facility will be applied solely to finance the acquisition, directly or indirectly (whether by way of the offer (and subsequent compulsory acquisition) or other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and costs related to the Acquisition to the extent that the cash portion of the consideration being paid as part of the Acquisition is not funded from our own resources and/or alternative funding sources.

Mylan expects to use the borrowings from the Bridge Facility to finance the proposed acquisition of Perrigo to the extent that the cash portion of the consideration under the offer is not funded from our own resources and/or alternative funding sources. The unaudited pro forma condensed combined balance sheet is adjusted to reflect Tranche A borrowings of approximately $11.0 billion, which is classified as current in the unaudited pro forma condensed combined balance sheet.

For purposes of these unaudited pro forma condensed combined statement of operations, we have assumed that the amounts outstanding under the Bridge Facility bear interest at LIBOR, plus an estimated margin ranging from 150-225 basis points. The pro forma adjustment to interest expense was approximately $59.3 million and $237.1 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, at a weighted average rate of approximately 2.2%.

It is assumed that Mylan will incur approximately $390.8 million of debt issuance costs for the Bridge Facility, primarily consisting of financing fees and commitment fees. Since the Bridge Facility has a maturity of less than one year, there is no adjustment to the pro forma condensed combined statement of operations for these debt issuance costs as there is no continuing impact of the Bridge Facility on Mylan’s consolidated results of operations. The fees Mylan will ultimately pay and the level of net debt expected to be incurred could vary significantly from what is assumed in these unaudited condensed combined pro forma financial statements. Variances could arise from multiple factors including: other acquisitions Mylan may pursue, the amount of cash on hand at both Mylan and Perrigo at the time of the closing of the acquisition, actual timing and amount of borrowings and repayments under the Bridge Facility, the actual mix of permanent debt / equity financing, the actual fixed / floating mix of permanent debt financing and Mylan’s credit rating. Accordingly, the estimated debt and interest expense reflected in these unaudited pro forma condensed combined financial statements may change and the change could be significant. A 0.125 percent change in the interest rate could result in an increase or decrease in the pro forma interest expense of approximately $14 million for the year ended December 31, 2014.

b. On December 2, 2014, Perrigo issued $1.6 billion principal amount of Senior Notes to finance the acquisition of Omega. Mylan has included a pro forma interest expense adjustment of $59.0 million to reflect the estimated additional annual interest expense to be incurred under these Senior Notes for the period ended December 31, 2014. Interest related to this debt was included in Perrigo historical results for the three months ended March 31, 2015, as such no pro forma adjustment was necessary.

c. A weighted average statutory tax rate of 18.0% was applied to the applicable pro forma adjustments. The total effective tax rate of Mylan after completion of the proposed acquisition of Perrigo could be significantly different depending on the post-closing geographical mix of income and other factors.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

8. Comparative Per Share Information

The following table sets forth selected historical share information of Mylan and unaudited pro forma share information of Mylan after giving effect to the acquisition of the Acquired EPD Business and the proposed acquisition of Perrigo.

You should read this information in conjunction with the combined financial statements of the Acquired EPD Business and the related notes thereto, incorporated by reference in this proxy statement, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015, as revised by Mylan’s Current Report on Form 8-K filed on June 11, 2015, and contained in the Mylan Quarterly Report Form 10-Q for the three months ended March 31, 2015.

	Mylan N.V.
	Three Months Ended March 31, 2015		Year Ended December 31, 2014
(in millions, except per share amounts)	Historical	Pro Forma	Historical	Pro Forma
Earnings (loss) per ordinary share attributable to Mylan ordinary shareholders:
Basic	$0.14	$(0.35)	$2.49	$0.62

Diluted	$0.13	$(0.35)	$2.34	$0.61

Weighted average ordinary shares outstanding:
Basic	418.0	829.8	373.7	822.2

Diluted	443.8	829.8	398.0	846.5

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

9. Reconciliation of Perrigo’s Unaudited Historical Statement of Operations

A reconciliation of Perrigo’s unaudited historical statement of operations for the twelve months ended December 27, 2014 is as follows:

Consolidated Statements of Income

(in millions)

	Twelve Months Ended June 28, 2014	Six Months Ended		Perrigo Twelve Months Ended December 27, 2014
		December 27, 2014	December 28, 2013
Net sales	$4,060.8	$2,023.1	$1,912.4	$4,171.5
Cost of sales	2,613.1	1,317.6	1,195.4	2,735.3

Gross profit	1,447.7	705.5	717.0	1,436.2

Operating expenses
Distribution	55.3	29.2	27.2	57.3
Research and development	152.5	89.8	69.8	172.5
Selling and administration	619.9	260.8	330.8	549.9
Write-off of in-process research and development	6.0	—	6.0	—
Restructuring charges	47.0	4.2	17.0	34.2

Total	880.7	384.0	450.8	813.9

Operating income	567.0	321.5	266.2	622.3

Interest expense, net	103.5	56.7	51.1	109.1
Other expense (income), net	12.4	61.9	5.1	69.2
Loss on sales of investments	12.7	—	—	12.7
Total loss on extinguishment of debt	165.8	9.6	165.8	9.6

Income from continuing operations before income taxes	272.6	193.3	44.2	421.7
Income tax expense	67.3	26.8	18.9	75.2

Net income	$205.3	$166.5	$25.3	$346.5

Mylan’s fiscal year ends on December 31. Perrigo’s fiscal year is a 52- or 53-week period, which ends the Saturday on or about June 30. In 2014, Perrigo’s fiscal year ended on June 28. As the fiscal years differ by more than 93 days, financial information for Perrigo for the twelve months ended June 28, 2014 and the six-month periods ended December 27, 2014 and December 28, 2013 has been used in preparation of the unaudited pro forma condensed combined financial statements. The Perrigo financial information for the twelve-month period ended December 27, 2014 was derived by adding the audited consolidated statement of operations of Perrigo for the year ended June 28, 2014 to the unaudited condensed consolidated statement of operations of Perrigo for the six months ended December 27, 2014 and deducting the unaudited condensed consolidated statement of operations of Perrigo for the six months December 28, 2013.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

10. Reconciliation of Omega’s Unaudited Historical Statement of Operations

A reconciliation of Omega’s unaudited historical statement of operations for the three months ended December 31, 2014, converted to U.S. GAAP and U.S. Dollars by Perrigo, is as follows:

Consolidated Statement of Operations

(in millions)

	Six Months Ended December 31, 2014	Three Months Ended September 30, 2014	Omega Three Months Ended December 31, 2014
Net sales	$806.0	$412.4	$393.6
Cost of sales	389.1	184.1	205.0

Gross profit	416.9	228.3	188.6

Operating expenses
Distribution	38.9	21.0	17.9
Research and development	22.4	11.2	11.2
Selling and Administration	270.4	134.5	135.9
Restructuring charges	4.6	1.4	3.2
Other expense (income)	4.3	(2.2)	6.5

Total	340.6	165.9	174.7

Operating income	76.3	62.4	13.9

Interest expense, net	26.5	13.8	12.7
Other expense (income), net	13.0	5.7	7.3

Income from continuing operations before income taxes	36.8	42.9	(6.1)
Income tax benefit	(13.4)	(6.5)	(6.9)

Net income	$50.2	$49.4	$0.8

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website from which interested parties can electronically access our SEC filings, including the Registration Statement of which this proxy statement forms a part and the exhibits and schedules thereto. The address of that site is http://www.sec.gov. Our Internet website address is www.mylan.com. Information on our website does not constitute a part of this proxy statement.

On July 16, 2015, we filed Amendment No. 2 to the Registration Statement on Form S-4 to register with the SEC the offer of the Mylan ordinary shares issued in the Transaction. We may file further amendments to the Registration Statement. You should read this document as it will contain important information. This document will not be sent to you in hard copy form. You may obtain copies of the Registration Statement (and any amendment to this document) by contacting our proxy solicitor as directed in this proxy statement. You may also request that our proxy solicitor sends you all future documents, announcements and information in relation to the Transaction in hard copy form.

INCORPORATION BY REFERENCE

The SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be part of this proxy statement, except for any information that is superseded or modified by information included directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) that Mylan and Perrigo have previously filed or furnished with the SEC. These documents contain important information about Mylan and Perrigo and their financial condition, business and results. In addition, Mylan N.V. is considered the successor to Mylan Inc. for certain purposes under both the Securities Act and the Exchange Act, including for purposes of incorporation of certain documents by reference.

Mylan Inc. Filings (File No. 001-09114) Mylan N.V. (successor to Mylan Inc.) Filings (File No. 333-199681)	Period
Annual Report on Form 10-K	Year Ended December 31, 2014, as filed on March 2, 2015 (amended April 30, 2015).

Quarterly Report on Form 10-Q	Three Months Ended March 31, 2015 as filed on May 8, 2015.

Current Reports on Form 8-K	Filed on February 27, 2015 (regarding Mylan’s acquisition of the Acquired EPD Business, amended March 26, 2015), February 27, 2015 (regarding a press release announcing the closing of Mylan’s acquisition of the Acquired EPD Business), April 3, 2015, April 6, 2015, April 8, 2015, April 24, 2015 (relating to the bridge loan credit facility) April 29, 2015, May 1, 2015, May 7, 2015 June 1, 2015, June 8, 2015, June 11, 2015, June 15, 2015, June 19, 2015, July 21, 2015 and July 23, 2015.

Proxy Statement on Schedule 14A regarding the Acquired EPD Business	Filed on December 24, 2014.

Proxy Statement on Schedule 14A	Filed on March 10, 2014.

Perrigo Filings (File No. 001-36353)	Period
Annual Report on Form 10-K (except for the reports of Perrigo’s independent public accountants contained therein, which is not incorporated herein by reference because the consent of Perrigo’s independent public accountants has not yet been obtained nor has exemptive relief been granted to Mylan by the SEC)	Fiscal Year Ended June 28, 2014, as filed on August 14, 2014.

Quarterly Report on Form 10-Q	Fiscal Quarter Ended September 27, 2014, as filed on November 6, 2014, Fiscal Quarter Ended December 27, 2014, as filed on February 5, 2015 and Fiscal Quarter Ended March 28, 2015, as filed on April 29, 2015.

Current Reports on Form 8-K	Filed on November 12, 2014 (regarding Perrigo and Omega’s entering into a Share Purchase Agreement), November 20, 2014 (which includes as Exhibit 99.1 pro forma financial statements of Perrigo giving effect to the acquisition of Omega), November 21, 2014, November 24, 2014 (which includes as Exhibit 99.1 pro forma financial statements of Perrigo

Perrigo Filings (File No. 001-36353)	Period

giving effect to the acquisition of Omega), November 25, 2014, November 26, 2014, December 2, 2014, December 9, 2014, December 22, 2014, March 30, 2015 (amended June 15, 2015), April 3, 2015, April 9, 2015, April 24, 2015, April 29, 2015, June 22, 2015 and June 26, 2015.

Proxy Statement on Schedule 14A	Filed on October 1, 2014.

Mylan hereby further incorporates by reference additional documents that Mylan or Perrigo may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on and after the date of this proxy statement and prior to the date of the extraordinary general meeting (other than the portions of those documents not deemed to be filed and any report of Perrigo’s independent public accountants contained therein, which is not incorporated herein by reference because the consent of Perrigo’s independent public accountants has not yet been obtained nor has exemptive relief been granted to Mylan by the SEC). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K (or portions thereof) that are “filed” with the SEC, as well as proxy statements.

See also “Note on Information Concerning Perrigo” beginning on page i of this proxy statement.

You can obtain any of the documents incorporated by reference in this proxy statement upon written or oral request to our proxy solicitor at Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from our proxy solicitor without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM MYLAN, PLEASE CONTACT OUR PROXY SOLICITOR NO LATER THAN [●], 2015, OR FIVE BUSINESS DAYS BEFORE THE DATE OF THE EXTRAORDINARY GENERAL MEETING, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE DATE OF THE EXTRAORDINARY GENERAL MEETING. If you request any incorporated documents, our proxy solicitor will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

WE ARE ONLY RESPONSIBLE FOR THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN MAKING YOUR DECISION WHETHER TO VOTE ON THE PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●], 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

HOUSEHOLDING

In accordance with the notices previously sent to street name shareholders who share a single address, we are sending only one copy of this proxy statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding”, is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this proxy statement, we will promptly deliver the requested documents upon written or oral request to Mylan’s Corporate Secretary. If you are receiving multiple copies of this proxy statement, you can request householding by contacting Mylan’s Corporate Secretary at:

Mylan N.V.

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

+44 (0)  1707 853 000

PROPOSALS FOR THE 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Because Mylan is a Dutch public limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and time frames apply if shareholders wish to submit a proposal for consideration by Mylan shareholders at the 2016 annual general meeting of shareholders. Under Dutch law and Mylan’s articles of association, if a shareholder is interested in submitting a proposed agenda item or a proposed resolution within the authority of shareholders to be presented at the 2016 annual general meeting of shareholders, the shareholder must fulfill the requirements set forth in Dutch law and Mylan’s articles of association, including satisfying both of the following criteria:

•	Mylan must receive the proposed agenda item (supported by reasons) or proposed resolution in writing (excluding e-mail and other forms of electronic communication) no later than 60 days before the date of the annual general meeting of shareholders; and

•	the number of shares held by the shareholder, or group of shareholders, submitting the proposed agenda item or proposed resolution must equal at least 3% of Mylan’s issued share capital.

Under Mylan’s articles of association, directors are appointed by the General Meeting upon the binding nomination by the Mylan Board. The General Meeting may only overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the General Meeting overrules a binding nomination for a director, the Mylan Board will promptly make a new nomination to be submitted to a subsequent General Meeting.

Pursuant to U.S. federal securities laws, if a shareholder wishes to have a proposed agenda item or a proposed resolution within the authority of shareholders included in Mylan’s proxy statement for the 2016 annual general meeting of shareholders, then in addition to the above requirements, the shareholder also needs to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, and the deadline for submitting the proposed agenda item or proposed resolution to Mylan may be earlier than the deadline specified above. For the proposed agenda item or proposed resolution to be eligible for inclusion in our 2016 proxy statement, we must receive your proposed agenda item or proposed resolution at a reasonable time before the company begins to print and send its proxy materials.

Any proposed agenda item or proposed resolution within the authority of shareholders under our articles of association or pursuant to Rule 14a-8 for our 2016 annual general meeting of shareholders should be sent to the following address:

Mylan N.V.

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

c/o Corporate Secretary

OTHER MATTERS

The Dutch Civil Code does not permit any business to be voted on at the extraordinary general meeting of shareholders other than that stated in the notice of meeting unless the matter is unanimously approved by all votes cast and all issued shares are present or represented at the meeting.

RESPONSIBILITY STATEMENT

The directors of Mylan accept responsibility for the information contained in this document, save that the only responsibility accepted by the directors of Mylan in respect of the information in this document relating to Perrigo, the Perrigo group, the Perrigo board of directors and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of Mylan to verify this information). To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in, 1% or more of any class of ‘relevant securities’ of Perrigo or Mylan, all ‘dealings’ in any ‘relevant securities’ of Perrigo or Mylan (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (New York time) on the ‘business’ day following the date of the relevant transaction. This requirement will continue until the date on which the ‘offer period’ ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Perrigo or Mylan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Perrigo by Mylan or ‘relevant securities’ of Mylan by Perrigo, or by any party acting in concert with either of them, must also be disclosed by no later than 12 noon (New York time) on the ‘business’ day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

Interests in securities arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

Goldman Sachs International, which is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, and its affiliate, Goldman, Sachs & Co, are acting as joint financial adviser to Mylan and no one else in connection with Mylan’s proposed acquisition of Perrigo and will not be responsible to anyone other than Mylan for providing the protections afforded to clients of Goldman Sachs International, Goldman, Sachs & Co or any of their affiliates, nor for providing advice in relation to Mylan’s acquisition of Perrigo or any other matters referred to in this announcement. Neither Goldman Sachs International nor Goldman, Sachs & Co. nor any of their affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Goldman Sachs International, Goldman, Sachs & Co. or any of their affiliates in connection with this proxy statement, any statement contained herein, Mylan’s proposed acquisition of Perrigo or otherwise.

NO PROFIT FORECAST / ASSET VALUATIONS

No statement in this document is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Mylan or Perrigo as appropriate. No statement in this document constitutes an asset valuation.

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated herein by reference, contain “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the proposed Transaction, Mylan’s acquisition (the “EPD Transaction”) of Mylan Inc. and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business (the “Acquired EPD Business”), the benefits and synergies of the proposed Transaction or EPD Transaction, future opportunities for Mylan, Perrigo, or the combined company and products, and any other statements regarding Mylan’s, Perrigo’s, or the combined company’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to the proposed Transaction, including as to the timing of the Transaction, whether Perrigo will cooperate with Mylan and whether Mylan will be able to consummate the Transaction, whether Mylan shareholders will provide the requisite approvals for the proposed Transaction, the possibility that competing offers will be made, the possibility that the conditions to the consummation of the offer will not be satisfied, and the possibility that Mylan will be unable to obtain regulatory approvals for the Transaction or be required, as a condition to obtaining regulatory approvals, to accept conditions that could reduce the anticipated benefits of the Transaction; the ability to meet expectations regarding the accounting and tax treatments of the proposed Transaction and the EPD Transaction; changes in relevant tax and other laws, including but not limited to changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of Perrigo and the Acquired EPD Business being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the proposed Transaction and the EPD Transaction; the retention of certain key employees of Perrigo and the Acquired EPD Business being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the proposed Transaction and the EPD Transaction within the expected time-frames or at all and to successfully integrate Perrigo and the Acquired EPD Business; expected or targeted future financial and operating performance and results; challenges to our business and strategic plans posed by the recent unsolicited non-binding expression of interest made by a large competitor to acquire all of our outstanding shares; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); success of clinical trials and our ability to execute on new product opportunities; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan, Perrigo, or the combined company; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with the Company’s business activities, see the risks described in Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, in Mylan’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, and our other filings with the SEC. These risks, as well as other risks associated with the Company, Perrigo and the combined company are also more fully discussed in the section entitled “Risk Factors” beginning on page 22 of this proxy statement. You can access Mylan’s filings with the SEC through the SEC website at www.sec.gov, and the Company strongly encourages you to do so. The Company undertakes no obligation to update any statements herein for revisions or changes after the filing date of this proxy statement, except as required by applicable law.

All subsequent written or oral forward-looking statements concerning the Transaction or other matters addressed in this proxy statement and attributable to Mylan or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Annex A

The audited consolidated financial statements of Omega Pharma Invest N.V. (“Omega”) as of and for the year ended December 31, 2014 have been extracted from Omega’s Annual Report 2014, which is publicly available on Omega’s website at http://www.omegapharmainvest.com/sites/all/pdf/2014_AnnualReport_EN.pdf. Such financial statements are presented as they appear in Omega’s Annual Report 2014, except that we have renumbered the pages (and made corresponding changes to the internal page number cross references) and omitted the audit report of Omega’s statutory audit firm issued on the financial statements. We have omitted the audit report of Omega’s statutory audit firm because, as of the date hereof, we have not received a manually signed copy of such report, and it is not within our power to procure such manually signed copy. See “Note on Information Concerning Perrigo” beginning on page i of the proxy statement.

CONSOLIDATED FINANCIAL STATEMENTS

The notes 1 to 7 form an integral part of the consolidated financial statements.

Consolidated income statement

(in thousand euro)	Note	2014	2013

Net Sales	5.1	1 275 929	1 213 386

Cost of goods sold	5.2	-577 335	-559 359

Gross Margin (**)		698 594	654 027

Distribution expenses	5.2	-67 704	-69 874

Sales and Marketing expenses	5.2	-364 008	-348 376

General Administrative expenses	5.2	-60 284	-59 103

Other operating income/expense, net	5.2.3	-2 268	3 059

Non recurring income (*)	5.2.3	26 354	158

Non recurring expenses (*)	5.2.3	-32 865	-42 265

Non recurring result (*)	5.2.3	-6 511	-42 107

Operating Profit		197 819	137 626

Finance income	5.3	3 463	4 551

Finance cost	5.3	-66 450	-67 876

Net Finance cost	5.3	-62 987	-63 325

Result from continuing activities before income tax		134 832	74 301

Income tax expense	5.4	-10 448	-19 844

Result from continuing activities after income tax		124 384	54 457

Result from discontinued activities		0	0

Result after income tax		124 384	54 457

Of which attributable to the shareholders of the parent company		124 652	54 500

Of which attributable to non-controlling interests		-268	-43

Additional information: connection to the operating result before interests, income tax, depreciations and amortization (EBITDA)

Operating Profit (EBIT)		197 820	137 626

Depreciations and Amortization	5.2.2	60 949	51 446

EBITDA (**)		258 769	189 072

The notes on pages A-8 to A-68 are an integral part of these consolidated financial statements.

(*) Non-recurring expenses is a non-GAAP measure defined in summary of significant accounting policies (2.22) and further detailed in note 5.2.3

(**) Gross margin and EBITDA are non-GAAP measures defined in the summary of significant accounting policies (2.22).

Consolidated statement of

comprehensive income

At 31 December 2014 (in € thousand)	Note	Fair value and other reserves	Cumulative translation adjustments	Retained earnings	Attributable to the share- holders of the parent company	Attributable to non- controlling Interests	Total equity

Profit of the period				124 652	124 652	-268	124 384

Fair value gains/(losses) on cash flow hedges	6.11	-3 755			-3 755		-3 755

Fair value gains/(losses) on cash flow hedges - Tax effect	6.11	1 276			1 276		1 276

Actuarial gains/(losses)	6.9			-1 934	-1 934		-1 934

Actuarial gains/(losses) – Tax effect	6.9			836	836		836

Currency translation adjustments			-3 250		-3 250		-3 250

Total recognized income for the period ended 31 December 2014		-2 479	-3 250	123 554	117 825	-268	117 557

At 31 December 2013 (in € thousand)	Note	Fair value and other reserves	Cumulative translation adjustments	Retained earnings	Attributable to the share- holders of the parent company	Attributable to non- controlling Interests	Total equity

Profit of the period				54 500	54 500	-43	54 457

Fair value gains/(losses) on cash flow hedges	6.11	2 714			2 714		2 714

Fair value gains/(losses) on cash flow hedges - Tax effect	6.11	-923			-923		-923

Actuarial gains/(losses)	6.9			-1 059	-1 059		-1 059

Actuarial gains/(losses) – Tax effect	6.9			301	301		301

Currency translation adjustments			95		95		95

Total recognized income for the period ended 31 December 2013		1 791	95	53 742	55 628	-43	55 585

The notes on pages A-8 to A-68 are an integral part of these consolidated financial statements.

Consolidated Balance Sheet

(in € thousand)	Note	31 December 2014	31 December 2013

Non-current assets		1 934 221	1 689 977

Intangible assets	6.1	1 777 273	1 555 423

Of which consolidation goodwill		622 839	580 594

Property, plant and equipment	6.2	85 193	79 665

Financial assets	6.3	0	1 940

Deferred income tax assets	6.10	69 810	41 315

Other non-current assets	6.3	1 945	11 634

Current assets		426 603	523 929

Inventories	6.4	181 866	191 613

Trade receivables	6.5	172 122	210 223

Other current assets	6.5	36 121	44 719

Of which income tax assets		4 556	3 483

Cash and cash equivalents	6.6	36 494	77 374

Assets held for sale		0	0

TOTAL ASSETS		2 360 824	2 213 906

EQUITY	6.7	700 283	626 799

Share capital and share premium		424 489	424 489

Retained earnings		323 085	243 530

Treasury shares		-34 926	-34 926

Fair value and other reserves		-9 229	-6 750

Cumulative translation adjustments		-2 732	518

Equity attributable to the shareholders of the parent company		700 687	626 861

Equity attributable to non-controlling interests		-404	-62

LIABILITIES		1 660 541	1 587 107

Non-current liabilities		1 173 756	1 145 592

Provisions	6.8	1 776	1 754

Pension obligations	6.9	15 767	14 013

Deferred income tax liabilities	6.10	123 842	106 246

Retail Bond	6.11	600 000	600 000

Borrowings (non-current Financial liabilities)	6.11	417 471	410 586

Other non-current liabilities	6.11	1 125	1 072

Derivative financial instruments	6.11	13 775	11 921

Current liabilities		486 785	441 515

Borrowings (current Financial liabilities)	6.11	1 478	41 045

Trade payables	6.11	315 835	309 716

Taxes, remuneration and social security	6.10	51 162	48 558

Other current payables	6.12	118 310	38 619

Derivative financial instruments	6.11	0	3 577

TOTAL EQUITY AND LIABILITIES		2 360 824	2 213 906

The notes on pages A-8 to A-68 are an integral part of these consolidated financial statement

Consolidated statement of changes in equity

IFRS (in EUR thousand)	Note	Number of shares	Share capital and share premium	Treasury shares	Fair value & other reserves	Cumulative translation adjustments	Retained earnings	Attributable to Share- holders of parent company	Attribut- able to non- controlling interests	Total equity

Amount 31 December 2012 (restated)		685 348 257	424 489	-34 926	-8 541	423	229 812	611 257	-129	611 128

Total comprehensive income for the period ended 31 Dec. 2013				0	1 791	95	53 742	55 628	-43	55 585

Treasury shares	7.9

Dividend	7.8						-40 024	-40 024		-40 024

Attributable to non-controlling interests									110	110

Amount 31 December 2013		685 348 257	424 489	-34 926	-6 750	518	243 530	626 861	-62	626 799

Total comprehensive income for the period ended 31 Dec. 2014				0	-2 479	-3 250	123 554	117 825	-268	117 557

Treasury shares	7.9

Dividend	7.8						-43 999	-43 999		-43 999

Attributable to non-controlling interests									-74	-74

Amount 31 December 2014		685 348 257	424 489	-34 926	-9 229	-2 732	323 085	700 687	-404	700 283

The notes on pages A-8 to A-68 are an integral part of these consolidated financial statement

Consolidated cash flow statement

(in thousand euro)	Notes	2014	2013

Profit before income tax	5.4	134 832	74 301

Taxes paid		-24 461	-12 113

Adjustments for operational non-cash items		40 019	60 548

Adjustments for interests and financial non-cash items		53 068	50 950

Gross cash flow from operating activities		203 458	173 686

Changes in operating working capital		53 964	4 993

Changes in working capital related to changes in scope and other		-7 844	-14 496

Total cash flow from operating activities		249 578	164 183

Proceeds from divestments in existing and former holdings		36 954

Capital expenditure		-156 745	-88 569

Disposals of investment goods		2 236	1 835

Cash and cash equivalents from acquisitions		4 683	17

Investments in existing shareholdings (post payments) and in new holdings	7.3	-42 549	-5 162

Dividends received		0	0

Total cash flow from investing activities		-155 421	-91 879

Proceeds from the issue of share capital		0	0

Purchases of own shares		0	0

Dividend distribution to the Company’s shareholders		-44 003	-40 033

Dividend distribution to the non-controlling interests		0	0

Proceeds from borrowings	6.11	4 851	25

Repayments of borrowings	6.11	-45 626	-40 095

Interest received	5.3	3 802	4 150

Interests paid	5.3	-53 649	-54 031

Total cash flow from financing activities		-134 625	-129 984

Net increase/decrease of cash flows for the period	6.6	-40 468	-57 680

Cash and cash equivalents - start of the period	6.6	77 375	136 881

Gains or losses on currency exchange on liquid assets		-413	-1 826

Cash and cash equivalents - end of the period	6.6	36 494	77 375

Total net cash flow of the period		-40 468	-57 680

The notes on pages A-8 to A-68 are an integral part of these consolidated financial statement

Notes to the

consolidated financial statements

1.     General information

Omega Pharma Invest NV (the ‘Company’) and its subsidiaries (together the ‘Group’) are vendors of high-added-value products and services to pharmacies and other medical sectors. The Group has activities in close to 40 countries.

The Company is a limited liability company, making or having made a public appeal on savings. The Company is incorporated and domiciled in Belgium, having its registered office at Venecoweg 26, 9810 Nazareth, with company number BE 0439 658 834.

These consolidated financial statements have been approved for issue by the board of directors on 18 March 2015.

2.    Summary of significant accounting policies

The principal accounting policies applied in preparation of these consolidated financial statements are set out below.

These policies have been consistently applied by all consolidated entities, including subsidiaries, to all the years presented, unless otherwise stated.

2.1  Basis of preparation

The consolidated financial statements of Omega Pharma Invest have been prepared in accordance with International Financial Reporting Standards as adopted by the EU (IFRSs as adopted by the EU). The consolidated financial statements have been prepared under the historical cost convention as modified by the revaluation of financial assets and liabilities (including derivative instruments) at fair value.

The new standards, amendments to standards and interpretations listed below reflect the EU endorsement status as of 31 December 2013.

The following amendment to standard is mandatory for the first time for the financial year beginning 1 January 2014:

●

IAS 27 Revised ‘Separate financial statements’, effective for annual periods beginning on or after 1 January 2014. The revised standard includes the provisions on separate financial statements that are left after the control provisions of IAS 27 have been included in the new IFRS 10.

●

IAS 28 Revised ‘Investments in associates and joint ventures’, effective for annual periods beginning on or after 1 January 2014. The revised standard now includes the requirements for joint ventures, as well as associates, to be equity accounted following the issue of IFRS 11.

●

IFRS 10 ‘Consolidated financial statements’, effective for annual periods beginning on or after 1 January 2014. The new standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements.

●

IFRS 11 ‘Joint arrangements’, effective for annual periods beginning on or after 1 January 2014. The new standard focuses on the rights and obligations rather than the legal form. Proportional consolidation is no longer allowed.

●

IFRS 12 ‘Disclosure of interests in other entities’, effective for annual periods beginning on or after 1 January 2014. This is a new standard on disclosure requirements for all forms of interests in other entities.

●

Amendments to IFRS 10 ‘Consolidated financial statements’, IFRS 11 ‘Joint arrangements’ and IFRS 12 ‘Disclosure of interests in other entities’. The amendments clarify the transition guidance in IFRS 10, and provide additional transition relief (for example by limiting the requirement to provide adjusted comparative information to only the preceding comparative period or, for disclosures related to unconsolidated structured entities, removing the requirement to present comparative information for periods before IFRS 12 is first applied). These amendments will be effective for annual periods beginning on or after 1 January 2014 which is aligned with the effective date of IFRS 10, 11 and 12.

●

Amendments to IAS 32 ‘Offsetting financial assets and financial liabilities’, effective for annual periods beginning on or after 1 January 2014. The amendments clarify some of the requirements for offsetting financial assets and financial liabilities on the statement of financial position.

●

Amendments to IAS 36 ‘Impairment of assets’, effective for annual periods beginning on or after 1 January 2014. The IASB made consequential amendments to the disclosure requirements of IAS 36 when it issued IFRS 13. One of the amendments was drafted more widely than intended. This limited scope amendment corrects this and introduces additional disclosures about fair value measurements when there has been impairment or a reversal of impairment.

●

Amendments to IAS 39 ‘Financial instruments: Recognition and measurement’, effective for annual periods beginning on or after 1 January 2014. These amendments provide relief from discontinuing hedge accounting when novation of a derivative designated as a hedging instrument meets certain criteria. Similar relief will be included in IFRS 9 ‘Financial instruments’.

●

Amendments to IFRS 10 ‘Consolidated financial statements’, IFRS 12 ‘Disclosure of interests in other entities’ and IAS 27 ‘Separate financial statements’ for investment entities. Effective for annual periods beginning on or after 1 January 2014. The amendments give an exemption to entities that meet an ‘investment entity’ definition and which display certain characteristics to account for its subsidiaries at fair value.

The following new standards, amendments to standards and interpretation have been issued and have been endorsed by the European Union, but are not mandatory for the first time for the financial year beginning 1 January 2014:

●

IFRIC 21 ‘Levies’, effective for annual periods beginning on or after 17 June 2014. IFRIC 21 sets out the accounting for a liability to pay a levy if that liability is within the scope of IAS 37. It also addresses the accounting for a liability to pay a levy whose timing and amount is certain.

●

‘Annual improvements (2010-2012 cycle)’ with minor amendments to eight standards, effective for annual periods beginning on or after 1 February 2015. The amendments relate to IFRS 2 ‘Definition of vesting condition’, IFRS 3 ‘Accounting for contingent consideration in a business combination’, IFRS 8 ‘Aggregation of operating segments’, ‘IFRS 8 ‘Reconciliation of the total of the reportable segments’ assets to the entity’s assets’, IFRS 13 ‘Short-term receivables and payables’, IAS 7 ‘Interest paid that is capitalised’, IAS 16/IAS 38 ‘Revaluation method—proportionate restatement of accumulated depreciation’ and IAS 24 ‘Key management personnel’.

●

‘Annual improvements (2011-2013 cycle)’ in response to four issues addressed during the 2011-2013 cycle, effective for annual periods beginning on or after 1 January 2015. The amendments include IFRS 1 ‘Meaning of effective IFRSs’, IFRS 3 ‘Scope exceptions for joint ventures’, IFRS 13 ‘Scope of paragraph 52 (portfolio exception)’ and IAS 40 ‘Clarifying the interrelationship of IFRS 3 Business Combinations and IAS 40 Investment Property when classifying property as investment property or owner-occupied property’.

●

Amendment to IAS 19 ‘Defined benefit plans’, effective for annual periods beginning on or after 1 February 2015. The amendment seeks clarification for the accounting of employee contributions set out in the formal terms of a defined benefit plan.

The following new standards and amendments to standards have been issued, but are not mandatory for the first time for the financial year beginning 1 January 2014 and have not been endorsed by the European Union:

●

‘Annual Improvements (2012–2014 cycle)’ with amendments to 4 standards, effective for annual periods beginning on or after 1 January 2016. The amendments include IFRS 5, ‘Non-current assets held for sale and discontinued operations’, IAS 19, ‘Employee benefits’, IFRS 7, ‘Financial instruments: disclosures’ and IAS 34, ‘Interim financial reporting’.

●

Amendment to IAS 16 ‘Property, plant and equipment’ and IAS 38 ‘Intangible assets’ on depreciation and amortisation, effective for annual periods beginning on or after 1 January 2016. In this amendment the IASB has clarified that the use of revenue-based methods to calculate the depreciation of an asset is not appropriate because revenue generated by an activity that includes the use of an asset generally reflects factors other than the consumption of the economic benefits embodied in the asset. The IASB has also clarified that revenue is generally presumed to be an inappropriate basis for measuring the consumption of the economic benefits embodied in an intangible asset.

●

Amendment to IAS 16 ‘Property, plant and equipment’ and IAS 41 ‘Agriculture’ on bearer plants, effective for annual periods beginning on or after 1 January 2016. These amendments change the financial reporting for bearer plants, such as grape vines, rubber trees and oil palms. The IASB decided that bearer plants should be accounted for in the same way as property, plant and equipment because their operation is similar to that of manufacturing.

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Amendment to IFRS 11 ‘Joint arrangements’ on acquisition of an interest in a joint operation, effective for annual periods beginning on or after 1 January 2016. This amendment adds new guidance on how to account for the acquisition of an interest in a joint operation that constitutes a business. The amendments specify the appropriate accounting treatment for such acquisitions.

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Amendments to IAS 27 ‘Separate financial statements’ on the equity method, effective for annual periods beginning on or after 1 January 2016. These amendments allow entities to use the equity method to account for investments in subsidiaries, joint ventures and associates in their separate financial statements.

●

Amendments to IFRS 10, ‘Consolidated financial statements’ and IAS 28, ‘Investments in associates and joint ventures’, effective for annual periods beginning on or after 1 January 2016. These amendments address an inconsistency between the requirements in IFRS 10 and those in IAS 28 in dealing with the sale or contribution of assets between an investor and its associate or joint venture. The main consequence of the amendments is that a full gain or loss is recognised when a transaction involves a business (whether it is housed in a subsidiary or not). A partial gain or loss is recognised when a transaction involves assets that do not constitute a business, even if these assets are housed in a subsidiary.

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IFRS 15 ‘Revenue from contracts with customers’. The IASB and FASB have jointly issued a converged standard on the recognition of revenue from contracts with customers. The standard will improve the financial reporting of revenue and improve comparability of the top line in financial statements globally. Companies using IFRS will be required to apply the revenue standard for annual periods beginning on or after 1 January 2017, subject to EU endorsement.

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IFRS 9 ‘Financial instruments’, effective for annual periods beginning on or after 1 January 2018. The standard addresses the classification, measurement and derecognition of financial assets and financial liabilities.

●

Amendment to IFRS 9 ‘financial instruments’ on general hedge accounting, effective for annual periods beginning on or after 1 January 2018. The amendment incorporates the new general hedge accounting model which will allow reporters to reflect risk management activities in the financial statements more closely as it provides more opportunities to apply hedge accounting. These amendments also impact IAS 39 and introduce new disclosure requirements for hedge accounting, thereby impacting IFRS 7, irrespective of the fact whether hedge accounting requirements under IFRS 9 or IAS 39 are used.

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Amendments to IFRS 10 ‘Consolidated financial statements’, IFRS 12 ‘Disclosure of interests in other entities’ and IAS 28, ‘Investments in associates and joint ventures’, effective for annual periods beginning on or after 1 January 2016. These narrow-scope amendments introduce clarifications to the requirements when accounting for investment entities.

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Amendments to IAS 1 ‘Presentation of financial statements’, effective for annual periods beginning on or after 1 January 2016. The amendments to IAS 1 are part of the initiative of the IASB to improve presentation and disclosure in financial reports and are designed to further encourage companies to apply professional judgment in determining what information to disclose in their financial statements. The amendments make clear that materiality applies to the whole of financial statements and that the inclusion of immaterial information can inhibit the usefulness of financial disclosures. Furthermore, the amendments clarify that companies should use professional judgment in determining where and in what order information is presented in the financial disclosures.

2.2  Consolidation

Subsidiaries

Subsidiaries are all entities for which the Group is exposed, or has rights, to variable returns from its involvement with an entity and has the ability to affect those returns through its power over the entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date. On an acquisition-by-acquisition basis, the Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

Investments in subsidiaries are accounted for at cost less impairment. Cost is adjusted to reflect changes in consideration arising from contingent consideration amendments. Cost also includes direct attributable costs of investment.

The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognized directly in the statement of comprehensive income.

Inter-company transactions, balances and unrealized gains on transactions between Group companies are eliminated. Unrealized losses are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in euro, which is the Company’s functional and presentation currency. To consolidate, the financial statements are translated as follows:

• assets and liabilities at the year-end rate;

• income statements at the average rate for the year;

• components of the equity at historical exchange rate.

Exchange differences arising from the translation of the net investment in foreign subsidiaries at the year-end exchange rate are recorded as part of the shareholders’ equity under ‘currency translation differences’.

The currency rates for the main foreign currencies used as per 31 December are:

Currency	31 December 2014		31 December 2013
(in €)	End of month rate	Average rate	End of month rate	Average rate

CHF	1.202000	1.214474	1.225400	1.231065

CZK	27.704000	27.516575	27.377000	25.979626

DKK	7.446500	7.454660	7.458900	7.457830

GBP	0.781200	0.806208	0.836300	0.849243

NOK	9.032500	8.356350	8.375400	7.810244

PLN	4.278100	4.183054	4.146800	4.197010

SEK	9.413100	9.097134	8.864800	8.655026

2.3  Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement (in the financial result), except when, as from 1 January 2005, hedge accounting in accordance with IAS 32 and IAS 39 is being applied. In that case, the mark-to-market value is recognized in the income statement when related to fair value hedges and in equity when related to cash flow hedges.

2.4  Property, plant and equipment

Property, plant and equipment are valued at the acquisition value or production cost, increased with allocated costs where appropriate. Depreciation is calculated pro rata temporis on the basis of the useful life of the asset, in accordance with the following depreciation parameters:

Buildings	3% - 4%
Buildings fixtures and fittings	4% - 20%
Plant, machinery and equipment	4% - 40%
Furniture	20% - 40%
Computer equipment, software	20% - 33% - 40%
Office equipment	20% - 40%
Vehicles	20%
Other tangible fixed assets	25% - 50%

Virtually all assets are depreciated on a straight-line basis.

To the extent residual values are taken into account for calculating the depreciations, those residual values are reviewed annually. Assets acquired under leasing arrangements are depreciated over the economic life time, which may exceed the lease term if it is reasonably certain that the ownership will be obtained at the end of the lease term.

2.5  Assets held for sale

Assets for which the carrying amount will be recovered principally through a sale rather than through continued use, will be classified as held-for sale, whenever the conditions under IFRS 5 are met.

They are measured at the lower of their carrying amount and fair value less costs to sell.

2.6  Intangible assets

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is tested for impairment each time there is a triggering event, or at least annually. Goodwill is carried at cost less accumulated impairment losses. Impairment losses on goodwill are never reversed.

Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Brands, licenses, patents, software and other intangible assets

Brands, licenses, patents, software and other Intangible assets are capitalized at cost. The aforementioned intangible assets are amortized on a straight-line basis over their estimated useful life, ranging from 3 to 20 years.

Several externally acquired intangible assets with an indefinite useful life have been identified. It specifically concerns the important strategic brands for which, based on the relevant factors, no foreseeable limit to the period of time over which these brands are expected to generate cash flow can be determined. These intangibles are tested for impairment annually.

The costs of brands with a definite useful life are capitalized and generally amortized on a straight line basis over a period of twenty years.

Research and development

Research costs related to the prospect of gaining new scientific or technological knowledge and understanding are expensed as incurred. Development costs are defined as costs incurred for the design of new or substantially improved products and for the processes prior to commercial production or use. They are capitalized if, amongst others, the following criteria are met:

•	There is a market for selling the product.
•	The economic benefits for the Company will increase when selling the developed asset.
•	The expenditure attributable to the intangible assets can be measured reliably.

Development costs are amortized using a straight line method over the period of their expected benefit, currently not exceeding five years. Amortization only starts as of the moment that these assets are ready for commercialization.

2.7  Impairment of non-financial assets

Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use.

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units).

2.8  Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method. Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

2.9  Financial assets

Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment. The Group classifies its financial assets in the following categories: loans and receivables and available for sale financial assets. Management determines the classification of its investments at initial recognition and re-evaluates this designation at every reporting date.

Loans and receivables

Loans and receivables are non-derivate financial assets with fixed or determinable payments that are not quoted in an active market and with no intention of trading. They are included in current assets, except for maturities exceeding 12 months after the balance sheet date. Loans and receivables are carried at amortized cost using the effective interest method.

Available for sale financial assets

Available for sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless management intends to dispose of the investment within 12 months of the balance sheet date. Available for sale financial assets are at initial recognition measured at fair value unless the fair value cannot be reliably determined, in which case they are measured at cost.

Unrealized gains and losses arising from changes in the fair value are recognized in equity. When the related assets are sold or impaired, the accumulated fair value adjustments are included in the income statement as gain and losses. Currently, the available for sale financial assets comprise only investments in shares that do not have quoted markets and for which the fair value cannot be determined reliably. Hence, they are carried at cost. Any events or changes in circumstances that might indicate a decrease in the recoverable amount are considered carefully. Impairment losses are recognized in the income statement as deemed necessary.

2.10  Derivative Financial assets and hedging activities

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Group designates certain derivatives as either:

(1)	hedges of the fair value of recognized assets or liabilities or unrecognized firm commitments (fair value hedge);
(2)	hedges of particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge);
(3)	hedges of a net investment in a foreign operation (net investment hedge).

The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

2.11  Lease - Operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are expensed as incurred.

2.12  Leases - Finance leases

Leases of property, plant and equipment for which the Group has substantially all the risks and rewards of ownership are classified as finance lease.

Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding.

The corresponding rental obligations, net of finance charges, are included in the non-current (payable after 1 year) and current (payable within 1 year) borrowings. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

The property, plant and equipment acquired under finance leases is depreciated over the useful life of the asset, which may exceed the lease term if it is reasonably certain that the ownership will be obtained at the end of the lease term.

2.13  Inventories

Raw materials, consumables and goods for resale are valued at acquisition value using the FIFO method or net realizable value on the balance sheet date, if lower. Work in progress and finished products are valued at production cost, which, in addition to the purchase cost of raw materials, consumption goods and consumables, also includes those production costs that are directly attributable to the individual product or product group and related production overhead.

2.14  Trade receivables

Trade receivables are valued at fair value on initial recognition and subsequently at amortized cost. A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable needs to be impaired.

In case of transfer of trade receivables to a third party (through factoring), the trade receivables are not recognized any more in the balance sheet if the conditions mentioned in IAS 39 §15-37 and in IAS 32 §42-43 are met.

2.15  Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts and are valued at acquisition value. Adjustments to the carrying amounts are made when the realization value on the balance sheet date is lower than the acquisition value.

2.16  Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Where any Group company purchases the Company’s equity share capital (Treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes on transaction costs), is deducted from equity attributable to the Company’s equity holders until the shares are cancelled, reissued or disposed of. Where such shares are subsequently sold or reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.

2.17  Provisions

Provisions for restructuring costs, legal claims, the risk of losses or costs which might arise from personal securities or collateral constituted as guarantees of creditors or third party commitments, from obligations to purchase or sell fixed assets, from the fulfillment of completed or received orders, technical guarantees associated with sales or services already completed by the Company, unresolved disputes, fines and penalties related to taxes, or compensation for dismissal are recognized when: the Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Restructuring provisions comprise lease termination penalties and employee termination payments. Provisions are not recognized for future operating losses.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the balance sheet date.

The discount rate used to determine the present value reflects current market assessments of the time value of money and the risks specific to the liability.

2.18  Employee benefits

Pension obligations

Group companies operate various pension schemes. The schemes are funded through payments to insurance companies, determined by periodic actuarial calculations. The Group has both defined benefit and defined contribution plans.

The liability recognized in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets. Since the new standard IAS 19 R is mandatory as from 2013, the liability was restated for the closing at end 2011 and 2012. The liability increased resp. with 1.370 million euro in 2011, and an extra 0.074 million euro in 2012.. The defined benefit obligation is calculated periodically by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

For defined contribution plans, the Group pays contributions to pension insurance plans. The Group has no further payment obligations once the contributions have been paid, as the guaranteed minimum return exceeds the legally required minimum return.

Contributions to defined contribution plans are recognized as an expense in the income statement when incurred.

2.19  Income taxes

Income tax expense as presented in the income statement include current income tax and deferred taxes. Current income taxes include the expected tax liabilities on the Company’s taxable income for the financial year, based on the tax rates applicable on the balance sheet date, and any tax adjustments of previous years.

In line with paragraph 46 of IAS 12 ‘Income taxes’, management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities. This evaluation is made for tax periods open for audit by the competent authorities.

Deferred income taxes are recorded according to the ‘liability’ method and are calculated on temporary differences between the carrying amount and the tax base. This method is applied to all temporary differences except for differences arising on investments in subsidiaries and associates where the timing of the reversal of the temporary difference is controlled by the Group and where it is probable that the temporary difference will not reverse in the foreseen future. The calculation is based on the tax rates that are enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled. According to this calculation method, the Group is also required to account for deferred taxes relating to the difference between the fair value of the net acquired assets and their tax base resulting from acquisitions, if any.

Deferred income tax assets have been accounted for to the extent that it is probable that the tax losses carried forward will be utilized in the foreseeable future. Deferred income tax assets are written down when it is no longer probable that the corresponding tax benefit will be realized.

2.20  Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Group’s activities. Revenue is shown net of value-added tax, returns, rebates and discounts and after eliminating sales within the Group.

The Group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and when specific criteria have been met for each of the Group’s activities as described below. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue arising from the sale of goods is recognized when an entity has transferred the significant risks and rewards of the ownership of the goods to the buyer. Usually this occurs when the legal title is transferred to the buyer and when collectability of the related receivable is probable. Revenue from the sale of services is recognized in the accounting period in which the services are rendered.

Commissions received by the Company when acting as a principal or as an agent in a distribution agreement are recognized as revenue from rendering services.

The revenue resulting from the sale of a brand is recognized at the moment of the transfer of property to the buyer.

2.21  Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s Financial statements in the period in which the dividends are approved by the Company’s shareholders.

2.22  Non-GAAP measures

Gross margin is defined as total net sales minus the cost of goods sold.

EBITDA is defined as earnings before net finance cost, income taxes, depreciations and amortization. These non-GAAP measures have been included in the financial statements since management believes that they are widely used by certain investors, securities analysts and other interested parties as supplemental measure of performance and liquidity.

For the same reason as stated above for EBITDA, management has disclosed non-recurring expenses and revenue. Non-recurring expenses and revenue are defined as those items that are considered by management to be non-recurring or unusual because of their nature.

The non-recurring expenses relate to:

- acquisition costs;

- restructuring costs;

- factory or site closure costs;

- business restructuring costs;

- cost associated with the termination of distribution agreements.

The non-recurring revenue relate to:

- sale of long term receivable (Arseus shares);

- sale of long term financial investments.

3.    Financial Risk Management

In conformity with IFRS 7, the following chapter gives a description of the principal risks and uncertainties to which the activities of the Group and the Company are exposed. (Note: in this document, the “Company” refers to Omega Pharma Invest; the “Group” refers to Omega Pharma Invest and each of its subsidiaries, for the avoidance of doubt including Omega Pharma).

It is the Group’s policy to remain continuously focused on identifying all major risks, developing plans to prevent or alleviate risks, to manage them appropriately and reduce their consequences should they still occur. Despite this policy the Company is not positioned to provide a full guarantee that these risks will not occur or that they will remain without consequences should they occur.

Fair value risk

Cf. note 6.11 (page A-49 and following).

Hedging risk

The Group operates its business mainly in eurozone countries and to a lesser extent in the United Kingdom, the Nordic countries, Ukraine and Russia. The results of its operations and the financial position of each of its entities outside the eurozone are accounted for in the relevant local currency. The Group has a hedging strategy in place to cover such exchange rate fluctuations. In addition, a portion of the Group debt is denominated in U.S. dollars and/or a floating interest rate applies. As a result, the Group is exposed to currency risks arising from fluctuations in the value of the U.S. dollar against the euro and interest rate fluctuations. The Group has entered into agreements to hedge these risks. While it regularly monitors its currency and interest rate exposure, no guarantee can be given that the risk management system covers all risks completely or in a sufficient way and that adverse currency or interest rate movements can be excluded.

Currency exchange risk

The Group incurs foreign currency risk on borrowings and interests that are denominated in US dollar (on the US private placement) and on its operating activities denominated in other currencies. Foreign currency risk from exchanging assets, equity and liabilities of foreign subsidiaries from foreign currencies into euro are not hedged. The currency exchange risk on the US private placement, denominated in US dollar, is entirely hedged by cross currency swaps.

If the euro had strengthened (weakened) 10 per cent against the US dollar at 31 December 2014, the hedging reserve in shareholders’ equity would have been €0.1 million lower (€0.1 million higher) - 2013: €0.3 million lower (€0.3 million higher). The fluctuation in the US dollar has an insignificant influence on profit or loss, since the hedges that qualify as fair value hedge, are an exact mirror of the hedged item. More details about these hedges can be found in note 6.11 (p. 54 and following).

Some of the Group’s activities are denominated in other currencies than the euro - mainly in the United Kingdom, the Scandinavian countries, and Russia. The hypothetical effect of a 10 per cent strengthening (weakening) of the euro against the British pound, would have had an effect on profit or loss of €0.5 million (€-0.5 million), while shareholders’ equity would be impacted by €2.9 million

(€-2.9 million). If the euro had gained (lost) 10 per cent against the Swedish crown, this would have impacted profit or loss by €-0.9 million (€0.9 million), while shareholders’ equity would be impacted by €-1.4 million euro (€1.4 million). If the euro had gained (lost) 10 per cent against the Russian rouble, this would have impacted profit or loss by €-0.07 million (€0.07 million), while shareholders’ equity would be impacted by €0.5 million euro (€-0.5 million).

Also in countries like Ukraine, where the operating income of the Group in 2014 was largely realized in euro, there is an indirect currency exchange risk as each devaluation would make the products of the Group relatively more expensive for the local consumers. Also in countries like Ukraine, where the operating income of the Group in 2013 was largely realized in euro, there is an indirect currency exchange risk as each devaluation would make the products of the Group relatively more expensive for the local consumers.

Interest rate risk

The Group reviews at least twice a year the target mix between fixed and floating rate debt. The purpose of this policy is to achieve an optimal balance between cost of funding and volatility of financial results. The Group’s interest rate risk arises mainly from long-term borrowings. The Group entered into several interest rate swaps in respect of the syndicated loan. The Group manages its cash flow interest rate risk by using floating-to-fixing interest rate swaps. Such interest rate swaps have the economic effect of converting borrowings from floating rates to fixed rates. If the market interest rates would have been on average 100 base points higher (lower) during 2014, profit or loss would have been €0.7 million lower (higher), in 2013 this was €0.4 million. A change of 100 base points on interest rates would have impacted the hedging reserve in shareholders’ equity by €6.5 million (2013: €1.5 million).

US private placement hedges

Cf. note 6.11 (page A-49 and following).

Financial debt

Omega Pharma Invest and its subsidiaries have a substantial outstanding financial debt. As at 31 December 2014, total outstanding consolidated debt of the Group amounted to €1,019 million.

Over the years, the Group has always generated a sufficiently high net free cash flow to repay or service its debts, thus meeting all covenants with its credit providers. The Group holds the opinion that it has applied a solid financial structure with an appropriate leverage over the past years, although the past recession has revealed that respecting bank covenants can become more difficult in a downturn economy. Since it cannot be entirely excluded that the recovering economy may be negatively affected by external (e.g. geopolitical) factors, this situation may reoccur and may even coincide with the maturing of the Company’s debt. In such a situation, a new financing facility may prove to be more difficult to obtain, or may invoke higher financial charges.

Capital risk

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits to other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, acquire and cancel treasury shares, issue new shares or sell assets to reduce debt.

Consistent with others in the industry, the Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by the equity. Net debt is calculated as total borrowings (including current borrowings, non-current borrowings and the value of the related financial derivatives) less cash and cash equivalents. The gearing ratios at 31 December 2014 and 2013 were as follows:

(in thousand euro)	31 December 2013	31 December 2013

Total borrowings	1 018 949	1 051 631

Derivative financial instruments related to borrowings	13 775	15 498

Less : cash and cash equivalents and current financial assets	-36 494	-77 374

Net financial debt	996 230	989 755

Total equity	700 282	626 799

Gearing ratio	142%	158%

For the amount of net financial debt calculated according to the methodology applied for the bank covenants, see page 5 of Omega Pharma Invest NV’s Annual Report 2014.

Liquidity risk

Liquidity risk is the risk that the Group would not be able to meet its financial obligations as they fall due. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will have always sufficient liquidity to meet its liabilities when due and to that end, Group treasury monitors rolling forecasts of the Group’s liquidity requirements. In addition, the Group ensures to maintain sufficient headroom on its undrawn committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants (where applicable) on its borrowing facilities.

At the balance sheet date, the Group had the following sources of liquidity available:

●	Cash and cash equivalents : €36.5 million euro (note 6.6)

●	Undrawn committed borrowing facilities in excess of €300 million

The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet to the contractual maturity date. The amounts disclosed are the contractual undiscounted cash flows. As the amounts included in the table are the contractual undiscounted cash flows, these amounts will not reconcile to the amounts disclosed on the balance sheet for borrowings, and trade and other payables.

31 December 2014	Earliest contractual maturity (undiscounted)
(in thousand euro)	< 1 year	1 to 5 year	> 5 year

Finance lease liabilities	772	1 346	0

Retail bonds	29 475	670 950	0

Bank borrowings	10 976	311 435	162 573

Bank overdrafts	220

Trade and other payables	564 406

Total liabilities	605 849	983 731	162 573

31 December 2013	Earliest contractual maturity (undiscounted)
(in thousand euro)	< 1 year	1 to 5 year	> 5 year

Finance lease liabilities	748	2 081	0

Retail bonds	29 475	589 800	132 000

Bank borrowings	46 158	318 663	162 573

Bank overdrafts	11 815

Trade and other payables	447 147

Total liabilities	535 143	910 544	294 573

Similar as above, the below table analyses the Group’s derivative financial instruments into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. All derivative financial instruments are settled on a net basis.

Earliest contractual maturity (undiscounted)
(in thousand euro)	< 1 year	1 to 5 year	> 5 year

Derivatives :

As per 31 December 2014	500	13 697	0

As per 31 December 2013	3 188	11 921	0

Credit risk

Credit risk arises from the possibility that the counterparty to a transaction may be unable or unwilling to meet its obligations causing a financial loss to the Group. Trade receivables are subject to a policy of active risk management, which focuses on the assessment of country risk, credit availability, on-going credit evaluation and account monitoring procedures.

The exposure of other financial assets to credit risk is controlled by setting a policy for limiting credit exposure to high quality counterparties, regular reviews of credit ratings, and setting defined limits for each individual counterparty. The criteria set by Group Treasury for their investment policy are based on generally considered high quality long term credit ratings.

The Group has several financial instruments, see note 6.11 for more information on these instruments. The maximum exposure to credit risk is best represented by its carrying amount, as a consequence further disclosure in accordance with IFRS is not required.

Customer credit risk

As the Group has a strict credit policy in place, exposure to credit risk is monitored and restricted.

The Group has no individual customers who represent a significant part of the consolidated turnover, nor of the trade receivables.

Trade receivables are relatively well spread over all reporting segments. Trade receivables for individual countries reflect the traditionally applicable payment terms in the corresponding countries, as far as they are in conformity with market practices.

Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

A. Estimated impairment of goodwill and brands

The Group tests each year whether goodwill and brands have suffered any impairment. These calculations require the use of estimates which can be found in note 6.1.

B. Income taxes

The Group is subject to income taxes in numerous jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made. (See note 5.4)

C. Fair value of derivatives

The fair value of the derivatives is determined by using valuation techniques. The Group uses its judgement to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period combined with a discounted cash flow analysis. More information on the used assumptions can be found in note 6.11.

D. Pension benefits

The present value of the pension obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the net cost (income) for pensions include a.o. the discount rate. Any changes in these assumptions will impact the carrying amount of pension obligations. For more information on the used discount rate and other assumptions we refer to note 6.9.

4.    Segment information

The segments of these activities are identified following their geographical location. The segment reporting only consists of the geographical segments. The identification of the operating segments is done on the basis of the components that the management uses to assess the performance and to make decisions about the operating activities. The different segments are all subject to the same accounting policies. The intercompany purchases are based upon effective invoicing and are in line with the transfer pricing policy of the Group which is designed to be at arms’ length.

At 31 December 2014, the Group is organized into four business segments:

1.	Omega Pharma Western Europe: activities in Western Europe, excluding Austria, Belgium and France;

2.	Omega Pharma Belgium: the activities in Belgium;

3.

Omega Pharma Emerging Markets: activities in Austria, Central and Eastern Europe (including Russia, Ukraine, Czech Republic, Slovakia, Hungary, Romania, Slovenia, Serbia and Turkey), Australia, New Zealand and Argentina;

4.	Omega Pharma France: the activities in France.

The segment results for the year ended 31 December 2014 are as follows:

(in thousand euro)	Belgium	France	Western Europe	Emerging Markets	Unallo- cated	TOTAL

Total turnover	334 902	231 293	833 526	189 470	0	1 589 191

Inter segment turnover	-32 566	-6 294	-244 513	-29 889	0	-313 262

Turnover	302 336	224 999	589 013	159 581	0	1 275 929

Operating profit/segment result	29 856	47 965	103 949	19 308	-3 259	197 819

Financial result						-62 987

Result of continuing operations before income tax						134 832

Income tax						-10 448

Net income from continuing operations						124 384

Share of non-controlling interests						268

Net result of the period - share of the Group						124 652

Other segment items included in the 2014 income statement are:
(in thousand euro)	Belgium	France	Western Europe	Emerging Markets	Unallo- cated	TOTAL

Depreciations and amortization	5 779	7 720	23 833	5 874	16 771	59 977

Write-down on inventories	692	184	50	368	-8	1 286

Write-down on receivables	-151	-219	79	-23	0	-314

Increase/(decrease) in provisions	-42	205	-743	23	-790	-1 347

 The segment results for the year ended 31 December 2013 are as follows:

(in thousand euro)	Belgium	France	Western Europe	Emerging Markets	Unallo- cated	TOTAL

Total turnover	308 832	217 438	784 956	222 213	0	1 533 439

Inter segment turnover	-21 142	-4 980	-250 373	-43 558	0	-320 053

Turnover	287 690	212 458	534 583	178 655	0	1 213 386

Operating profit/segment result	32 602	33 846	67 753	28 876	-25 451	137 626

Financial result						-63 325

Result of continuing operations before income tax						74 301

Income tax						-19 844

Net income from continuing operations						54 457

Share of non-controlling interests						43

Net result of the period - share of the Group						54 500

Other segment items included in the 2013 income statement are:
(in thousand euro)	Belgium	France	Western Europe	Emerging Markets	Unallo- cated	TOTAL

Depreciations and amortization	4 295	7 338	20 035	5 072	13 951	50 691

Write-down on inventories	-70	1 655	-444	-530	0	611

Write-down on receivables	-149	168	22	103	0	144

Increase/(decrease) in provisions	-214	-219	-587	47	0	-973

The segment assets and liabilities at 31 December 2014 and capital expenditure for the year then ended are as follows:

(in thousand euro)	Belgium	France	Western Europe	Emerging Markets	Unallo- cated	TOTAL

Non-current assets	66 953	176 756	548 306	285 333	856 873	1 934 221

Current assets	35 329	45 499	216 077	102 275	27 423	426 603

Total assets	102 282	222 255	764 383	387 608	884 296	2 360 824

Non-current liabilities	4 541	15 557	71 973	31 338	1 050 347	1 173 756

Current liabilities	147 741	53 156	147 435	42 723	95 730	486 785

Capital expenditure	18 236	8 354	38 048	20 654	206 243	291 535

The segment assets and liabilities at 31 December 2013 and capital expenditure for the year then ended are as follows:

(in thousand euro)	Belgium	France	Western Europe	Emerging Markets	Unallo- cated	TOTAL

Non-current assets	48 900	177 428	522 123	269 365	672 161	1 689 977

Current assets	82 612	72 769	237 753	107 846	22 949	523 929

Total assets	131 512	250 197	759 876	377 211	695 110	2 213 906

Non-current liabilities	3 817	14 451	68 280	30 827	1 028 217	1 145 592

Current liabilities	128 408	68 923	163 666	22 037	58 481	441 515

Capital expenditure	6 145	7 737	27 171	6 138	51 918	99 109

5.    Income statement items

5.1  Turnover

(in thousand euro)	2014	2013

Sale of goods	1 232 334	1 161 334

Rendering services	43 595	52 052

Turnover	1 275 929	1 213 386

Almost 53 per cent of the total turnover is generated by the Group’s Top 20 brands, while generics represent 13 per cent.

Turnover realized from rendering services includes the commissions received by the Company when acting as a principal in the framework of a distribution agreement.

5.2  Total net operating costs

(in thousand euro)	Note	2014	2013

Trade goods		542 808	526 724

Services and other goods		341 892	338 623

Employee benefit expenses		124 229	120 555

Depreciations	5.2.2	59 978	50 692

Changes in write-downs of inventory and trade receivables	5.2.2	972	755

Changes in provisions	5.2.2	-1 347	-973

Other operating expenses/(income)	5.2.3	9 578	39 384

Total net operating costs		1 078 110	1 075 760

Operating result (EBIT)		197 819	137 626

5.2.1  Employee benefit expenses

(in thousand euro)	2014	2013

Wages and salaries	77 605	76 390

Social security costs	24 572	23 806

Pension costs - defined benefit plans	1 876	1 700

Pension costs - defined contribution plans	2 332	2 005

Other employment costs (commissions, premiums, travel, ...)	17 844	16 654

Employee benefit expenses	124 229	120 555

Full-time equivalents rounded at one unit	31 December 2014	31 December 2013

Belgium, including corporate services	430	385

France	568	569

Other Western European countries

Cyprus	0	1

Denmark	1	1

Germany	249	237

Finland	13	13

Greece	57	57

Ireland	14	16

Italy	78	67

Luxembourg	15	17

The Netherlands	47	54

Norway	19	14

Portugal	35	33

Spain	114	115

United Kingdom	99	67

Sweden	80	70

Switzerland	26	24

Emerging Markets

Argentina	11	9

Australia	17	14

Hungary	17	13

India	4	4

Latvia	11	14

Ukraine	1	1

Austria	193	241

Poland	63	59

Romania	41	63

Russia	118	127

Serbia	9	8

Slovenia	9	9

Slovakia	8	10

South Africa	7	7

Czech Republic	31	36

Turkey	65	49

Total	2 450	2 404

5.2.2  Depreciations, amortization and changes in provisions

(in thousand euro)	2014	2013

Depreciations and amortization	59 978	50 691

Write-down on inventories	1 286	611

Write-down on receivables	-314	144

Increase / (decrease) in provisions for current liabilities	-1 570	-1 581

Increase / (decrease) in provisions for pension liabilities	223	608

Depreciation, amortization and changes in provisions	59 603	50 473

Amortization of intangible assets amounted to €37.5 million, an increase with €5.3 million compared to 2013. The depreciations of tangible assets increased from €18.6 million in 2013 to €22.5 million in 2014.

5.2.3  Other operating expenses/(income)

(in thousand euro)	2014	2013

Loss (gain) on disposal of fixed assets	1 846	-668

State and property taxes	2 572	2 420

Bad debts	606	291

Indemnification from insurance	-86	-26

Other expenses (income)	-1 881	-4 740

Other operating expenses/(income) - recurring	3 057	-2 723

Non-recurring revenue	-26 354	-158

Restructuring costs	31 684	42 144

Provision for restructuring	1 181	121

Other operating expenses/(income) - non-recurring	6 511	42 107

Total other operating expenses/(income)	9 568	39 384

Restructuring charges and related provisions amounted to €6.5 million for 2014, compared to €42.1 million in 2013. Included are the proceeds from divestments predominantly related to the earn-out received in respect of a financial interest that was sold in 2009. Other non-recurring expenses were largely defined by business restructuring charges and related provisions in the Netherlands, France, Germany, Luxembourg and Belgium.

5.3   Financial result

(in thousand euro)	2014	2013

Financial income	3 463	4 551

Financial expenses	-11 401	-9 965

Interest expenses	-49 841	-50 696

Foreign exchange differences	-5 208	-7 215

Financial result	-62 987	-63 325

The financial result is slightly improved to €-63.0 million. This can be attributed to the lower interest rates on debt in 2014. 5.4 Income tax

(in thousand euro)	2014	2013

Current tax expenses	25.692	16 398

Deferred tax	-15 244	3 446

Total tax charge	10 448	19 844

The tax on the Group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated companies as follows:

(in thousand euro)	2014	2013

Result excluding associates	134 832	74 301

Tax calculated at weighted average statutory tax rate	40 500	19 721

Income not subject to tax	-10 271	-6 833

Expenses not deductible for tax purposes	2 005	2 295

Tax losses for which no deferred income tax asset was recognized	409	5 736

Other	-22 195	-1 075

Tax charge	10 448	19 844

The weighted average effective tax rate was 7.7 per cent (2013: 26.7 per cent).

The rate is significantly lower than last year due to the recognition of a deferred income tax asset for tax losses at the level of Omega Pharma Invest NV, as well as the tax exempt capital gain on the Arseus and the Clear2Pay shares (comprised in ‘Other’).

6.    Balance sheet items

6.1   Intangible assets

(in € thousand)	Goodwill	R&D	Conces- sions & patents	Brands	Software	Other	TOTAL

Year ended at 31 December 2013

Opening net book value	570 402	53 068	26 687	856 866	9 361	772	1 517 156

Exchange differences cost	-1 522	-271	-25	-535	-153		-2 506

Additions

Internal development		19 521			2 397		21 918

Purchased from third parties	571	11 545	3 909	779	4 190	344	21 338

Through business combinations	4 098	8	4	25 956			30 066

Disposals		-806	-1 261	-61	-161		-2 289

Transfers between accounts and adjustments	7 045	15	1 021	-7 986	145	-104	136

Currency exchange differences depreciations		258	24	55	113		450

Amortization charge

Amortization of the year		-14 696	-12 126	-734	-4 599	-68	-32 223

Through business combinations		-8	-2				-10

Amortization of disposals		806	412	8	161		1 387

Transfers between accounts and adjustments			-7		7		0

Net book value at the end of the period	580 594	69 440	18 636	874 348	11 461	944	1 555 423

Year ended at 31 December 2014

Opening net book value	580 594	69 440	18 636	874 348	11 461	944	1 555 423

Exchange differences cost	573	-416	-12	-245	-208	-1	-309

Additions

Internal development		25 345			3 814		29 159

Purchased from third parties	0	11 380	1 247	140 800	4 252	728	158 407

Through business combinations	40 999	0	2 117	31 183	8		74 307

Disposals		-4 605	-226	-2 375	-943	-20	-8 169

Transfers between accounts and adjustments	673	485	-49		-11	-641	457

Currency exchange differences depreciations		416	17	25	171		629

Amortization charge

Amortization of the year		-19 490	-11 215	-932	-5 836	-63	-37 536

Through business combinations			-1 235	-357			-1 592

Amortization of disposals		4 558	211	481	912		6 162

Transfers between accounts and adjustments		-384	59		215	445	335

Net book value at the end of the period	622 839	86 729	9 550	1 042 928	13 835	1 392	1 777 273

The amounts of R&D related expenses charged to the income statement are not significant.

No titles to assets are restricted or pledged.

Goodwill

Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses.

Impairment tests for goodwill

Goodwill is allocated to the Group’s cash-generating units (CGUs) identified as the four business units of the Group, being Western Europe, Belgium, Emerging Markets and France.

A summary of the goodwill allocation per business unit is presented below (in thousand euro).

Business Unit
(in thousand euro)	2014	2013

Western Europe	236 897	231 105

Belgium	31 711	26 141

Emerging Markets	143 430	128 436

France	131 409	131 617

Corporate	79 392	63 295

Total	622 839	580 594

The recoverable amount of a CGU is determined based on value-in-use calculations. These calculations use cash flow projections with a five year forecast horizon based on detailed financial budgets approved by management for year one. For year two till five the budget figures of year one are extrapolated taking into account an internal growth rate and a budgeted gross margin. Besides these rates, the model includes a number of assumptions, such as the rate of perpetual growth and a pre-tax discount rate.

An overview of the key assumptions for the value-in-use calculations is stated at the bottom of this page. Management determined gross margin and growth rates based on past performance and its expectations for the market development.

The value per cash-generating unit which is calculated in this manner, is compared with the net book value of the corresponding fixed assets. The recoverable amounts of the cash-generating units continue to exceed their net book value. As a result, no impairment of goodwill is required for 2014.

The test includes a sensitivity analysis on key assumptions used, among them the pre-tax discount rate, free cash flow and long term growth percentage. Should any of the individual less favourable assumptions be used, this would not lead to an impairment of goodwill: pre-tax discount rate of 11.6%, free cash flow of 90% of the projections of free cash flows used for the calculation of the impairment test, and a long term growth of 1%.

For the cash-generating unit with the smallest difference at this level, the calculated recoverable amount still exceeds the net book value. No reasonably possible changes in a key assumption on which management has based its determination of the units’ recoverable amount would cause the units’ carrying amount to exceed its recoverable amount.

	Autonomous 5 year- growth (%)		Perpetual growth rate (%)		Gross margin (%)		Discount rate (%)
	2014	2013	2014	2013	2014	2013	2014	2013

Belgium	2	2	2	2	26.63	26.41	8.7	9.0

France	3	3	2	2	63.30	59.42	7.7	8.0

Western Europe	2	2	2	2	68.21	66.28	8.9	9.2

Emerging Markets	8	8	2.5	2.5	75.12	74.18	8.7	9.0

Total	3.2	3.2	2.1	2.1	58.15	56.59	8.9	9.2

Brands

The net book value of all brands, including those with indefinite useful lives, are annually tested for impairment at the level of the CGU as defined above and using the methodology as in the goodwill impairment exercise. The following key assumptions are used:

-	Perpetual growth: range between 2% to 3%

-	Discount rate: 8.9%

A sensitivity analysis is also performed on key assumptions used for the impairment test on the brands with indefinite useful lives, among them the pre-tax discount rate, free cash flow and long term growth percentage. Should any of this following individual less favourable assumptions be used, this would not lead to an impairment of the brands with indefinite useful lives: pre-tax discount rate of 11.6%, free cash flow of 90% of the projections of free cash flows used for the calculation of the impairment test, and a long term growth of 1%.

For corporate star brands and local key brands, based on an analysis of all relevant factors, there is no foreseeable limit to the period of time over which these brands are expected to generate cash flows for the Company. These brands have been assigned indefinite useful lives. Experience learns that those brands can continuously appeal to new consumers, provided that a certain level of marketing support is maintained. The list of brands includes, for example, Poudres T.LeClerc, which is already marketed since 1881 and which has over the past years been introduced in new geographic markets.

The total book value of star brands and key brands totalled €1,011.9 million as per the end of 2014 (2013: €843.4 million).

In addition to the impairment testing, the indefinite life nature of the star and key brands is reviewed annually. Not only strategic considerations are taken into account but also the evolution of the net recoverable amounts. The net book value for each of the aforementioned brands separately is compared to its’ recoverable amount. The recoverable amount is determined as the higher of the value obtained based on:

• A discounted cash flow model, similar to the calculation of the goodwill impairment.

• A multiple method.

As far as the multiple method is concerned, the following multiples are applied, whereby the brand value equals the multiple times the annual sales of the related brand:

Brand	Multiple
Star	3
Key	2.5
Other	2

Review revealed that these multiples still correspond with the ratios that have been used for acquisitions of comparable brands over the past years.

For all strategic brands, the recoverable amount exceeds the net book value, which corroborates the indefinite useful life nature of the brands.

6.2   Property, plant and equipment

(in € thousand)	Land and buildings	Plant, machinery and equipment	Furniture and vehicles	Leasing & other similar rights	Other tangible items	Assets under construc- tion	TOTAL

Year ended at 31 December 2013

Opening net book value	23 100	23 521	3 210	5 520	15 923	1 105	72 379

Currency exchange differences on the purchase cost	-17	-92	-127	-3	-75	-2	-315

Investments

Purchased from third parties	478	2 695	1 226	25	17 368	3 128	24 920

Through business combinations		17					17

Divestments and disposals	-78	-700	-617	-81	-3 974	-2	-5 452

Transfers between accounts and adjustments	*3 421	1 405	128		-543	-1 677	2 734

Currency exchange differences on depreciations	1	55	81	2	49		188

Depreciations

Depreciations of the year	-1 492	-4 571	-1 184	-363	-11 087		-18 698

Through business combinations

Depreciations of disposals	37	557	584	78	3 953		5 209

Transfers between accounts and adjustments	*-1 757		-109		549		-1 317

Net book value at the end of the period	23 693	22 887	3 192	5 178	22 163	2 552	79 665

Year ended at 31 December 2014

Opening net book value	23 693	22 887	3 192	5 178	22 163	2 552	79 665

Currency exchange differences on the purchase cost	18	-22	-60	-4	10	-2	-60

Investments

Purchased from third parties	1 144	2 095	1 382	1	22 479	2 572	26 673

Through business combinations		15	154	80	2		251

Divestments and disposals	-3 928	-1 264	-1 969	-392	-227	-511	-8 291

Transfers between accounts and adjustments	1 217	600	-202	-67	-45	-2 084	-581

Currency exchange differences on depreciations	-2	30	49	2	-5		74

Depreciations

Depreciations of the year	-1 525	-4 637	-1 326	-370	-14 607		-22 465

Through business combinations

Depreciations of disposals	2 994	1 102	1 946	381	124		6 547

Transfers between accounts and adjustments	5	114	242	34	-15		380

Net book value at the end of the period	23 616	20 920	3 408	4 843	29 879	2 527	85 193

*The adjustments reflect for €3.1 million purchase value and €1.6 million accumulated depreciations, the transfer of the building out of assets held for sale in 2013

No titles to assets are restricted or pledged.

6.3   Financial assets and other non-current assets

(in thousand euro)	31 December 2014	31 December 2013

Cash guarantees	1 508	1 485

Receivables with a maturity later than 1 year	437	10 149

Other non-current assets	1 945	11 634

Financial assets available for sale	0	1 940

Total	1 945	13 574

None of the cash guarantees require impairment adjustments.

The receivables with a maturity later than one year related to the sale of the Arseus participation (€9.9 million at end of 2013) was paid in 2014.

The financial assets available for sale were sold in 2014 and a gain of €3.5 million was realized.

6.4   Inventories

(in thousand euro)	31 December 2014	31 December 2013

Raw materials	10 988	11 430

Production supplies	10 227	9 550

Work in progress	7 424	5 599

Finished goods	11 858	15 175

Trade goods	141 369	149 859

Inventories	181 866	191 613

Finished goods refer to goods manufactured by the Group, whereas trade goods refer to goods purchased from third parties. No inventories are encumbered by restrictions or pledges.

6.5  Trade and other receivables

(in thousand euro)	31 December 2014	31 December 2013

Trade receivables	188 625	228 146

Provision for impairment of receivables	-16 503	-17 924

Trade receivables - net	172 122	210 222

VAT receivables	8 464	11 139

Income tax receivables	4 556	3 483

Other current assets	11 776	14 203

Deferred charges	11 164	15 894

Other receivables	35 960	44 719

Total	208 082	254 941

		Of which	Of which not impaired on the reporting date and
		neither	past due in the following periods
(in thousand euro)	Carrying amount	impaired nor past due at 31 December	less than 30 days	between 30 and 90 days	between 90 and 150 days	more than 150 days

Trade receivables as of 31 December 2014	172 122	138 744	24 430	4 062	2 979	1 907

Other receivables as of 31 December 2014	11 776	11 776

Trade receivables as of 31 December 2013	210 222	178 248	14 427	7 761	4 250	5 436

Other receivables as of 31 December 2013	14 203	14 203

6.6  Cash and cash equivalents

(in € thousand)	31 December 2014	31 December 2013

Short term investments	1 969	3 208

Cash at bank and in hand	34 525	74 166

Cash and cash equivalents	36 494	77 374

The vast majority of cash and cash equivalents is cash at bank and in hand – i.e. current bank accounts of the companies in the Group.

The cash at bank is well spread since it is held on accounts at different banks in different countries, with a positive overall rating.

6.7  Equity

The mutations of this balance sheet item including the number of shares are shown in the statement of changes in equity.

In 2014, equity increased from €626.8 million to €700.3 million. The increase was the net result of principally the profit of the year, and an interim dividend of €44 million to the shareholders of Omega Pharma Invest NV.

On the balance sheet, €847,901.31 is recognized as Share Capital and the remaining €423,641,240.73 as Share Premium. The retained earnings of the Company as per 31 December 2014 amount to €323.085 million which is the result of the accumulated profits and the actuarial gains and losses recognized directly into comprehensive income (see ‘consolidated statement of comprehensive income’).

On 31 December 2014 the Company had 30,243,983 treasury shares (same quantity as in 2013). All shares issued by the Company are fully paid.

The shareholders’ structure is detailed in note 7.9.

On 31 December 2014, the board of directors was still entitled to increase the capital, in the framework of the authorized capital, by a maximum amount of €391,901.31.

6.8  Provisions

(in € thousand)	Disputes	Others	TOTAL

Balance at 31 December 2012	767	2 371	3 138

Additions through business combinations	0	0	0

Other additions	51	785	836

Amounts used	-655	-1 565	-2 220

Currency exchange differences	0	0	0

Balance at 31 December 2013	163	1 591	1 754

Additions through business combinations	0	0	0

Other additions	327	1 541	1 868

Amounts used	-181	-1 665	-1 846

Currency exchange differences	0	0	0

Balance at 31 December 2014	309	1 467	1 776

The other provisions concern provisions for restructuring in several entities of the group, principally in Belgium, the Netherlands and Austria.

6.9  Retirement benefit obligations

6.9.1.     Defined benefit plans

As from 2013, the IAS 19 Revised ‘Employee benefits’ became effective. As a consequence, the provision for pension was restated for the years ending 31 December 2011 and 31 December 2012.

For Omega Pharma Invest, the most important modification was the elimination of the ‘corridor’ method for defined benefit plans, i.e. all actuarial gains and losses are recognized immediately through other comprehensive income so that the net deficit (asset) is shown in the balance sheet. The effect of the restatement of the provision for pension was also reported directly in other comprehensive income (net of taxes).

The new amounts recognized in the balance sheet are determined as follows:

(in € thousand)	31 December 2014	31 December 2013	31 December 2012

Present value of funded obligations	56 030	39 831	37 624

Fair value of plan assets	-40 263	-25 818	-25 202

Liability in the balance sheet - Restated	15 767	14 013	12 422

Liability in the balance sheet - as previously reported	15 767	14 013	7 992

The Group operates defined benefit pension plans mainly in the Netherlands, Germany, France and Norway under broadly similar regulatory frameworks. All defined benefit plans are final salary pension plans which provide to members in the form of a guaranteed level op pension payment at the end of their career. The level of benefits provided depends on the members’ length of service and their salary in the final years leading up to retirement. The amounts pertaining to post employment medical plans are included in the liability but are not significant. There are no informal constructive obligations.

The assets comprise reserves of qualifying insurance policies and are not part of the Group’s own financial instruments.

The movement in the defined benefit obligation and plan assets over the year is as follows:

(in € thousand)	Present value of obligation	Fair value of plan assets	Total

At 1 January 2013	37 624	-25 202	12 422

Profit and loss

Current service cost	1 754	0	1 754

Interest expense/(income)	1 437	-1 092	345

Past service cost and gains and losses on settlements	-399	0	-399

Impact on profit and loss	2 792	-1 092	1 700

Remeasurements

Return on plan assets, excl.amounts included in the interest expense/(income)

Actuarial (gain)/loss	-202	1 261	1 059

Change in asset ceiling, excl.amounts in interest expense

Impact of remeasurements on other comprehensive income

Exchange differences

Acquired through business combinations

Contributions

Employers	0	-1 168	-1 168

Plan participants

Payments from plans

Benefit payments	-383	383	0

Settlements	0		0

At 31 December 2013	39 831	-25 818	14 013

Profit and loss

Current service cost	2 189	0	2 189

Interest expense/(income)	1 444	-1 142	302

Past service cost and gains and losses on settlements	-615	0	-615

Impact on profit and loss	3 018	-1 142	1 876

Remeasurements

Return on plan assets, excl.amounts included in the interest expense/(income)		-11 094	-11 094

Actuarial (gain)/loss	14 340	-1 313	13 027

Change in asset ceiling, excl.amounts in interest expense

Impact of remeasurements on other comprehensive income	14 340	-12 407	1 933

Exchange differences	-27	4	-23

Acquired through business combinations	30		30

Contributions

Employers	-11	-1 063	-1 074

Plan participants

Administrative expenses		56	56

Payments from plans

Benefit payments	-1 053	771	-282

Settlements	-762		-762

At 31 December 2014	55 366	-39 599	15 767

The Group has various defined benefit pension plans. The most important plans are in the Netherlands, Germany and France.

Net liability in the balance sheet at 31 December (in € thousand)	Netherlands	Germany	France	Norway	TOTAL	% of total liabilities

2014	943	8 087	5 509	256	14 795	93.84%

2013	3 886	5 265	3 292	0	12 443	88.80%

The significant actuarial assumptions are as follows:

	2014				2013
Assumption	Netherlands	Germany	France	Norway	Netherlands	Germany	France

Discount rate	2.30%	2.40%	1.80%	3.00%	3.90%	3.60%	3.25%

Inflation	1.80%	2.00%	2.00%	3.25%	2.00%	2.00%	2.00%

Salary growth rate	2.30%	3.00%	2.00%	3.00%	2.50%	3.00%	2.00%

Pension growth rate	0.50%	1.50%	3.00%	0.10%	0.60%	1.50%	3.00%

The principal assumption is the discount rate. The sensitivity of the defined benefit obligation to an increase/decrease of the discount rate with 0.50% is a decrease of the obligation of 11% in case of an increase of the discount rate, and an increase of the obligation of 13% in case of a decrease of the discount rate. The sensitivity analysis is based on a change in the discount rate only while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied as when calculating the pension liability within the balance sheet. The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to previous period.

Assumptions regarding the future mortality are set based on actuarial advice in accordance with published statistics and experience in each territory.

Through its defined benefit pension plans the Group is exposed to a number of risks, the most significant of which are detailed below:

●

Asset volatility: the plan liabilities are calculated using a discount rate set with reference to corporate bond yields; if plan assets underperform this yield, this will create a deficit. All the plans described above hold a significant proportion of equities, which are expected to outperform corporate bonds in the long-term while providing volatility and risk in the short-term.

●	Changes in bond yield: a decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings.

●	Inflation risk: all the plans described above are linked to inflation and higher inflation will lead to higher liabilities.

●	Life expectancy: all the plans described above are to provide benefits for the life of a member, so increase in life expectancy will result in an increase in the plans’ liabilities.

The weighted average duration of the defined benefit obligation is about 20.6 years.

6.9.2.     Defined contribution plans

In the several Belgian companies, the Group has pension plans in the context of a group insurance. Those pension plans are defined contribution plans, but due to the Belgian legislation, the employer is obliged to guarantee a minimum return on the contributions. This guarantee is no longer fully insured and therefore, these defined contribution plans are defined benefit plans in the narrow interpretation of IAS19 R rules. Omega Pharma Invest obtained in 2013 an actuarial calculation of the retirement benefits, and also about the pre-retirement death benefits.

Based on these calculations, Omega Pharma Invest decided not to include any provision in their balance sheet, since the impact was considered as not material.

6.10  Taxes, remuneration and social security

(in € thousand)	31 December 2014	31 December 2013

Current income tax liabilities	17 701	20 603

Other current tax and VAT payables	12 074	8 700

Remuneration and social security payables	21 387	19 255

Taxes, remuneration and social security	51 162	48 558

For current income tax receivables, see note 6.5.

Deferred tax liabilities

(in € thousand)	Discrepancy with tax depreciation	Undistri- buted earnings	Financial instruments	Other	Reclass	TOTAL deferred tax liabilities

Balance at 31 December 2012	99 706	1 319	0	6 643	-8 233	99 435

Result	6 931	0	132	1 161		8 224

Charged to equity						0

Acquisition of subsidiary	1 786					1 786

Transfers					-3 092	-3 092

Exchange rate differences	-99			-8		-107

Balance at 31 December 2013	108 324	1 319	132	7 796	-11 325	106 246

Result	7 329	137	-276	991		8 181

Charged to equity						0

Acquisition of subsidiary	7 672					7 672

Transfers					1 760	1 760

Exchange rate differences	-18			1		-17

Balance at 31 December 2014	123 307	1 456	-144	8 788	-9 565	123 842

The total amount of €123.8 million as per 31 December 2014 contains for €16.6 million liabilities on less than one year (2013: €13.5 million). The remaining amount of €107.2 million expires on more than one year.

The reclass column in the charts for deferred tax liabilities and deferred tax assets features identical amounts as they refer to ‘netting’ of assets and liabilities included by local entities.

This reclassifications refer to ‘offsets’ as meant in IAS 12 §71.

Deferred tax assets

(in € thousand)	Difference in depreciation rates	Employee benefits	Provisions	Tax losses	Financ. Instru- ments	Other	Reclass	TOTAL deferred tax assets

Balance at 31 December 2012 (restated)	-3 225	3 338	2 747	41 298	4 412	0	-8 233	40 337

Result	-2 743	326	-2 051	8 275				3 807

Charged to equity					-936			-936

Acquisition of subsidiary			1 136					1 136

Transfers							-3 092	-3 092

Exchange rate differences	74		-11	0	0			63

Balance at 31 December 2013	-5 894	3 664	1 821	49 573	3 476	0	-11 325	41 315

Result	-3 375	699	694	26 750				24 768

Charged to equity					1 276			1 276

Acquisition of subsidiary			642					642

Transfers							1 760	1 760

Exchange rate differences	48		1	0	0			49

Balance at 31 December 2014	-9 221	4 363	3 158	76 323	4 752	0	-9 565	69 810

The total amount of €69.8 million as per 31 December 2014 contains for €0.3 million receivables on less than one year (2013: €0.1 million). The remaining amount of €69.5 million expires on more than one year.

6.11  Financial debts and derivative financial instruments

Composition according to duration

(in thousand euro)	31 December 2014	31 December 2013

Non-current	1 032 371	1 023 579

Financial lease liabilities	1 346	2 081

Of which with a maturity later than 1 year and no later than 5 years	1 346	2 081

Of which with a maturity later than 5 years	0	0

Retail Bond	600 000	600 000

Of which with a maturity later than 1 year and no later than 5 years	600 000	480 000

Of which with a maturity later than 5 years	0	120 000

Bank borrowings	416 125	408 505

Of which with a maturity later than 1 year and no later than 5 years	281 110	273 498

Of which with a maturity later than 5 years	135 015	135 007

Derivative financial instruments	13 775	11 921

Other amounts payable	1 125	1 072

Current	1 478	44 622

Financial lease liabilities	772	748

Bank borrowings	479	28 673

Bank overdrafts	220	11 617

Derivative financial instruments	0	3 577

Other amounts payable	7	7

Total	1 033 849	1 068 201

With this net debt level, Omega Pharma Invest remains safely within the covenants agreed upon with its credit providers which stipulate that the net debt level should not surpass a multiple on annualized EBITDA :

Credit facility	Net debt/ Annualized EBITDA

USPP	3.25
Syndication loan	3.50

Bank borrowings

	31 December 2014		31 December 2013
(in thousand euro)	Amount	Effective interest rate	Amount	Effective interest rate

Non-current bank borrowings

Syndicated loan	264 590	1.16%	258 891	1.12%

French loan	0	-	0	-

US private placement 2004	16 233	6.19%	16 228	6.01%

US private placement 2011	134 976	5.11%	134 967	5.11%

Fair value of the hedged part of the US private placement	206		-1 757

Other	120		176

Total non-current bank borrowings	416 125		408 505

of which euro denominated	399 685		394 034

of which US dollar denominated	16 440		14 471

Current bank borrowings

Syndicated loan	-		-

US private placement 2004	0		32 481	6.19%

Fair value of the hedged part of the US private placement	0		-3 904

Other	283		11 719

Total current bank borrowings	283		40 296

of which euro denominated	283		11 719

of which US dollar denominated	0		28 577

Total non-current and current bank borrowings	416 408		448 801

Note: bank overdrafts are not included in the table above.

As demonstrated in the table above, the debt financing of the Group consists of three major borrowings: (1) a syndicated loan facility and (2) a US private placement in 2004 (3) a US private placement in 2011 and (4) retail bonds (partly due in 2017 and 2019).

(1)

Omega Pharma entered into the syndicated loan agreement at the end of 2006 and was renewed for a total amount of 525 million euro with maturity after 5 years. On 31 December 2014, the credit lines in use represented an amount of €265 million (i.e. €264.6 million, as mentioned in the table above, increased with the costs incurred upon closing the syndicated loan).

(2)

The first US private placement was closed in 2004, for an amount of $285 million. This US private placement is hedged for currency exchange differences and interest fluctuations between the US dollar and the euro. This results in a nominal principal amount of €231.5 million, which remains unchanged. In 2009, a first instalment of the US private placement for €44.7 million was reimbursed, a second instalment of €130 million in July 2011, and in 2012, an additional €8.1 was reimbursed and a third instalment of €32.5 million was reimbursed in July 2014. The current nominal amount is €16.2 million. Because of the hedges related to the US private placement, the corresponding derivative financial instruments are also included in the table above. Further comments can be found hereunder.

(3)	In July 2011, a new US private placement was closed for an amount of 135 million euro for the renewal of the second instalment. It concerns a loan in euro for which no hedging was necessary.

(4)

In April 2012, Omega Pharma made a public offer in Belgium and the Grand-Duchy of Luxembourg for two series of retail bonds. The fixed rate for the bonds due 2017 is 4.500%, and 5.000% for the bonds due 2019. The total issue amount was €300 million of which €180 million for the 5 year bond and €120 million for the 7 year bond. The issue date was 23 May 2012.

In November 2012, Omega Pharma Invest also issued a retail bond for 5 year of €300 million with fixed rate of 5.125%. The issue date was 12 December 2012.
All the bonds are listed on the Luxembourg Stock Exchange.

Recognition of the hedges related to the US private placement in the accounts

The US private placement consisted originally of four ‘Notes’ which correspond with an equal number of instalments (bullet tranches): $55 million in 2009, $160 million in 2011, $50 million in 2014 and $20 million in 2016. The first note was reimbursed in July 2009 and the second note of $160 million in July 2011. The third note, originally due in 2014, was partly ($10 million) repaid in 2012 and the remaining amount on due date in July 2014 ($40 million).

Currency and interest rate risks are covered per individual tranche by cross currency swaps from US dollar fixed interest rates to euro fixed interest rates.

These hedges are reflected in the first table below.

The swap from US dollar fixed interest rate to euro fixed interest rate (third column) is qualified as cash flow hedge.

For cash flow hedges, the effective part of the changes in fair value of the derivative financial instrument is recognized in equity on the balance sheet.

This is also reflected in the table below.

The swaps themselves are recognized as derivative financial instruments on the balance sheets. Initially, they are recognized at the fair value at the date when the derivative contract was committed.

On each closing date, they are revaluated at the fair value of that moment.

The fair value of the interest swaps is calculated as the present value of estimated future cash flows. The fair value of the currency swaps is determined using forward exchange market rates at the balance sheet dates.

The fair value of these instruments reflects the estimated amounts that the Group would receive on maturity date – when settling favourable contracts – or that the Group would have to pay – when terminating unfavourable contracts.

The fair value of the swaps is referred to in the balance sheet item : non-current derivative financial instruments for an amount of €13.8 million: €-0.1 million for the US private placement and €13.9 million for the other interest swaps in 2014.

US Private Placement Notes	Maturity date	Amount covered by swaps from US dollar fixed interest rate to euro fixed interest rate

20 million USD	28 July 2016	20 million USD	-

Hedges	Type	Recognition in the accounts related to:	Recognition in the accounts at the level of:

Hedges by swaps from US dollar fixed interest rate to euro fixed interest rate	Cash flow hedge	a) the fair value of the swap b) the effective part of the changes in fair value of the derivative Financial instrument	a) derivative financial instruments on the balance sheet b) equity on the balance sheet

Hedge of the syndicated loan

Beside the hedges related to the US private placement, more interest swaps were closed for the hedging of the interest risk on the syndicated loan. As per 31 December 2014, there were swaps for a total amount of €195.0 million. All swaps cover a variable interest rate into a fixed interest rate. The effective part of the changes in fair value of the derivative financial instrument is recognized in equity on the balance sheet.

(in thousand euro)	Liabilities

Balance at 31 December 2012	8 569

Fair value hedges	-285

of which : gross amount, non-current	-

of which : gross amount, current	-432

of which : deferred tax effect	147

Cash flow hedges	-1 791

of which : gross amount US Private Placement, non-current	-376

of which : gross amount US Private Placement, current	62

of which : gross amount syndicated loan, non-current	-2 400

of which : gross amount syndicated loan, current	-

of which : deferred tax effect	923

Balance at 31 December 2013	6 493

Fair value hedges	535

of which : gross amount, non-current	-

of which : gross amount, current	811

of which : deferred tax effect	-276

Cash flow hedges	2478

of which : gross amount US Private Placement, non-current	-176

of which : gross amount US Private Placement, current	-62

of which : gross amount syndicated loan, non-current	3 992

of which : gross amount syndicated loan, current	-

of which : deferred tax effect	-1 276

Balance at 31 December 2014	9 506

 Additional disclosures on Financial instruments

2014			Amounts recognized in the balance sheet according to IAS 39
(in thousand euro)	Category in occord. with IAS 39	Carrying amount 31.12 2014	Amortized cost	Cost	Fair value gecogn.in equity	Fair value recogn.in profit or loss	Amounts recognized in balance sheet according to IAS 17	Fair value at 31.12 2014

Other non-current assets	LaR	1 945	1 945					1 945

Trade receivables	LaR	172 122	172 122					172 122

Other receivables	LaR	11 775	11 775					11 775

Cash and cash equivalents	LaR	36 494	36 494					36 494

Finance lease liabilities	n.a.	2 118					2 118	1 906

Retail bonds	FLAC	600 000	643 067					643 067

Bank borrowings	FLAC	418 088	445 761					445 761

Derivative financial liabilities (hedge accounting)	n.v.t.	14 404			14 404			14 404

Trade payables	FLAC	315 804	315 804					315 804

Other non interest bearing liabilities	FLAC	174 496	174 496					174 496

Of which : aggregated by category in accordance with IAS 39

Held to maturity	HtM

Loans and receivables	LaR	222 336	222 336					222 336

Financial liabilities at amortized cost	FLAC	1 508 388	1 581 128					1 581 128

Legend:

AfS	Available for Sale

LaR	Liabilities and Receivables

FLAC	Financial Liabilities at Amortized Cost

HtM	Hold to Maturity

n.a.	not applicable

IFRS 7 requires the disclosure of the fair value measurements by level of the following fair value measurement hierarchy: Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;

Level 2: other techniques for which all inputs that have a significant effect on the recorded fair value are observable, either directly or indirectly;

Level 3: techniques which uses inputs which have a significant effect on the recorded fair value are not based on observable market data.

All financial instruments measured at fair value are level 2, both this year and last year.

2013			Amounts recognized in the balance sheet according to IAS 39
(in thousand euro)	Category in occord. with IAS 39	Carrying amount 31.12 2013	Amortized cost	Cost	Fair value gecogn.in equity	Fair value recogn. in profit or loss	Amounts recognized in balance sheet according to IAS 17	Fair value at 31.12 2013

Available-for-sale financial assets	AfS	1 940		1 940				n.a.

Other non-current assets	LaR	11 634	11 634					11 634

Trade receivables	LaR	210 223	210 223					210 223

Other receivables	LaR	14 202	14 202					14 202

Cash and cash equivalents	LaR	77 374	77 374					77 374

Finance lease liabilities	n.a.	2 829					2 829	2 263

Retail Bond	FLAC	600 000	661 415					661 415

Bank borrowings	FLAC	456 283	482 035					482 035

Derivative financial liabilities (hedge accounting)	n.v.t.	9 837			9 837			9 837

Trade payables	FLAC	309 707	309 707					309 707

Other non interest bearing liabilities	FLAC	15 001	15 001					15 001

Of which : aggregated by category in accordance with IAS 39

Available for sale	AfS	1 940		1 940				n.a.

Held to maturity	HtM

Loans and receivables	LaR	313 433	313 433					313 433

Financial liabilities at amortized cost	FLAC	1 380 991	1 468 158					1 468 158

Finance leases

Assets

The property, plant and equipment include the following amounts where the Group is a lessee under a finance lease:

(in thousand euro)	31 December 2014	31 December 2013

Cost - capitalized finance leases	8 651	8 952

Accumulated depreciation	-3 807	-3 774

Net amount of assets in leasing	4 844	5 178

The net amount of the finance leases concern following investments :

(in thousand euro)	31 December 2014	31 December 2013

Land	32	32

Buildings	4 715	5 013

Plant, machinery and equipment	24	5

Furniture and vehicles	73	128

Net amount of assets in leasing	4 844	5 178

Liabilities Finance lease liabilities - minimum lease payments:

(in thousand euro)	31 December 2014	31 December 2013

Not later than 1 year	862	881

Later than 1 year and not later than 5 years	1 430	2 264

Later than 5 years	0	0

Total minimum lease payments	2 292	3 145

Future finance charges on finance leases	-174	-316

Present value of finance lease liabilities	2 118	2 829

The present value of finance lease liabilities is as follows:

(in thousand euro)	31 December 2014	31 December 2013

Not later than 1 year	772	748

Later than 1 year and not later than 5 years	1 346	2 081

Later than 5 years	0	0

Present value of finance lease liabilities	2 118	2 829

Operating leases The operating leases concern mainly buildings, warehouses and company cars. The non-cancellable operating leases are payable as follows:

(in thousand euro)	31 December 2014	31 December 2013

Not later than 1 year	12 762	10 622

Later than 1 year and not later than 5 years	34 531	31 292

Later than 5 years	9 294	11 616

Operating leases - minimum lease payments	56 587	53 530

6.12 Other current payables

(in thousand euro)	31 December 2014	31 December 2013

Other payables	95 686	15 008

Accrued charges	22 624	23 611

Other current payables	118 310	38 619

Other current payables include amongst others payables related to acquisitions completed in this and previous periods.

7.  Miscellaneous items

7.1  Contingencies

There are no pending disputes with tax authorities in 2014.

7.2  Off balance sheet rights and obligations

●	The bank loans of Omega Pharma SAS (France) are backed up by a Letter of Intent to the value of 60 million euro by Omega Pharma NV.

●	Omega Pharma NV has signed a liability statement on behalf of a number of subsidiaries in, Ireland, United Kingdom, Austria, Italy, Greece and Germany, i.e.:

Herbs Trading GmbH

Chefaro Ireland Ltd

Chefaro Pharma Italia SrL

Omega Pharma Hellas SA

Omega Pharma Deutschland GmbH

Paracelsia Pharma GmbH

Omega Pharma Manufacturing GmbH & Co KG

Omega Pharma Ltd

●	In addition a number of items have been entered into the ordinary course of business (such as factoring).

7.3  Business combinations

In 2014, Omega Pharma acquired a number of companies:

●	Ymea BV, a Ditch company and owner of the Ymea brand (consolidated as of 1 April 2014)

●	OCE-Bio BVBA and OCE-Bio Nederland BV, focused on health retail in pharmacies in Belgium and the Netherlands (consolidated as of 1 January 2014 – included in ‘others’ in table below)

●	Despharma Kft and Despharma BV (consolidated as of 1 July 2014)

●	Uçkan Medikal Sanayi Ve Ticaret Anonim Sirketi and Primeks Dis Ticaret Anonim Sirketi (consolidated as of 1 December 2014 – included in ‘others’ in table below)

●	A few small companies with minor impact on the balance sheet.

In conformity with IFRS 3, the purchase price allocation and the goodwill calculation were done on a preliminary basis and may still be modified within twelve months following the acquisition date.

Overview of business combinations:

	Ymea BV			Despharma Kft and Despharma BV

(in € thousand)	Book value	Fair value adjust- ments	Fair value	Book value	Fair value adjust- ments	Fair value

Non-current assets	2	30 706	30 708	142	0	142

Intangible assets	0	30 686	30 686	140	0	140

Property, plant and equipment	2	0	2	2	0	2

Other non-current assets	0	0	0	0	0	0

Deferred tax assets	0	20	20	0	0	0

Current assets	3 953	-2 371	1 582	2 002	0	2 002

Cash and cash equivalents	1 608	0	1 608	187	0	187

Other current assets	2 345	-2 371	-26	1 815	0	1 815

Non-current liabilities	0	7 672	7 672	0	0	0

Deferred tax liabilities	0	7 672	7 672	0	0	0

Other non-current liabilities	0	0	0	0	0	0

Current liabilities	3 239	80	3 319	129	170	299

Net assets acquired	716	20 583	21 299	2 015	-170	1 845

Goodwill			10 103			5 994

Total consideration			31 402			7 839

Overview of business combinations (continued):

	OCE-Bio BVBA and OCE-Bio Nederland BV			Uçkan Medikal Sanayi Ve and Primeks Dis			Others

		Fair			Fair			Fair
(in € thousand)	Book	value	Book	Book	value	Book	Book	value	Fair
	value	adjust-	value	value	adjust-	value	value	adjust-	value
		ments			ments			ments

Non-current assets	1 528	225	1 753	4	0	4	43	0	43

Intangible assets	889	-35	854	4	0	4	0	0	0

Property, plant and equipment	245	0	245	0	0	0	0	0	0

Other non-current assets	394	0	394	0	0	0	0	0	0

Deferred tax assets	0	260	260	0	0	0	0	0	0

Current assets	3 706	-80	3 626	6 436	0	6 436	176	0	176

Cash and cash equivalents	110	0	110	2 688	0	2 688	125	0	125

Other current assets	3 596	-80	3 516	3 748	0	3 748	51	0	51

Non-current liabilities	206	0	206	0	0	0	0	0	0

Deferred tax liabilities	0	0	0	0	0	0	0	0	0

Other non-current liabilities	206	0	206	0	0	0	0	0	0

Current liabilities	3 252	672	3 924	1 466	0	1 466	85	0	85

Net assets acquired	1 776	-527	1 249	4 974	0	4 974	134	0	134

Goodwill			6 912			13 354			5 558

Total consideration			8 161			18 328			5 692

	2014			2013

		Fair value			Fair value
(in € thousand)	Book value	adjust-	Fair value	Book value	adjust-	Fair value
		ments			ments

Non-current assets	1 719	30 931	32 650	26 249	2 029	28 278

Intangible assets	1 076	30 651	31 727	26 249	2 029	28 278

Property, plant and equipment	249	0	249	0	0	0

Other non-current assets	394	0	394	0	0	0

Deferred tax assets	0	280	280	0	0	0

Current assets	16 273	-2 451	13 822	0	0	0

Cash and cash equivalents	4 718	0	4 718	0	0	0

Other current assets	11 555	-2 451	9 104	0	0	0

Non-current liabilities	206	7 672	7 878	0	0	0

Deferred tax liabilities	0	7 672	7 672	0	0	0

Other non-current liabilities	206	0	206	0	0	0

Current liabilities	8 171	922	9 093	0	0	0

Net assets acquired	9 615	19 886	29 501	26 249	2 029	28 278

Goodwill			41 921			1 778

Total consideration			71 422			30 056

7.4  List of consolidated companies

Following companies are consolidated according to the global consolidation method:

Abtei Omega Pharma GmbH	100%
Abtei 1 - 37696 Marienmünster (Germany)

ACO Hud Nordic AB	100%
Box 622 - 194 26 Upplands Väsby (Sweden)

ACO Hud Norge AS	100%
Økern Bus 95 - NO-0509 Oslo (Norway)

ACO Pharma OY	100%
Gårdsbrinken 1A - FI02240 Esbo (Finland)

AdriaMedic SA	100%
Zare Ouest 19 - 4384 Ehlerange (Luxembourg)

Adriatic BST d.o.o.	100%
Verovškova ulica 55 - 1000 Ljubljana (Slovenia)

Adriatic Distribution Beograd d.o.o.	100%
Ljubostinjska 2/C5 - 1100 Belgrado (Serbia)

Auragen Pty Ltd	100%
Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)

Aurios Pty Ltd	100%
Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)

Aurora Pharmaceuticals Ltd	100%
Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)

Belgian Cycling Company NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)

Bional Nederland BV	100%
Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)

Biover NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)

Bioxydiet SARL	100%
Avenue de Lossburg 470 - 69480 Anse (France)

Bittner Pharma LLC	100%
Business Center ‘Novosuschevskiy’ - 127018 Moskou (Russia)

Chefaro Ireland Ltd	100%
Northwood Office Park, the Crescent building, first floor, block A Dublin 9 (Ireland)

Chefaro Pharma Italia SRL	100%
Viale Castello della Magliana 18 - 00148 Roma (Italy)

Cinetic Laboratories Argentina SA	100%
Av. Triunverato 2736 - City of Buenos Aires (Argentina)

Cosmediet - Biotechnie SAS	100%
Avenue de Lossburg 470 - 69480 Anse (France)

Damianus BV	100%
Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)

Despharma Kft.	100%
Madarász u. 47-49 - 1138 Budapest (Hungary)

Etixx NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)

Herbs Trading GmbH	100%
Ossiacher Straße 7 - 9560 Feldkirchen (Austria)

Hipocrate 2000 SRL SC	100%
6A Prahova Street, sector 1 - Bucharest (Romania)

Hud SA	100%
Zare Ouest 19 - 4384 Ehlerange (Luxembourg)

Insect Repellents BV	100%
Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)

Interdelta SA	82.35%
Route André Piller 21 - 1762 Givisiez (Switzerland)

Jaïco RDP NV	100%
Nijverheidslaan 1545 - 3660 Opglabbeek (Belgium)

JLR Pharma SA	100%
Route André Piller 21 - 1762 Givisiez (Switzerland)

Laboratoire de la Mer SAS	100%
ZAC de la Madeleine - Avenue du Général Patton - 35400 Saint Malo (France)

Laboratoires Omega Pharma France SAS	100%
Rue André Gide 20, BP 80 - 92320 Châtillon (France)

Medgenix Benelux NV	100%
Vliegveld 21 - 8560 Wevelgem (Belgium)

Modi Omega Pharma (India) Private Limited	50%
1400 Modi Tower - 98 Nehru Place - New Delhi - 110019 (India)

OCE-Bio BVBA	100%
Nijverheidsstraat 96 – 2160 Wommelgem (Belgium)

OCE-Bio Nederland BV	100%
De Gagelrijzen 146 - 4711 PS Sint-Willebrord (The Netherlands)

Omega ACO AS	100%
Slotsmarken 18 - DK-2980 Hörsholm (Denmark)

Omega Alpharm Cyprus Ltd	100%
Agiou Mamandos Office 52, Office 103 - 2230 Lakatamia (Cyprus)

OmegaLabs Pty Ltd	51%
Wedgewood Office Park
Muswell Road South 3 - Johannesburg (South Africa)

Omega Pharma A.S.	100%
Dražni 253/7 - 627 00 Brno (Czeck Republic)

Omega Pharma Australia Pty Ltd	100%
Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)

Omega Pharma Austria Healthcare GmbH	100%
Rennweg 17 - 1030 Vienna (Austria)

Omega Pharma Baltics SIA	100%
Karla Ulmana gatve 119 - Marupe - Mārupes district - LV-2167 (Latvia)

Omega Pharma Belgium NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)

Omega Pharma Capital NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)

Omega Pharma Deutschland GmbH	100%
Bentzstraße 25 – 71083 Herrenberg (Germany)

Omega Pharma España SA	100%
Plaza Javier Cugat, 2 - Edificio D - Planta Primera -
08174 Sant Cugat del Vallés (Spain)

Omega Pharma GmbH	100%
Reisnerstrasse 55-57 - 1030 Vienna (Austria)

Omega Pharma Hellas SA	100%
19 km of Athens - Lamia Nat. Road - 14671 Nea Erythraia (Greece)

Omega Pharma Holding Nederland BV	100%
Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)

Omega Pharma Hungary Kft.	100%
Madarász u. 47-49 - 1138 Budapest (Hungary)

Omega Pharma Innovation and Development NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)

Omega Pharma International NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)

Omega Pharma Ireland Ltd. Sàrl	100%
Sir John Rogerson’s Qay 70 - Dublin 2 (Ireland)

Omega Pharma Kişisel Bakim Ürünleri Sanayi ve Ticaret Ltd. Şirketi	100%
Merdiventöy Mah. Bora Sok. No 1A, Ofis Blok Kat.5 Göztepe -
34732 Kadiköy/Istanbul (Turkey)

Omega Pharma Ltd	100%
Vauxhall Bridge Road 32 - SW1V 2SA London (United Kingdom)

Omega Pharma Luxembourg SARL	100%
Zare Ouest 19 - 4384 Ehlerange (Luxembourg)

Omega Pharma Manufacturing GmbH & Co. KG	100%
Benzstraße 25 - 71083 Herrenberg (Germany)

Omega Pharma Manufacturing Verwaltungs GmbH	100%
Benzstraße 25 - 71083 Herrenberg (Germany)

Omega Pharma NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)

Omega Pharma Nederland BV	100%
Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)

Omega Pharma New Zealand Ltd	100%
183 Grenada Street - Arataki Tauranga 3116 (New-Zealand)

Omega Pharma Nordic AB (formerly ACO Hud AB)	100%
Box 7009 - 164 07 Kista (Sweden)

Omega Pharma Poland Sp.z.o.o.	100%
BTD Office Center, 4th Floor, Al. Niepodleglosci 19 - 02-653 Warszawa (Poland)

Omega Pharma Portuguesa Lda	100%
Edificio Neopark - Av. Tomás Ribeiro 43 - 2795-574 Carnaxide (Portugal)

Omega Pharma Singapore Pte Ltd	100%
26 Eng Hoon Street - Singapore 169776 (Singapore)

Omega Pharma SAS	100%
Rue André Gide 20, BP 80 - 92321 Châtillon (France)

Omega Pharma s.r.o. (Slovakia)	100%
Tomasikova 26 - 821 01 Bratislava (Slovakia)

Omega Pharma Trading NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)

Omega Pharma Ukraine LLC	100%
9 Borispolskaya str., Kiev City 02099 (Ukraine)

Omega Teknika Ltd	100%
Northwood Office Park, the Crescent building, first floor, block A
Dublin 9 (Ireland)

Paracelsia Pharma GmbH	100%
Lighthouse - Derendorfer Allee 6 - 40476 Dusseldorf (Germany)

Pharmasales Pty Ltd	100%
Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)

Promedent SA	100%
Zare Ouest 19 - 4384 Ehlerange (Luxembourg)

Richard Bittner AG	100%
Reisnerstrasse 55-57 - 1030 Vienna (Austria)

Rubicon Healthcare Holdings Pty Ltd	100%
Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)

Samenwerkende Apothekers Nederland BV	100%
Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)

The Learning Pharmacy Ltd	100%
Vauxhall Bridge Road 32 - SW1V 2SA London (United Kingdom)

Verelibron Srl	100%
Viale Castello della Magliana 18 - 00148 Rome (Italy)

ViaNatura NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)

Wartner Europe BV	100%
Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)

Ymea BV	100%
Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)

Following companies have been removed from the consolidation circle in the course of 2014:

-	Despharma BV (acquired in 2014 and merged with Despharma Kft.)
-	SeaZen BVBA (acquired in 2014 and merged with OCE-Bio BVBA)
-	Uçkan medical Sanayi Ve Ticaret Anonom Sirketi and Primeks Dis Ticaret Anonom Sirketi (acquired in 2014 and merged with Omega Pharma Kişisel Bakim Ürünleri Sanayi ve Ticaret Ltd. Şirketi)

7.5  Significant events after balance sheet date

There are no significant events after balance sheet date.

7.6  Related parties

Related parties refer to the members of the executive committee and the non-executive members of the board of directors. In 2014, a total amount of 2.4 million has been paid to related parties, of which €2.3 million to members of the executive committee and €0.1 million to non-executive members of the board of directors. In 2013, the total amount paid to related parties was €2.6 million (€2.5 million to members of the executive committee and €0.1 million to non-executive members of the board of directors). The amounts mentioned cover both base and variable remuneration components as well as resignation compensations, and equal the total cost to the Company. No social security expenses nor retirement benefit expenses are due by the Company.

In the course of 2014 and 2013 no warrants have been granted to the members of the executive committee nor to the non-executive members of the board of directors.

In the event of any requests for resignation of a member of the executive committee, a settlement will be applied that corresponds in most cases with the fixed remuneration component for one year. No other settlements are in place.

There are no other related parties except members of the executive committee and non-executive members of the board of directors.

7.7  Warrants – Share based payments

As per 31 December 2014 and 2013 there are no warrants outstanding.

7.8   Dividend – Share-based payments

In 2014, an interim dividend of 44.0 million euro was paid over the period 2014.

To the annual shareholders’ meeting of 28 April 2015, the board of directors will propose not to pay out a dividend of over the period 2014.

7.9   Shareholders’ structure

Based on the most recent notifications, the shareholders’ structure as per 31 December 2014 was as follows:

Situation at 31 December 2013	Number of shares	Percentage of the total

Alychlo NV (shares A)	334 488 868	46.74%

HoldCo I BE NV (shares B)	339 790 841	47.48%

Management (shares C)	11 068 548	1.55%

Total A - B - C shares	685 348 257	95.77%

Treasury shares (shares D)	30 243 983	4.23%

Total number of outstanding shares and voting rights	715 592 240	100.00%

Marc Coucke is the principal shareholder, the chairman of the board of directors and managing director of Alychlo NV. Alychlo NV is the main shareholder of Omega Pharma Invest NV.

61.6 per cent of the shares of Holdco I BE NV are owned by Holdco I BE B.V., a private company under Dutch law with statutory address 1097 JB Amsterdam, Prins Bernhardplein 200 Amsterdam (The Netherlands). All shares of Holdco I BE B.V. are held by Waterland Private Equity Fund V C.V., a partnership with limited liability under Dutch law with staturory address Nieuwe’s Gravelandseweg 17, 1405 HK Bussum (The Netherlands). Waterland Private Equity Fund V C.V. is an investment fund managed by Waterland Private Equity Investments B.V.

38.4 per cent of the shares of Holdco I BE NV are owned by Hao Investments S.a.r.l., a limited company under Luxembourg law with the sole purpose to invest in Holdco I BE NV. The shares of Hao Investments S.a.r.l. are held by a number of investment funds advised or managed by Hamilton Lane Advisors LLC, HarbourVest Partners LLC en StepStone Group LLC, three American advisors and managers of private equity investments.

7.10  Information on the auditor’s remuneration and related services

The statutory auditor is PricewaterhouseCoopers Bedrijfsrevisoren BCVBA, represented by Peter Opsomer.

(in €)

Audit fee for the Group audit 2014

Omega Pharma Invest Group	766 415

Audit fee for PricewaterhouseCoopers Bedrijfsrevisoren	292 565

Audit fee for parties related to PricewaterhouseCoopers Bedrijfsrevisoren	473 850

Additional services rendered by the Auditor to the Group

Other engagements to the Auditor’s mandate	261 962

Tax advisory services

Other services

Additional services rendered by parties related to the Auditor to the Group

Other engagements linked to the Auditor’s mandate	55 925

Tax advisory services	60 984

Other services	280 124

The audit committee of Omega Pharma NV confirmed that the above-listed additional services do not impair the independence of the statutory auditor.

7.11  Changes in accounting policies

No changes in accounting policies occurred in 2014.

YOUR VOTE IS IMPORTANT

Please take a moment prior to the Cut-Off Time specified in the proxy statement to vote your ordinary shares of Mylan N.V.

for the upcoming extraordinary general meeting of shareholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-xxx-xxx-xxxx, on a touch-tone phone. If outside the U.S. or Canada, call 1-xxx-xxx-xxxx. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet—Please access https://www.proxyvotenow.com/myl, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Mylan N.V., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED▼

To vote, mark blocks below in blue or black ink as follows

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

Proposal 1.	FOR	AGAINST	ABSTAIN
Approval under article 2:107a of the Dutch Civil Code of the acquisition, directly or indirectly (whether by way of an offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo Company plc (“Perrigo”) outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and the issuance of Mylan N.V. ordinary shares to Perrigo shareholders as part of the consideration in the Acquisition.	☐	☐	☐

Date:	, 2015

Signature

Signature (if held jointly)

Title

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

“Preliminary Copy - Subject to Completion”

MYLAN N.V.

PROXY FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

To Be Held On [●], 2015

at [●] Central European Time (CET)

at [●]

This Proxy is Solicited on Behalf of the Board of Directors of Mylan N.V.

The undersigned hereby appoints ROBERT J. COURY and RODNEY L. PIATT, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all ordinary shares of MYLAN N.V. (“Mylan”) which the undersigned is entitled to vote and act at the extraordinary general meeting of shareholders of Mylan to be held on [●], 2015, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:

IF PROPERLY EXECUTED AND RECEIVED BY MYLAN PRIOR TO THE CUT-OFF TIME SPECIFIED IN THE PROXY STATEMENT THIS PROXY WILL BE VOTED FOR PROPOSAL 1 UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

(Continued and to be signed on the reverse side)